SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the registrant ☒                            Filed by a party other than the registrant ☐

Check the appropriate box:

☒	Preliminary proxy statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)

☐	Definitive proxy statement

☐	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

ALTRUST FINANCIAL SERVICES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of filing fee (Check the appropriate box):

☐	No fee required

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, $.01 par value

(2)	Aggregate number of securities to which transactions applies:

658,617 shares

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

$17.25 per share, which is the per share price to be paid in the transaction subject to this Schedule 14A filing

(4)	Proposed maximum aggregate value of transaction:

$11,361,144

(5)	Total fee paid:

$348

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement no.:

(3)	Filing Party:

(4)	Date Filed:

ALTRUST FINANCIAL SERVICES, INC.

811 2nd Avenue S.W.

Cullman, Alabama 35055-4222

(256) 737-7000

[                    ], 2007

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders to be held on                     ,                  , 2007 at          a.m. local time, at                     ,                     , Alabama.

The purpose of the special meeting is for shareholders to vote on an Agreement and Plan of Reorganization, which provides for the suspension of our obligation to file periodic reports with the SEC under the Securities Exchange Act of 1934, and our reorganization into an S-corporation for federal income tax purposes.

If the reorganization plan is approved by our shareholders, you will either continue to hold your shares of Altrust or you will receive $17.25 for each share of Altrust common stock that you hold. If you (1) are not eligible to hold stock in an S-corporation, (2) hold 6,400 or fewer shares of Altrust common stock and are not an Altrust director or executive officer, or (3) fail to timely sign, date, and return the appropriate documentation, you will receive cash for your shares.

The board of directors has established [Record Date] as the record date for determining shareholders who are entitled to notice of the special meeting and to vote on the reorganization plan. We have enclosed the following materials relating to the special meeting and the reorganization plan:

•	a notice of meeting;

•	a proxy statement describing the matters to be voted on at the meeting;

•	a proxy card for voting at the special meeting (the blue form);

•	a shareholders’ agreement (the pink form); and

•	a questionnaire and election form (the yellow form).

At the meeting, you will be asked to vote upon the proposals outlined in the notice of meeting and described in detail in the proxy statement. We hope you will attend the meeting and vote your shares in person. In any case, we would appreciate you completing the enclosed proxy card and returning it to us as soon as possible. This action will ensure that your preferences will be expressed on the matters that are being considered. If you attend the meeting, you may vote your shares in person even if you have previously returned your proxy card.

If you have any questions about the special meeting, please call or write us. Although we cannot advise you regarding the merits of the options available to you in connection with the reorganization plan, we can assist you in completing the attached documents.

Your continued support of Altrust is very important. I look forward to welcoming you at the meeting.

Sincerely,

/s/ J. Robin Cummings
J. Robin Cummings
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The proxy statement is dated [•], 2007, and is first being mailed to stockholders on or about [•], 2007.

ALTRUST FINANCIAL SERVICES, INC.

811 2nd Avenue S.W.

Cullman, Alabama 35055-4222

(256) 737-7000

NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD [                    ], 2007

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Altrust Financial Services, Inc., an Alabama corporation (“Altrust”), will be held on                     ,                          , 2007, at [         a.m.] local time, at                     ,                     , Alabama, for the following purposes:

(1)	to consider and vote and upon a proposal to approve the Agreement and Plan of Reorganization, dated November 13, 2007, by and between Altrust and Holly Pond Corp., an Alabama corporation, as may be amended from time to time;

(2)	to consider and vote upon a proposal to approve an adjournment of the special meeting, if necessary, in order to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the Agreement and Plan of Reorganization; and

(3)	to transact any other business as may properly come before the special meeting or any adjournments of the meeting.

The board of directors has set the close of business on [Record Date] as the record date for determining the shareholders who are entitled to notice of, and to vote at, the meeting or any adjournment of the meeting.

We hope that you will be able to attend the meeting. We ask, however, whether or not you plan to attend the meeting, that you mark, date, sign, and return the enclosed proxy as soon as possible. Promptly returning your proxy will help ensure the greatest number of shareholders are present whether in person or by proxy.

Shareholders of Altrust are entitled to statutory dissenters’ rights under the reorganization plan. If the shareholders of Altrust approve the reorganization plan, shareholders who elect to dissent are entitled to receive the fair value of their shares of common stock if they comply with the provisions of Article 13 of the Alabama Business Corporation Act relating to dissenters’ rights. We have attached a copy of the relevant sections of Article 13 of the Alabama Business Corporation Act as Annex D to the accompanying proxy statement.

If you attend the meeting in person, you may revoke your proxy at the meeting and vote your shares in person. You may revoke your proxy at any time before the proxy is exercised.

By Order of the Board of Directors,

/s/ J. Robin Cummings
J. Robin Cummings
President and Chief Executive Officer

[Proxy Date], 2007

(con’t)

- ii -

Subject to completion, dated November 13, 2007

ALTRUST FINANCIAL SERVICES, INC.

811 2nd Avenue S.W.

Cullman, Alabama 35055-4222

(256) 737-7000

PROXY STATEMENT

FOR SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [                    ], 2007

SUMMARY

This summary, together with “Questions and Answers About the Meeting,” “Questions and Answers About the Reorganization,” and “Questions and Answers About the Subchapter-S Election,” summarizes the material information in this proxy statement. You should carefully read this entire proxy statement and the other documents to which the proxy statement refers you for a more complete understanding of the matters being considered at the special meeting. In addition, this proxy statement incorporates by reference important business and financial information about us. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in “Where You Can Find Additional Information.”

References to “Altrust”, “we,” “our” or “us” in this proxy statement refer to Altrust Financial Services, Inc. and its subsidiaries unless otherwise indicated by context.

Reorganization

The reorganization plan provides for substantially reducing the number of our shareholders to below 300 holders so that we can suspend our obligation to file periodic reports with the SEC under the Securities Exchange Act of 1934. The reorganization is also intended to permit us to elect to be taxed under Subchapter S of the Internal Revenue Code of 1981 or the “Code.” The reorganization will be accomplished through the merger of Holly Pond Corp., an Alabama corporation and our wholly owned subsidiary that we organized solely to facilitate the reorganization stock (referred to in this proxy statement as Holly Pond), with and into Altrust. If the reorganization plan is approved by our shareholders, certain shares of Altrust common stock held by our smaller shareholders and persons who are not or who elect not to become eligible shareholders for Subchapter S purposes will be converted into the right to receive $17.25 in cash. See “The Reorganization Plan—The Reorganization” beginning on page 52.

Purpose of the Reorganization Plan

The primary purposes of the reorganization plan are to eliminate our obligation to file periodic reports with the SEC under the Securities Exchange Act, which we expect will result in a significant decrease in expenses and administrative burdens related to ongoing regulatory compliance and reporting matters we seek to promote more efficient capital utilization and enhance shareholder value by reducing the combined taxes we and our shareholders currently pay by electing to be taxed under Subchapter S of the Internal Revenue Code. See “Special Factors—Purpose of the Reorganization Plan” beginning on page 15.

Parties to the Merger

Altrust Financial Services, Inc. We were incorporated in 1985 as Cullman Bancshares, Inc., an Alabama corporation, and changed our name in 1996 to Altrust Financial Services, Inc. We are a bank holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, and a financial holding company registered under the Gramm-Leach-Bliley Act of 1999. We primarily conduct our business through our wholly owned bank subsidiary, Peoples Bank of North Alabama, referred to in this proxy statement as Peoples Bank. We have three other wholly owned subsidiaries: Southern Insurance of Cullman, Inc., Southern Appraisal Services, Inc. and Holly Pond.

Holly Pond Corp. Holly Pond is a new Alabama corporation formed solely to facilitate the reorganization and which is wholly owned by Altrust. Prior to the reorganization, Holly Pond will have not business operations. Pursuant to the reorganization plan, Holly Pond will merge with and into Altrust and will cease to exist as a separate entity thereafter.

Cash Conversion

Each outstanding share of Altrust common stock held by shareholders who are not eligible to be S-corporation shareholders or who do not timely sign and return the shareholders’ agreement and a properly completed questionnaire and election form will be exchanged for cash at a rate of $17.25 per share. Additionally, each outstanding share of Altrust common stock held by a shareholder (other than one of our directors or executive officers) who is the record holder of 6,400 or fewer shares of Altrust common stock will be entitled only to receive for cash at a rate of $17.25 per share upon the reorganization’s effective time. If you hold 6,400 or fewer shares, you may remain a shareholder if you have a family member who will satisfy the requirements to remain one of our shareholders (including holding more than 6,400 shares) and that family member elects to aggregate your shares with his. See “The Reorganization Plan—Cash Conversion” beginning on page 53.

Continuing Shareholders

Each shareholder who is either the holder of more than 6,400 shares of Altrust common stock (directly or through a permitted aggregation with a family member who holds more than 6,400 shares of common stock) or one of our directors or executive officers will remain a shareholder after the reorganization, provided that the shareholder is eligible to be an S-corporation shareholder and timely signs and returns the shareholders’ agreement and a properly completed questionnaire and election form. A shareholder must be a citizen or resident of the United States to be an eligible S-corporation shareholder. Generally, while certain trusts and estates can be S-corporation shareholders, corporations, partnerships, most limited liability companies, REITs and nonresident aliens may not be S-corporation shareholders. IRAs are not eligible to be shareholders after the reorganization, and the beneficiaries who wish to remain shareholders after the reorganization must move the shares of Altrust common stock outside the IRA prior to the reorganization. We urge you to consult with your own tax advisor as to the manner and tax consequences of selling your IRA shares in order to hold such shares individually in a manner eligible to continue as an Altrust shareholder.

See Exhibit 1 to Annex C for guidance on whether certain trusts or estates qualify to be S-corporation shareholders. If you believe your trust is eligible to be an S-corporation shareholder, please attach the relevant trust agreement to the questionnaire and election form. See “The Reorganization Plan” beginning on page 52.

The Merger Consideration

The cash price per share of $17.25 was determined and set by our board of directors after considering numerous factors as described in greater detail under “Special Factors—Recommendation of the Board of Directors; Fairness of the Reorganization Plan” beginning on page 19. The board engaged a financial advisor, FTN Midwest Securities Corp., referred to in this proxy statement as FTN, to advise us as to the structure and terms of the reorganization and to give an opinion as to the fairness of the merger consideration to our shareholders. Because we have various relationships with FTN, including engaging FTN as placement agent for the sale of the trust preferred securities, the proceeds of which will be used to fund the reorganization, the board also engaged an independent financial advisor, FIG Partners, LLC, referred to in this proxy statement as FIG, to give an independent opinion as to the fairness of the merger consideration to our shareholders. Finally, the trustees of the Altrust ESOP engaged Mercer Capital Management, Inc., referred to in this proxy statement as Mercer, to give an opinion, on which the board was permitted to rely, as to the fairness of the merger consideration to the Altrust ESOP. Summaries of the opinions are provided under “Special Factors—The FTN Opinion,” “Special Factors—The FIG Opinion” and “Special Factors—The Mercer Opinion,” beginning on pages 21, 31 and 35, respectively.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q:	Why have I received this proxy statement?

A:	We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your vote for use at our special meeting of shareholders.

This proxy statement summarizes information that you need to know to vote your share at the meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

Q:	What is the time and place of the special meeting?

A:	The special meeting will be held on held on , , 2007, at [ a.m] local time, at , , Alabama.

Q:	What am I being asked to vote on?

A:	You are being asked to vote on a proposal to approve the reorganization plan, pursuant to which our obligations to file periodic reports with the SEC under the Securities Exchange Act will be suspended, and we will become eligible to, and will, elect for 2008, or the earliest period permitted, to be taxed as an S-corporation for Federal income tax purposes. You are also being asked to vote on a proposal to approve the adjournment of the special meeting, if necessary, in order to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the reorganization plan.

Q:	Who may be present at the special meeting and who may vote?

A:	All holders of Altrust common stock may attend the special meeting in person. However, only holders of Altrust common stock of record as of the record date, [Record Date], may cast their votes in person or by proxy at the special meeting. Shareholders are entitled to one vote for each share of common stock held as of the record date. On the record date, there were [•] shares of Altrust common stock outstanding. These shares were held of record by approximately 627 persons.

Q:	How many votes are required to approve the reorganization plan?

A:	The approval of the reorganization plan requires the affirmative vote of the holders two-thirds of the shares of Altrust common stock entitled to vote on the matter. Additionally, because all of our directors and executive officers will continue as shareholders after the reorganization (even if they currently hold 6,400 or fewer shares), and because they have interests that may be different than those of Altrust’s other shareholders, the merger agreement requires the approval by a majority of votes entitled to be cast by shareholders who are not eligible to maintain their shares in Altrust to approve and adopt the reorganization plan. In this proxy statement, we refer to those shareholders who hold 6,400 or fewer shares (other than our directors and executive officers) or who are otherwise not eligible to be S-corporation shareholders as “unaffiliated shareholders.”

Q:	How many votes are required to approve the adjournment proposal?

A:	The approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Altrust common stock present or represented by proxy at the meeting and entitled to vote on the matter.

Q:	Who is soliciting my proxy?

A:	Our board of directors is soliciting your proxy.

Q:	What is the recommendation of our board of directors regarding the reorganization plan?

A:	Our board of directors has determined that the reorganization plan is advisable and in the best interests of Altrust and its shareholders. The board has therefore unanimously approved the reorganization plan and recommends that you vote FOR approval of the reorganization plan at the special meeting. All of our directors have indicated that they intend to maintain their investment in Altrust as continuing shareholders except for shares in their IRAs that, unless they can take action to hold such shares outside their IRA, will receive the cash consideration in the reorganization.

Q:	What do I need to do now?

A:	Please sign, date, and complete your proxy card (the blue enclosure) and promptly return it in the enclosed, self-addressed, prepaid envelope so that your shares can be represented at the special meeting. If you are eligible to be an S-corporation shareholder and intend to be a continuing shareholder of Altrust, please sign and return the shareholders’ agreement (the pink form) and a properly completed questionnaire and election form (the yellow form) by no later than 5:00 p.m. on December 17, 2007 in the provided envelope as well.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. Just send by mail a written revocation or a new, later-dated, completed, and signed proxy card before the special meeting or attend the special meeting and vote in person. You may not change your vote by facsimile or telephone.

Q:	What if I don’t return a proxy card or vote my shares in person at the special meeting?

A:	If you do not vote your shares, either in person or by proxy, or if you abstain from voting on the proposal, it has the same effect as if you voted against the proposal. In addition, if you do not instruct your broker on how to vote on the proposal, your broker will not be able to vote for you. This will have the same effect as a vote against the proposal.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares for you ONLY if you instruct your broker how to vote for you. Your broker should mail information to you that will explain how to give these instructions.

QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION

Q:	Should I send in my stock certificates now?

A:	No. Prior to the shareholder meeting, we will send instructions on how to receive any cash payments that you may be entitled to receive or, if you will continue as a shareholder, how to have your certificates legended to indicate that your shares are subject to ongoing restrictions on transfer.

Q:	What will I receive in the reorganization?

A:	If you are not eligible to be an S-corporation shareholder, or you are not a Director or executive officer of Altrust and do not hold more than 6,400 shares (or cannot elect to aggregate your shares with a family member who holds more than 6,400 shares), or you do not sign and return the shareholders’ agreement and a properly completed questionnaire and election form at or before 5:00 p.m. on December 17, 2007, you will receive $17.25 in cash for each share of Altrust common stock that you own.

Generally, if you own more than 6,400 shares of Altrust common stock as of [Record Date], are an eligible S-corporation shareholder and you timely sign and return the shareholders’ agreement and a properly completed questionnaire and election form, you will continue as a shareholder of Altrust after the reorganization and will not receive any cash for your shares.

Q:	How will Altrust be operated after the reorganization?

A:	After completion of the reorganization, we will elect to be taxed as an S-corporation. We expect our business and operations to continue as they are currently being conducted and, except as disclosed in this proxy statement, we do not expect the reorganization to have any material effect upon the conduct of our business. We do plan to seek to charter one or more new banks as management and capital become available, and to expand our commercial and industrial lending as well as our residential mortgage lending. Our board of directors believes the reorganization is consistent with our vision of being a financially strong and independent banking institution. To review the expected effects of the reorganization in greater detail, please read the discussion under “Special Factors—Plans for Altrust After the Reorganization” beginning on page 44.

Q:	When do you expect the reorganization to be completed?

A:	We are working toward completing the reorganization as quickly as possible, and we expect the reorganization to be completed before the end of 2007.

Q:	What are the federal income tax consequences of the reorganization to me?

A:	The receipt of cash in the reorganization will be taxable for federal income tax purposes. Generally, if you receive cash in the reorganization, you will recognize a gain or loss depending upon whether $17.25 is more or less than your tax basis in each Altrust share held. Gain or loss will be recognized in the calendar or fiscal year in which you or are entitled to receive cash in exchange for your Altrust common stock, which is expected to be 2008. Shareholders who do not receive cash in the reorganization should not be subject to taxation as a result of the reorganization. To review the material tax consequences in greater detail, please read the discussion under “Special Factors—Federal Income Tax Consequences of the Reorganization Plan” beginning on page 45.

QUESTIONS AND ANSWERS ABOUT THE S-CORPORATION ELECTION

Q:	What is an S-corporation?

A:	Most corporations are C-corporations, meaning they are taxed under Subchapter C of the Internal Revenue Code. C-corporations have two levels of tax. The C-corporation pays tax on its income, and its shareholders also pay tax on any dividends they receive from the C-corporation. An S-corporation is a corporation that elects to be governed by special sections of the Internal Revenue Code included in Subchapter S. These sections eliminate taxes on the corporation and tax the shareholders individually on the corporation’s earnings, at their individual tax rate. Generally, depending upon the levels of corporate and individual income tax rates, this results in a smaller aggregate tax burden because C-corporations are taxed on earnings at their corporate tax rate, and any distributions to shareholders are taxed again at their individual rates. In order to make and maintain the S-corporation election, the corporation must adhere to strict rules regarding its structure and governance. For example, there may be no more than 100 shareholders (although certain family members can be treated as a single S-corporation shareholder for Federal income tax purposes). Only certain types of shareholders may own stock in an S-corporation.

Q:	When would the S-corporation election become effective?

A:	Our board of directors hopes to complete all of the steps to make the election so that it will be effective starting January 1, 2008. If we cannot elect to be taxed as an S-corporation for 2008 due to timing, but the reorganization is approved, we will complete the reorganization and cease reporting to the SEC. All shareholder agreements will remain in full force and effect, and we expect to then elect to be an S-corporation for 2009, our next earliest available date.

Q:	How do taxes get paid after the S-corporation election?

A:	As an S-corporation, we will pass our taxable income through to our shareholders for taxation at their personal rates, so we will not have to pay federal corporate income tax. We expect to continue to pay Alabama excise taxes, absent a change in Alabama tax law.

The S-corporation election will permit us to distribute our net income to our shareholders without subjecting them to additional income taxation upon receipt of distributions we make. Since our shareholders will become subject to tax on our taxable income once the S-corporation election is effective (and will therefore be required to pay taxes on their proportionate share of our income), we anticipate that we will distribute enough of our earnings to provide shareholders with cash sufficient to pay their individual federal income tax liabilities at the highest applicable federal marginal income tax rate. However, because we must maintain adequate capital and comply with the Alabama corporate and banking law and are subject to the rules and regulations of various regulatory authorities limiting the declaration and payment of dividends by us and our bank subsidiary, there can be no assurance that we always will be allowed or able to make distributions or distributions in amounts sufficient to cover all of each shareholder’s federal income tax liability that results from being taxed on their respective share of our taxable income. All distributions will be taxed individually for Alabama excise tax purposes.

•	How will shareholders afford to pay the tax due with their personal tax returns?

We expect that subject to available cash, and sufficient capital, the absence of any restrictions by our regulators, our board intends to declare and pay quarterly dividends that will equal or exceed the amount of federal income tax due for the year on our taxable income. We will also provide information about the projected annual taxable income that can be used to compute estimated federal income tax payments. It is possible, however, that we will not have sufficient capital, earnings or cash (or may have other restrictions on our ability) to pay dividends at all, or in an amount needed to cover a shareholder’s federal income tax liability. In that event, the shareholder will need to use other funds to pay that tax liability.

•	What are estimated tax payments and when are they due?

Since dividends from us generally will not be subject to income tax withholding, shareholders may be required to pay the tax in quarterly estimated installments. The installments are due on April 15, June 15, September 15 and January 15. During the first year of S-corporation status with taxable income, some shareholders will qualify for an exception based on the prior year’s tax due. In subsequent years, all shareholders will need to take action to ensure that adequate tax is paid either through withholding or estimated tax installments. As a result, your tax filings may become more complicated. We expect that we will pay quarterly dividends in anticipation of the due dates for quarterly estimated tax payments.

•	Is it possible Altrust won’t pay dividends?

Because we are electing S-corporation status we will not have to pay federal income taxes and should have increased cash available to pay dividends. We expect to use some of this cash to pay quarterly dividends to our shareholders. Our board of directors cannot guarantee that we will be able to declare or pay sufficient quarterly dividends to cover your federal income taxes on our taxable income. It is possible that our shareholders could have taxable income as a result of our income, but due to our need for capital or cash, or regulatory restrictions, we will be unable to pay sufficient dividends to cover our shareholders’ taxes in respect of their share of our income.

•	What if Altrust has a loss year?

It is possible that we could have a taxable loss in a year. In the event of a taxable loss, your share of the loss would mean you would not have taxable income from Altrust, and the loss might decrease your other taxable income. However, generally speaking, the amount of loss that can be reported from passive investments in S-corporations cannot exceed the income from other passive investments in the same year. Any disallowed loss is suspended and carried forward as a deduction that may be taken in subsequent years.

•	What are passive investment losses?

Losses from passive activities may only be used to offset passive activity income. Thus they cannot offset regular compensation, interest or dividends. A passive activity is a trade or business in which the investor does not “materially participate.” Generally, investments in partnerships and S-corporations are passive investments. There are special tax rules that determine when such investments are “active” and thus not subject to the limitations. You should explore this with your own tax advisor to determine how his income will be taxed.

•	What are the general rules for “material participation”?

Material participation is involvement on a regular, continuous and substantial basis in the operations of Altrust. In general, participation for more than 500 hours in one year qualifies as material participation. Participation for less than 500 hours may qualify under certain circumstances.

•	Are my other personal assets at any greater risk?

No. There should not be any increase to your personal liability as a result of our election of S-corporation status.

•	Will shareholders owe self-employment tax on the income that is reported on personal income tax returns?

No. You should not owe self-employment tax on these earnings. If you also receive salary from Altrust, the salary is expected to continue to be subject to regular employment taxes.

•	Are there other differences for employees?

Yes, employee-shareholders who hold more than 2% of Altrust common stock will find that some of their fringe benefits are taxed differently.

•	What happens if tax rates change?

Federal income tax rates on corporations and individuals have changed in the past and may change in the future. If corporate income tax rates are decreased in the future and individual tax rates increase, the advantages of an S-corporation will likely be reduced. Altrust will need to pay out more in dividends to cover their individual taxes, and its ability to grow with adequate capital may be reduced. The double taxation of Altrust income and its shareholders’ dividend income would still be eliminated, however.

•	Will this increase the potential for alternative minimum tax liability?

Yes. The tax preference items of Altrust will be passed through to our shareholders. However, unless a shareholder has other significant tax preference items, these should not be material enough to generate alternative minimum tax.

•	Will this delay the filing of my personal income tax returns?

If you currently file your personal tax returns early, this change could delay the process. We should be able to provide all the information that you need to file before the April 15th deadline (in addition to information to assist in making estimated tax payments) but cannot guarantee this. If there are compelling reasons for filing a return before the time final data is available, you may consider filing returns with year-end estimated information and then amending the returns after receipt of the final numbers. We suggest that you explore this alternative with your own tax advisor and use it only if necessary.

Q:	Which shareholders are eligible to be S-corporation shareholders?

A:	S-corporations can only have certain kinds of shareholders. Qualified shareholders include individuals that are U.S. citizens and resident individuals, and certain types of trusts, certain types of tax-exempt charitable organizations and employee benefit plans. Ineligible shareholders include corporations, partnerships, most limited liability companies, REITs, and nonresident aliens. IRAs are not eligible to be shareholders after the reorganization, we have made IRAs ineligible shareholders under the reorganization plan. It may be possible to move the shares of Altrust common stock outside your IRA prior to the reorganization, but this involves various riders. We urge you consult with your own tax advisor regarding any such actions.

•	For estate planning purposes, a shareholder wishes to place assets in a family limited partnership. Can the partnership own these shares after the reorganization?

No, family limited partnerships are not qualified S-corporation shareholders and may be bank holding companies subject to Federal Reserve regulations under the Bank Holding Company Act of 1956, as amended. Any estate planning will need to be structured to comply with the shareholder eligibility requirements of Subchapter S.

•	What kind of trusts can own these shares after the reorganization?

We will determine which trusts are eligible to continue as shareholders after the reorganization. If you believe that your trust is eligible to be an S-corporation shareholder, please attach the relevant trust agreement to the questionnaire and election form for review and determination of eligibility.

Generally, there are four common types of trusts that are eligible to be S-corporation shareholders:

•

Grantor trusts. A trust that is treated as owned entirely by an individual U.S. citizen or resident may be an S-corporation shareholder. Such trusts are typically referred to as “grantor trusts.” A trust should be a grantor trust if the grantor includes all items of trust income and loss on his or her individual tax return. A grantor trust usually does not file its own tax return.

•

ESBTs. An “electing small business trust,” or ESBT, may be an S-corporation shareholder. A trust that has only U.S. citizens or residents as beneficiaries, an estate or certain charitable organizations may qualify as an ESBT if no interest in the trust was acquired by purchase and the trustee makes an election. Trusts that are exempt from taxation, charitable remainder trusts and QSSTs are not eligible to be ESBTs.

•

QSSTs. A “qualifying subchapter S trust,” or OSST, may be an S-corporation shareholder. A QSST can be a separate trust or a separate share in a trust. A QSST must have only one current income beneficiary who is a U.S. citizen or resident. All income must be distributed currently to the income beneficiary, and if principal may be distributed during his or her life, it may only be distributed to him or her. The income beneficiary’s interest in the trust must terminate at the earlier of the income beneficiary’s death or the termination of the trust, and if the trust terminates during the life of the income beneficiary, all assets must be distributed to him or her. The income beneficiary must also make an election for the trust to be a QSST.

•

Voting Trusts. A trust created primarily to exercise the vote of S-corporation common stock that meets certain requirements may hold S-corporation common stock. A voting trust could require prior Federal Reserve approval under Federal Reserve rules.

Q:	How is the number of S-corporation shareholders calculated?

A:	The following examples illustrate how the number of S-corporation shareholders may be calculated, but it is not an exhaustive list:

•	A shareholder has three children and wants to transfer his shares equally to them. Can he do that?

It is likely that this will be allowed. Although S-corporations are legally limited to 100 S-corporation shareholders, qualifying family members can be counted as one S-corporation shareholder.

•	A shareholder owns shares in joint ownership or individually with his spouse. What if they get a divorce?

We hope this does not happen. In the event that it does, unless our board of directors approves increasing the number of S-corporation shareholders, we will require that the shares be distributed to only one of the parties in the asset settlement. If a satisfactory settlement cannot be accomplished, the shares will be subject to the same procedures as a proposed stock sale, and Altrust will have a right of first refusal.

Q:	Why must we restrict the transfer of stock after the reorganization?

A:	In order to qualify for S-corporation status, a company is limited to only 100 shareholders, although certain family members can be treated as one S-corporation shareholder. Also, there are specific rules about who can and cannot be S-corporation shareholders. We need to have control over transfers so that one shareholder cannot intentionally or inadvertently cause Altrust to violate these rules and harm Altrust and its other shareholders. Since the eligibility of any particular shareholder can be a very complicated issue and is vital to our continued qualification of S-corporation status, we will need to review and confirm the eligibility of any proposed purchaser of your shares. Accordingly, we will require all shareholders who will continue to hold shares of Altrust common stock after the reorganization to sign the shareholders’ agreement to permit us to manage these issues and preserve any S-corporation election.

Q:	How does the shareholders’ agreement work?

•	After the reorganization, can I sell my stock?

After the reorganization, if you want to sell to another shareholder that is an S-eligible shareholder, our board of directors can allow the sale. However, it will not be able to authorize any sale or transfer to any person that is not, an S-eligible shareholder or that would cause us to exceed 100 shareholders for Subchapter S purposes, or that otherwise would invalidate our S-corporation status. In the event that a proposed sale would have such an effect, the board may help you find another purchaser or may authorize us to purchase the shares from you. If the proposed purchaser is eligible to be an S-corporation shareholder, the board has authority to approve the sale, subject to the limit on the total number of shareholders, and the purchaser completing, to our satisfaction a questionnaire and a signed shareholders’ agreement.

•	After the reorganization, can I pledge my stock as security on a loan?

Yes, after the reorganization, you may pledge your stock as long as the lender is clear that foreclosure will be treated as a sale and that we have the first option to purchase the stock, and if we do not exercise this right, any purchaser in such a sale must be acceptable to us and be eligible to be an S-corporation shareholder with out causing us to exceed 100 shareholders for Subchapter S purposes.

•	Who gets the shares when a shareholder dies?

We recommend that each shareholder specify either qualified individuals as beneficiaries in his or her will, or leave the shares in one of several types of permissible trusts. You should seek independent estate and tax planning advice. As long as the recipient is eligible to be an S-corporation shareholder, that person will inherit the shares. If a shareholder dies without specifying a qualified recipient, it will be the responsibility of the executor to ensure that the shares are transferred in a way that complies with the terms of the shareholder agreement. We will have the right to purchase the stock from the estate if a recipient is not eligible to be an S-corporation shareholder necessary to protect our S-corporation status.

Q:	What changes will I face with the tax election?

A:	As a result of the shareholders’ agreement, you will be subject to substantial limits on your ability to transfer your shares in the future. See “Description of the Plan—The Shareholders’ Agreement.” In addition, you will be liable for the payment of all taxes on your proportionate interest in Altrust’s income. While we anticipate that we will distribute enough of Altrust’s earnings to provide shareholders with cash expected to be sufficient to pay their individual federal income tax liabilities, we must comply with the corporate and banking laws, and the rules and regulations of various regulatory authorities with respect to maintain capital and paying of dividends. Accordingly, there can be no assurance that we will be allowed to make distributions in amounts sufficient to cover all of your federal income tax liability that results from being taxed on your share of our taxable income. In this event, you would be required to use other funds to pay that tax liability. In addition, your tax filings may become more complex, and you may be required to file quarterly estimates in addition to the annual filing. The beneficial tax effects of electing S-corporation status may not be realized to the extent your personal income tax rates exceed those applicable to corporations and dividends and there is no assurance that tax rates will continue to have the same relative effect on a pass-through basis or that adverse changes will not occur in the tax laws, regulations or interpretations. Finally, you are representing and warranting in the shareholders’ agreement that you are a eligible to be an S-corporation shareholder. If this is not accurate, you may have to pay for any costs (including legal fees) we incur to correct any problems in order to make a valid S-corporation election. If you are a trust that is a ESBT your tax rate will be the highest marginal income tax rate. See “Important Information About Altrust—Risk Factors,” for more information.

Q:	What will happen to the ESOP?

A:	We plan to continue our ESOP. The ESOP will receive the same dividends per share on the Altrust shares it holds as our other shareholders. The ESOP will not be taxed on its pro rata share of the dividends it receives, and it will reinvest such dividends primarily in Altrust common stock, which may be purchased for Altrust, ESOP participants who leave or have left the Company, or on the market. The ESOP’s percentage ownership in the Company is expected to increase significantly.

Q:	What documents do I need to submit to verify that I have made the tax election for S-corporation status?

A:	We would like to become an S-corporation effective as of the 2008 fiscal year. Accordingly, please return the following documents to Altrust at or before 5:00 p.m. on December 17, 2007 in the business reply envelope provided to Altrust Financial Services, Inc., 811 2nd Avenue S.W., Cullman, Alabama 35055-4222: (1) a signed signature page to the shareholders’ agreement (the pink form) and (2) a properly completed questionnaire and election form (the yellow form).

Q:	What happens if I do not sign and return the shareholders’ agreement and a properly completed questionnaire and election form?

A:	Your shares will be cancelled and you will be entitled to receive $17.25 for each share of common stock you hold.

Q:	Can you reverse the S-Corporation election?

A:	If two-thirds of the board of directors and the shareholders agree that it is no longer in our best interest to elect S-corporation status, the election can be terminated. At that time, we will take the proper legal actions to effect the change. Our S-corporation election could be terminated.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this proxy statement that are subject to risks and uncertainties. Forward-looking statements include information about our possible or assumed future results of operations or performance if the reorganization plan is approved, and assumes no changes in current tax rates, the Internal Revenue Code, or Treasury Regulations promulgated under the Internal Revenue code. When we use words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” and similar expressions, we are making forward-looking statements that are subject to risks and uncertainties. Various economic, regulatory, legislative, administrative and technological future events, factors and changes may cause our results of operations or performance to differ materially from those expressed in our forward-looking statements. Also, this document contains analyses of the potential effects of the tax election on Altrust and our shareholders. These analyses are hypothetical in nature and do not necessarily reflect actual or expected results. In addition, these analyses are based on various assumptions that may or may not prove accurate, or which do not reflect future events, factors or changes. See “Important Information About Altrust—Risk Factors” beginning on page 62 and the risk factors identified in our current filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2006. See “Where You Can Find Additional Information.”

INFORMATION REGARDING SPECIAL MEETING OF SHAREHOLDERS

Time and Place of Meeting

We are soliciting proxies through this proxy statement for use at a special meeting of Altrust shareholders. The special meeting will be held on                     ,                          , 2007, at [8:00 a.m] local time at                     ,                     , Alabama.

Record Date and Mailing Date

The close of business of [Record Date] is the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. We are mailing this proxy statement and the accompanying form of proxy to shareholders beginning on or about [Mailing Date].

Number of Shares Outstanding

As of the close of business on the record date, we had 10,000,000 shares of common stock, $0.01 par value, authorized, of which [•] shares were issued and outstanding. Each outstanding share is entitled to one vote on all matters presented at the meeting.

Purpose of Special Meeting

The purpose of the special meeting is for our shareholders to consider and vote on the reorganization plan, pursuant to which our obligation to file periodic reports with the SEC under the Securities Exchange Act will be suspended and we will become eligible to, and will, elect to be taxed as an S-corporation for income tax purposes. Shareholders are also being asked to vote on a proposal to approve the adjournment of the special meeting, if necessary, in order to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the reorganization plan.

Requirements for Shareholder Approval

A quorum will be present at the meeting if a majority of the outstanding shares of Altrust common stock are represented in person or by valid proxy. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists. Approval of the reorganization plan requires the affirmative vote of two-thirds of the outstanding shares of Altrust common stock entitled to vote on the matter. Additionally, because all of our directors and executive officers will continue as shareholders after the reorganization (even if they currently hold 6,400 or fewer shares), and because they have interests that may be different than those of our other shareholders, the merger agreement requires the approval by a majority of votes entitled to be cast by unaffiliated shareholders in order to approve and adopt the reorganization plan. The approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Altrust common stock present or represented by proxy at the meeting and entitled to vote on the matter. Any other matter that may properly come before the special meeting requires the vote of the holders of a majority of the outstanding shares having voting power present in person or represented by proxy and entitled to vote on the matter unless a higher vote requirement is imposed by applicable law. We will count abstentions and broker non-votes in determining the minimum number of votes required for approval. Therefore, abstentions and broker non-votes have the effect of negative votes, even though abstentions and broker non-votes will not be counted as votes in favor of or against the reorganization plan.

Abstentions. A shareholder who is present in person or by proxy at the special meeting and who abstains from voting on any or all proposals will be included in the number of shareholders present at the special meeting for the purpose of determining the presence of a quorum. An abstention will have the same effect as a vote against the reorganization plan.

Broker Non-Votes. Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that contain a broker vote on one or more proposal but no vote on others are referred to as “broker non-votes” with respect to the proposal(s) not voted upon. A broker non-vote is included in determining the presence of a quorum, but will have the same effect as a vote against the reorganization plan.

Procedures for Voting by Proxy

If you properly sign, return and do not revoke your proxy, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy. If you sign and return your proxy but do not specify how the persons appointed and the adjournment proposal as proxies are to vote your shares, your proxy will be voted for the approval of the reorganization plan and, in the best judgment of the persons appointed as proxies, on all other matters properly brought before the special meeting. You can revoke your proxy at any time before it is voted by delivering to Altrust either a written revocation of the proxy or a duly signed proxy bearing a later date, or by attending the special meeting and voting in person. You may not change or revoke your proxy by facsimile or telephone.

Dissenters’ Rights

Shareholders of Altrust are entitled to dissent from the reorganization plan. If you dissent from the reorganization plan, you are entitled to the statutory rights and remedies of dissenting shareholders provided in Article 13 of the Alabama Business Corporation Act, referred to in this proxy statement as the Alabama dissent provisions, as long as you comply with the Alabama dissent provisions. The Alabama dissenter’s rights provide that a dissenting shareholder is entitled to receive cash in an amount equal to the fair value of his or her shares. We have included a copy of Article 13 of the Alabama Business Corporation Act in Appendix D to this proxy statement and a summary of the Alabama dissenter’s rights under “Dissenters’ Rights.”

To perfect dissenters’ rights, you must strictly comply with Article 13 of the Alabama Business Corporation Act, which requires, among other things, that you give us notice of your intent to dissent from the reorganization plan prior to the vote of the shareholders at the special meeting and that you do not vote your shares in favor of the reorganization plan.

Any shareholder who returns a signed proxy but fails to provide instructions as to the manner in which his or her shares are to be voted will be deemed to have voted in favor of the reorganization plan and will not be entitled to assert dissenters’ rights.

Failure to vote against the reorganization plan will not result in a waiver of your right to dissent. Furthermore, voting against the reorganization plan will not satisfy the requirement that you provide us prior notice of your intent to dissent from the reorganization plan.

Solicitation of Proxies

We are soliciting proxies and we will pay the cost of the proxy solicitation. Our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, fax, or otherwise. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of common stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the special meeting is limited to the purposes stated in the notice of the special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of Altrust common stock represented by properly submitted proxies will be voted in accordance with the recommendations of our board.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact us in writing at our principal executive offices: Altrust Financial Services, Inc., 811 2nd Avenue S.W., Cullman, Alabama 35055-4222, or calling us at (256) 737-7000.

Availability of Documents

The reports, opinions or appraisals referenced in this proxy statement and filed as exhibits to the Schedule 13E-3 that we are filing with the SEC concurrently with this proxy statement will be made available for inspection and copying at our principal executive offices during our regular business hours by any interested holder of Altrust common stock.

SPECIAL FACTORS

Purpose of the Reorganization

The reorganization is to allow us to suspend our obligation to file periodic reports with the SEC under the Securities Exchange Act, which we expect will result in a significant decrease in expenses and administrative burdens related to ongoing regulatory compliance matters. We believe that the Subchapter S election will promote more efficient capital utilization and enhance shareholder value by reducing the combined taxes paid by Altrust and its shareholders in accordance with Subchapter S of the Internal Revenue Code.

As an S-corporation, we will pass through our taxable income to the remaining shareholders for taxation at their personal rates, thus allowing us to avoid paying corporate-level income tax. As a result, we expect, under current federal income tax laws, that we may be able to generate a higher level of net income and, consequently, a higher after-tax return to our shareholders.

We currently have approximately 627 shareholders of record, but approximately 79% of the outstanding shares are held by 125 shareholders. As a result, there is a limited market for Altrust common stock and our board of directors believes there is little likelihood that a more active market will develop. However, as long as we continue to have more than 300 shareholders, we are required to file periodic reports with the SEC in compliance with the Securities Exchange Act. The cost of complying with the SEC’s reporting and Sarbanes-Oxley Act requirements is substantial, and in light of the limited trading market for Altrust common stock, the board believes we receive little benefit from being a SEC-reporting company. We also incur printing, postage, data entry and other administrative expenses related to servicing shareholders who own relatively small numbers of shares.

Because the number of shareholders of an S-corporation is limited to 100 (although certain family members can be treated as one S-corporation shareholder, the reorganization plan is designed to substantially reduce the number of our shareholders. As of October 17, 2007, we had approximately 379 shareholders who owned 6,400 or fewer shares of Altrust common stock. The reorganization plan will allow us to pay these shareholders a fair price for their shares and afford them a liquidity opportunity not otherwise available, given the limited trading market for shares of Altrust common stock.

Alternatives Considered by the Board of Directors

Our board of directors routinely reviews and discusses with senior management our capital levels, capital utilization and returns on equity. In making its determination to adopt the reorganization plan, the board considered other alternatives to achieve its financial goals, as well as reduce our regulatory burdens and costs associated with our reporting company status under federal securities laws. The board rejected these alternatives because it believed the reorganization would be the most cost-effective manner in which to achieve its goals of improving capital utilization and shareholder value while also continuing to serve the financial needs of the communities in which it operates. These alternatives included:

Reverse stock split. Our board of directors considered declaring a reverse stock split with cash payments for resulting fractional shares. This alternative would also have the effect of eliminating our reporting obligations under the Securities Exchange Act. However, a reverse stock split would not, by itself, provide a mechanism for the remaining shareholders to sign the shareholders’ agreement, which protects against the inadvertent termination of our S-corporation election. Accordingly, the board rejected this alternative.

Issuer tender offer. Our board considered an issuer tender offer to repurchase outstanding shares of Altrust common stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature. The board believed this alternative would have similar costs to the reorganization, but was uncertain as to whether this alternative would result in shares being tendered by a sufficient number of shareholders so as to enhance the utilization of existing capital, permit Altrust to elect to become an S-corporation, and to terminate its disclosure and reporting requirements under the Securities Exchange Act. As a result, the board rejected this alternative.

Selling Altrust. Our board did not consider seeking another financial institution to purchase Altrust and its subsidiaries, including Peoples Bank. Our board does not believe that there are any purchasers offering a high-quality, truly liquid currency seeking to purchase institutions of our size and in our market area and, even if there were a potential purchaser, any such purchaser would significantly reduce our ability to serve our communities as well as we do. Therefore, our board believes that a sale at this time would not be in the best interests of our shareholders, employees or communities. Our board has not solicited, nor has it received any, third party bids, and although from time to time it receives preliminary overtures from possible acquirors it has not engaged in any specific discussions with potential purchasers. For the foregoing reasons, the board rejected this alternative.

Background; Reasons for the Reorganization

We became subject to the SEC’s periodic reporting requirements in January 2005. We did not choose to become a reporting company, but rather as a result of transfers among shareholders and their families, we ended up with over 500 shareholders of record for SEC purposes at that time, which triggered our reporting obligations. As a result, we have had to hire additional personnel and expend significant amounts of money to comply with SEC regulations. Further, there is no corresponding active trading market of Altrust common stock served by the periodic reports we file with the SEC. For example, in 2006 we believe that only 41,877 shares, or approximately 0.76% of the total outstanding shares of Altrust common stock, traded. As a result, our periodic reporting obligations are expensive and provide little or no benefit to us or our shareholders. If the reorganization is approved by our shareholders, we expect that the savings in the first full year on professional fees and other expenses associated with public company reporting will be approximately $250,000.

Also, a significant portion of our shareholder base have held their shares since Peoples Bank was started in 1977. We value the loyalty of our shareholders, however the cost of serving numerous small shareholders has dramatically increased especially due to our SEC and Sarbanes-Oxley Act compliance costs. We believe that our shareholders should be given an opportunity to realize value for their shares through the reorganization and without forcing a sale of Altrust. The reorganization is intended to provide smaller shareholders with the opportunity to realize cash at a premium to the current market and the current Altrust ESOP valuation while preserving Altrust as a community institution serving its customers and communities with local management and local decision-making. We will continue to recognize our founding shareholders. We always value our founders and other shareholders’ views and their contributions as customers and look forward to continuing to serve them.

The discussions regarding improved shareholder returns continued throughout 2007. Additional options, including a conversion to an S-corporation, were considered in subsequent board meetings through mid-2007 with outside advisors and counsel to discuss benefits and disadvantages of converting to an S-corporation. At these meetings, issues and considerations surrounding a S-corporation election, such as the impact on existing shareholders, future capital needs, growth opportunities, shareholder requirements, dividend expectations, and community reaction, were discussed in great detail. Also, the board authorized the chief executive officer to select independent financial advisors, knowledgeable in valuing financial services companies, in anticipation of the consideration of a going-private transaction and electing to be taxed as an S-corporation. At a meeting on September 25, 2007 FTN presented its analyses of the reorganization and its opinion that the merger consideration was fair for a financial point of view to the shareholders.

At the next regularly scheduled board meeting of October 11, 2007, the board of directors continued its discussion and deliberations. At this meeting, representatives of FIG reviewed with the board its financial analysis of the merger consideration and rendered to the board an oral opinion, confirmed by delivery of a written opinion, dated October 17, 2007, to the effect that, as of that date and based on and subject to the matters described in the opinion, the merger consideration to be received pursuant to the merger agreement is fair from a financial point of view to our shareholders. Representatives of Mercer then reviewed with the board its financial analysis of the merger consideration and the reorganization’s effects on the Altrust ESOP, and rendered to the trustees of the Altrust ESOP an oral opinion, confirmed by delivery of a written opinion, dated October 22, 2007, to the effect that, as of that date and based on and subject to the matters described in the opinion, the merger consideration to be paid in the reorganization is fair, from a financial point of view, to the Altrust ESOP. Representatives of Jones Day reviewed the key terms of the proposed merger agreement and proposed shareholders’ agreement, and discussed with the board the various risks that the reorganization poses for our shareholders. After considering the proposed terms of the reorganization plan and shareholders’ agreement, the board (including those directors who are not employees of Altrust) unanimously resolved to authorize its officers to finalize the merger agreement and to recommend that our shareholders approve the reorganization plan.

Cost savings related to the suspension of SEC reporting. The reorganization will allow us to save the administrative, accounting and legal expenses incurred in complying with the disclosure and reporting requirements under the Securities Exchange Act and to eliminate the costs associated with servicing shareholders who own relatively small numbers of shares. We estimate that we will save approximately $250,000 per year as a result of the reduction in the number of shareholders and the elimination of our periodic reporting requirements under the Securities Exchange Act.

Benefits of S-Corporation election. We believe that our ability to be taxed as an S-corporation for federal income tax purposes will be beneficial to our shareholders. An S-corporation generally is not subject to federal income taxation. Instead, the S-corporation’s shareholders are taxed (proportionately, based upon their shareholdings) on the taxable income of the S-corporation. These earnings may then be distributed by the S-corporation to its shareholders “tax-free”—that is, without the shareholder having to include the earnings in income again as a dividend, which would not be the case for a C-corporation. The following table illustrates the federal income tax effects of an S-corporation election on a hypothetical shareholder in a corporation with $1 million in taxable income. The table shows the cash flow remaining to the shareholder after all federal income taxes are paid under three scenarios: a 10% shareholder in a C-corporation, a 10% shareholder in an S-corporation, and a 10% shareholder in an S-corporation holding all shares through an ESOP. In each scenario, the company pays a 15% “economic” dividend and in the two S-corporation scenarios, also distributes 35% of its earnings to its shareholders so that they may pay their federal income tax liabilities on their respective shares of the company’s taxable income. Please note that this table assumes current federal income tax rates; these rates could change in the future. Further, state income taxes or excise taxes are not included in the analysis.

		HYPOTHETICAL C-CORP SHAREHOLDER	HYPOTHETICAL S-CORP SHAREHOLDER	HYPOTHETICAL S-CORP ESOP PARTICIPANT
Earnings		$1,000,000	$1,000,000	$1,000,000
Less: Corporate Level Taxes	35%	(350,000)	na	na
Less: Shareholder Level Taxes	35%	na	(350,000)	(350,000)

Net Income (After S/H and Corporate Taxes)		$650,000	$650,000	$650,000

Net Income (After S/H and Corporate Taxes)		$650,000	$650,000	$650,000
x Dividend Payout Ratio		15%	15%	15%

= Dividends Paid		97,500	97,500	97,500
x Shareholder’s Ownership Interest		10%	10%	10%

= Economic Dividends to Shareholder		$9,750	$9,750	$9,750

Distribution for Taxes		na	$350,000	$350,000
x Shareholder’s Ownership Interest		10%	10%	10%

= Distributions for Taxes		na	$35,000	$35,000

Economic Dividend Received
Total Distribution Received		$9,750	$44,750	$44,750
- Taxes Due on Dividends	15%	(1,463)	0	0
- Taxes Due on Company’s Earnings		0	(35,000)	0

= Cash Remaining After Taxes		$7,650	$9,750	$44,750

Since our shareholders will become subject to tax on our taxable income once the S-corporation election is effective, we anticipate that we will distribute our earnings (or at least enough of our earnings) to provide our shareholders with cash sufficient to pay their individual federal income tax liabilities. However, because we must comply with the Alabama Business Corporation Act and are subject to the rules and regulations of various regulatory authorities with respect to the declaration of dividends, there can be no assurance that we will be allowed to make distributions in amounts sufficient to cover all of each shareholder’s federal income tax liability that results from being taxed on their respective share of our taxable income.

The foregoing table is provided as an example only and the results shown are hypothetical and may not reflect actual results.

An S-corporation can be subject to a corporate-level tax upon a sale of some or all of its assets where it has been taxed as a C-corporation in the past. The corporate level tax generally applies to any “built-in” gains of the corporation. Built-in gains are those gains which economically accrue prior to the time that the corporation’s S-corporation election becomes effective. The built-in gains tax applies generally only to built-in gains that are recognized during the first ten years after the corporation’s S-corporation election is effective. For example, if an S-corporation owns real estate that has appreciated by $1,000 in value at the effective time of its election and the S-corporation sells the real estate within ten years of the date of its S election when the real estate has appreciated $2,000 in the value, the S-corporation will pay federal corporate income tax (currently at a 35% rate) on the recapture of its $1,000 of built-in gains. The remaining $1,000 of appreciation would not be subject to corporate taxes (but would be taxable to the shareholders—even if the proceeds are not distributed to them).

Our primary assets that would be subject to built-in gains tax as of June 30, 2007 are the real property and investment portfolio of Peoples Bank. No formal analysis of the potential gains that exist has been performed. However, management presently estimates that the total “built-in” gain would approximate $4 million. At this time, we have no plans to enter into transactions that would trigger the payment of taxes as a result of sales of appreciated assets.

As stated above, an S-corporation is subject to tax in limited circumstances. Accordingly, an S-corporation (unlike a C-corporation) may sell its assets in a taxable sale and distribute the proceeds from the sale to its shareholders with the shareholders being taxed only once on the gain generated by the sale. In the case of a C-corporation, a similar sale of assets would be subject to corporate taxation and then the proceeds remaining after paying the corporate-level tax would be subject to tax again when distributed to the corporation’s shareholders. Thus, an S-corporation has a distinct advantage over a C-corporation in structuring a more tax-advantaged sale of the corporation’s business to a prospective buyer.

Benefits of Altrust to the community. In reaching the conclusion to recommend the reorganization plan, our board of directors gave serious attention to the fact that our shareholders have long been loyal and supportive of Altrust. The board also recognized that the reorganization plan will result in the shares of a large number of shareholders being converted to cash, in some cases against the wishes of those shareholders. While the board was mindful of these issues, it ultimately concluded that given the vital role we have played in our communities—as an employer, as a source of credit for capital and business growth, and as a community resource—our continued viability as an independent financial institution was of significant benefit to our communities and to our shareholders as a whole.

Potential disadvantages of the reorganization plan to shareholders. Currently, only a limited public trading market exists for Altrust common stock. The market liquidity for shares of Altrust common stock after the reorganization will be even lower because each shareholder will be bound by the terms of the shareholders’ agreement, which, among other obligations, will restrict on the sale of Altrust common stock.

Although we anticipate that we will have earning and that we can make distribution of our earnings to provide shareholders with sufficient cash to pay their individual federal income tax liabilities resulting from being taxed on their respective shares of our income, we can give no assurance that these distributions will be made. The amount of dividends or distributions we can pay depends upon maintaining our capital adequacy and having sufficient earnings and capital as well as other regulatory restrictions. Shareholders after the reorganization will be subject to tax on our taxable income regardless of whether or not we distribute any of our earnings to our shareholders. As a result, our shareholders may be required to pay taxes on their respective share of our taxable income at a time when they have no cash flow from their shares with which to pay the taxes. Shareholders may also need to pay estimated tax payments.

Finally, in order to continue be a shareholder after the reorganization, you must be eligible to be an S-corporation shareholder. As a result, some shareholders who are not eligible S-corporation shareholders but who desire to remain shareholders may have no choice but to receive cash in the reorganization.

The merger consideration. Because Holly Pond has carried on any active business before the proposed merger, the aggregate merger consideration (consisting of the $11.4 million aggregate cash payment to those shareholders who are not eligible S-corporation shareholders plus the value, at $17.25 per share, of the shares held by the eligible S-corporation shareholders that will remain outstanding after the reorganization) is expected to represent the total value of Altrust as a going concern immediately prior to the merger transaction. Because the cash price being offered to shareholders in exchange for their Altrust common stock is above our book value per share, those eligible S-corporation shareholders whose shares will remain outstanding after the reorganization will experience an immediate, and material dilution in the book value of their shares in Altrust. Conversely, those shareholders who receive cash in exchange for their Altrust common stock will receive what we believe to be the fair value of their stock without taking into effect the proposed reorganization of Altrust, in conformity with Alabama law. For information regarding the anticipated advantages and disadvantages of the reorganization, see “—Effects of the Reorganization Plan on Altrust.”

The cash price per share of $17.25 was determined and set by the board of directors of Altrust after considering numerous factors as described in greater detail under “—Recommendation of the Board of Directors; Fairness of the Reorganization Plan.” Additionally, the board engaged FTN to give an opinion as to the fairness of the merger consideration to our unaffiliated shareholders. Because Altrust has various relationships with FTN, including engaging FTN as placement agent for the sale of the trust preferred securities the proceeds of which will be used to fund the reorganization, the board also engaged FIG to give an independent opinion as to the fairness of the merger consideration to our unaffiliated shareholders. Finally, the trustees of the Altrust ESOP engaged Mercer to give an opinion as to the fairness of the merger consideration to the Altrust ESOP. Summaries of the opinions are provided under “—The FTN Opinion,” “—The FIG Opinion” and “—The Mercer Opinion.”

Recommendation of the Board of Directors; Fairness of the Reorganization Plan

Our board of directors believes that the reorganization plan, taken as a whole, is substantively and procedurally fair to, and in the best interests of, Altrust and its shareholders, including unaffiliated shareholders and shareholders who will receive cash in the reorganization as well as to those eligible S-corporation shareholders whose shares will remain outstanding after the reorganization. The board, including those directors who are not employees of Altrust, have unanimously approved the reorganization plan, and the board unanimously recommends that our shareholders vote for approval of the reorganization plan. Although the board as a whole recommends that the shareholders vote in favor of the reorganization plan for the reasons set forth in this proxy statement, no director or executive officer is making any recommendation to the shareholders in his individual capacity.

The board considered a number of factors in determining to approve the reorganization plan, including the relative advantages and disadvantages described under “—Reasons for the Reorganization Plan.” The board also reviewed the pro forma financial and tax effects on Altrust, the Altrust ESOP and our shareholders related to the S-corporation election. The tax benefits and the earnings potential that result from the S-corporation election were significant factors in the board’s determination that the S-corporation election should be a part of the reorganization plan.

Additionally, the board considered the effect that suspension of our periodic reporting requirements with the SEC would have on the market for Altrust common stock and the ability of our shareholders to buy and sell shares. In this regard, the board determined that, even as an SEC-reporting company, there is no active trading market for the shares of Altrust common stock, especially for sales of large blocks of shares, and that our shareholders derive little benefit from our status as an SEC-reporting company. The board determined that the benefits of the S-corporation election and the cost savings and reduced management time to be achieved by suspension of our periodic reporting requirements with the SEC outweighed any potential detriment.

The board further considered alternative transactions to accomplish the proposed going-private transaction but ultimately approved the reorganization proposal. Please read the discussion under “—Alternatives Considered by the Board of Directors” for a description of the alternatives considered by the board.

Substantive fairness. The board considered numerous factors, discussed below, in reaching its conclusion as to the substantive fairness of the reorganization plan, both to affiliated and unaffiliated shareholders. The board did not assign any specific weights to the factors listed below, and individual directors may have given differing weights to different factors.

•

Historical market prices of Altrust common stock: Altrust common stock is thinly traded, with the daily average volume only being approximately 53 shares per day for the period between January 12, 2007 (the date the common stock began to be listed on the OTC Bulletin Board) and June 30, 2007.

The board also reviewed high and low bid prices for the common stock during this period, which ranged from $10.50 to $12.00 per share. See “Important Information About Altrust—Market Price and Dividend Data.”

•

Book value: As of June 30, 2007, the book value per share of outstanding Altrust common stock was approximately $9.02. Although book value was a factor considered by the board in determining the consideration to be paid to cashed-out shareholders in the reorganization, the board determined that it was not directly relevant. However, the board noted that the per-share cash price of $17.25 payable in the reorganization reflected a premium of 195.1% over our June 30, 2007 book value per share.

•

Going-concern value: In determining the cash amount to be paid to cashed-out shareholders in the reorganization, the board valued our shares on the basis of a going concern, without giving effect to any anticipated effects of the reorganization. Also, the board did not consider the amount per share that might be realized in a sale of 100% of the stock of Altrust, as the board determined that consideration of such an amount was inappropriate in the context of a transaction that would not result in a change of control of Altrust.

•

Historical prices paid by Altrust: Since January 1, 2005, Altrust has purchased 1,200 shares through 2 cash purchases from unaffiliated shareholders at a weighted-average price of $8.63 per share. The board considered historical prices we paid for these shares.

•

Earnings: The board reviewed our earnings for the previous three fiscal years. For the three years ended December 31, 2006, 2005 and 2004, we reported basic net income per share of $1.10, $.94 and $.64. The board noted that the cash price of $17.25 payable in the reorganization reflected a multiple of 15.7 times our earnings per share for the year ended December 31, 2006, which exceeds the median price-per-earnings multiples of comparable public companies determined to be applicable to Altrust in the opinions of FTN, FIG and Mercer.

•

Opinions of financial advisors: Both FTN and FIG gave the board an opinion that the merger consideration to be paid to our shareholders was fair, from a financial point of view, to such shareholders. In addition, Mercer gave the trustees of the Altrust ESOP an opinion, on which the board was permitted to rely, that the merger consideration to be paid in the reorganization is fair, from a financial point of view, to the Altrust ESOP. You should read the discussion under “—The FTN Opinion,” “—The FIG Opinion” and “—The Mercer Opinion” for information relating to the financial analyses providing the bases for such opinions.

•

Opportunity to liquidate shares of common stock: The board considered the opportunity afforded by the reorganization proposal to unaffiliated shareholders or any other shareholders who do not want to remain shareholders of Altrust to liquidate their holdings without incurring brokerage costs, particularly given the relatively illiquid market for shares of Altrust common stock.

In connection with its deliberations, the board did not consider, and did not request that its financial advisors evaluate, our liquidation value. The board did not view our liquidation value to be a relevant measure of valuation, given that the reorganization consideration significantly exceeded our book value per share, and it was the board’s view that we are far more valuable as a going concern than our net book value per share of $9.02 as of June 30, 2007. The board also believes liquidation is not a feasible alternative for a financial institution because of tax and regulatory concerns. However, book value per share is an historical accounting number, and an evaluation of liquidation value could produce a higher valuation than book value per share. Additionally, we can give no assurance that the liquidation value would not produce a higher valuation than our value as a going concern.

The board is not aware of any firm offers, negotiations, transactions or material contracts, other than in conjunction with the reorganization, having been made by an unaffiliated person or entity during the preceding two years for:

•	the merger or consolidation of Altrust into or with, or other acquisition of Altrust by, that unaffiliated person or entity;

•	the sale or other transfer of all or any substantial part of the assets of Altrust;

•	a tender offer for or other acquisition of Altrust common stock; or

•	the election of our directors.

After consideration of all of the foregoing factors and information, the board determined that $17.25 per share is a fair price to be paid to cashed-out shareholders in the reorganization and, correspondingly, set the merger consideration at $17.25 per share.

Procedural fairness. The Alabama Business Corporation Act requires shareholder approval of the transactions contemplated by the reorganization plan—specifically, the affirmative vote of two-thirds of the outstanding shares of Altrust common stock entitled to vote on the reorganization plan. Additionally, because all of our directors and executive officers will continue as shareholders after the reorganization (even if they currently hold 6,400 or fewer shares), and because they have interests that may be different than those of our other shareholders, the merger agreement requires the approval by a majority of votes entitled to be cast by unaffiliated shareholders in order to approve and adopt the reorganization plan.

Because we have various relationships with FTN, including engaging FTN as placement agent for the sale of the trust preferred securities the proceeds of which will be used to fund the reorganization, the board engaged an independent financial advisor, FIG, to give an independent opinion as to the fairness of the merger consideration to our shareholders. In addition, the trustees of the Altrust ESOP engaged Mercer to give an opinion, on which the board was permitted to rely, as to the fairness of the merger consideration to the Altrust ESOP. Summaries of the opinions are provided under “—The FTN Opinion,” “—The FIG Opinion” and “—The Mercer Opinion.”

The board also considered the right of shareholders, whether unaffiliated or not, to dissent from the reorganization plan.

The board noted that we did not retain an independent representative to act solely on behalf of unaffiliated shareholders for the purpose of negotiating the terms of the reorganization or preparing a report covering the fairness of the reorganization. In addition, the board noted that we have not made any provision in connection with the reorganization to grant unaffiliated shareholders access to our corporate files, except as provided under the Alabama Business Corporation Act, or to obtain legal counsel or appraisal services at our expense. With respect to unaffiliated shareholders’ access to our corporate files, the board determined that this proxy statement, together with our other filings with the SEC, provide adequate information for unaffiliated shareholders to make an informed decision with respect to the reorganization plan. The board also considered the fact that under the Alabama Business Corporation Act, and subject to specified conditions set forth under Alabama law, shareholders have the right to review our relevant books and records. As for obtaining legal counsel or appraisal services for unaffiliated shareholders at our expense, the board did not consider these necessary or customary. In deciding not to adopt these additional procedures, the board also took into account factors such as our size and financial capacity, the cost of such procedures, and that most of our shareholders live in northern Alabama and are familiar with our operations and management.

After consideration of the factors described above, the board determined that the transaction is procedurally fair, primarily due to the unaffiliated shareholder approval requirement, despite the absence of an unaffiliated shareholder representative or the provision of legal counsel or appraisal services at the expense of Altrust.

Our board of directors recommends that you vote “FOR” the approval of the reorganization plan.

The FTN Opinion

Our board of directors retained FTN to act as its financial advisor to render a fairness opinion in connection with the reorganization. On September 25, 2007, FTN delivered to the board an oral opinion, which was confirmed by delivery of a written opinion dated October 16, 2007, to the effect that, as of that date, and based upon and subject to the factors and assumptions set forth in the opinion, the consideration to be paid by Altrust in the reorganization is fair, from a financial point of view, to our shareholders.

The full text of FTN’s opinion, dated October 16, 2007, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by FTN, is attached as Annex E to this proxy statement and is incorporated by reference into this proxy statement. The summary of FTN’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion. You are urged to read the opinion carefully in its entirety. FTN’s opinion was delivered to the board for its information and is directed only to the fairness, from a financial point of view, to our shareholders, of the consideration paid in the reorganization and does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Altrust, or any other aspect of the reorganization, including the merits of our underlying decision to engage in the reorganization. FTN’s opinion does not constitute a recommendation to any shareholder as to how the shareholder should vote with respect to the reorganization or any other matter.

In preparing its opinion to our board of directors, FTN performed various financial and comparative analyses, including those described below. The summary set forth below does not purport to be a complete description of the analyses underlying FTN’s opinion or the presentation made by FTN to the board. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, FTN did not attribute any particular weight to any analysis or factor considered by it, but rather made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. Also, no company included in FTN’s comparative analyses described below is identical to Altrust and no transaction is identical to the merger. Therefore, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Altrust and the companies to which it is being compared. Accordingly, FTN believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, or focusing on information presented in tabular format, without considering all of the analyses and factors or the narrative description of the analyses, would create a misleading or incomplete view of the process underlying its opinion.

In performing its analyses, FTN made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of FTN or Altrust. Any estimates contained in the analyses performed by FTN are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, FTN’s opinion was among several factors taken into consideration by the board in making its determination to approve the reorganization plan and the aggregate consideration to be paid by Altrust in the reorganization. Consequently, FTN’s analyses should not be viewed as determinative of the decision of the board or of management with respect to the fairness of the consideration in the reorganization.

In arriving at its opinion, FTN, among other things, did the following:

•	reviewed certain publicly available business and financial information relating to Altrust that FTN deemed to be relevant;

•

reviewed certain information, including financial analyses and forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Altrust, including financial forecasts prepared by our management;

•

conducted discussions with members of our senior management and its representatives regarding the matters described in the preceding two bullet points as well as their respective businesses and prospects before and after giving effect to the merger;

•	reviewed the reported price and trading activity for Altrust common stock and compared them with similar information for certain other publicly traded companies that FTN deemed to be relevant;

•	compared the proposed financial terms of the repurchase with the financial terms of other transactions that FTN deemed to be relevant; and

•

reviewed the current market environment in the banking industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as FTN considered appropriate.

In performing its reviews and analyses and in rendering its opinion, FTN relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided by Altrust or its respective representatives, or that was otherwise reviewed by FTN and has assumed such accuracy and completeness for purposes of rendering the opinion. FTN further relied on the assurances of our management that they were not aware of any facts or circumstances that would make any of the information provided by Altrust inaccurate or misleading. FTN has not been asked to undertake, and has not undertaken, an independent verification of any of such information and FTN does not assume any responsibility or liability for the accuracy or completeness thereof. FTN did not undertake an independent evaluation or appraisal of any of our assets or liabilities, nor was it furnished with any evaluations or appraisals. FTN did not make an independent evaluation of the adequacy of our allowance for loan losses nor has FTN reviewed any individual credit files relating to Altrust. FTN assumed, with our consent, that our respective allowances for loan losses are adequate to cover such losses. With respect to the management forecasts furnished to or discussed with FTN, FTN assumed, with the consent of the board, that they were reasonably prepared and reflected the best currently available estimates and judgments of our management as to our expected future financial performance and that the forecasts would be achieved.

FTN’s opinion is necessarily based upon market, economic and other conditions as they existed on, and on the information made available to FTN as of, October 4, 2007. FTN assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the reorganization. FTN did not express any opinion as to the prices at which Altrust common stock will trade following the announcement of the reorganization or the price at which Altrust common stock will trade following the completion of the reorganization. No other limitation was imposed on FTN with respect to the investigations made or procedures followed by FTN in rendering its opinion.

Financial Analysis. The following is a summary of the material analyses performed by FTN in connection with its opinion to our board of directors dated October 16, 2007. Some of the financial analyses summarized below include information presented in tabular format. In order to understand fully FTN’s financial analyses, the tables must be read together with the text of the summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of FTN’s financial analyses.

Premium Analysis. Based upon per-share financial information for Altrust for the twelve months ended June 30, 2007, FTN calculated the following ratios:

	Current Price		At $17.25
Market Value ($M)	85.00		96.07
Premium to Current Market (1)	—%		11.29%
Price/ LTM Earnings (2)	13.84	x	15.40	x
Price/ Book (2)	175.22%		195.07%
Price/ Tang Book (2)	197.01%		219.33%
Price/ Assets (2)	19.46%		21.97%
Price/ Deposits (2)	25.96%		29.35%

(1)	Based upon 300 shares traded on August 1, 2007
(2)	As of June 30, 2007

For purposes of FTN’s analyses, earnings per share were based on fully diluted earnings per share. The aggregate consideration for the repurchase was approximately $12.0 million with approximately 700,000 shares repurchased at $17.25 per share.

Comparable Company Analysis. FTN used publicly available information to compare selected financial and market trading information for Altrust and three different groups of depository institutions selected by FTN.

The first comparable group consisted of the following publicly traded depository institutions located in the southeast region of the United States with assets of $350—$500 million:

Bank of the Carolinas Corporation	Georgia-Carolina Bancshares, Inc.
Britton & Koontz Capital Corporation	Greer Bancshares Incorporated
Cape Fear Bank Corporation	Habersham Bancorp
Carolina Bank Holdings, Inc.	HCSB Financial Corporation
CCF Holding Company	Highlands Bankshares, Inc.
Central Virginia Bankshares, Inc.	MidCarolina Financial Corporation
Coastal Banking Company, Inc.	Monarch Financial Holdings, Inc.
Community First Bancorporation	Provident Community Bancshares, Inc.
Cornerstone Bancshares, Inc.	Southcoast Financial Corporation
F & M Bank Corp.	Southeastern Banking Corporation
Fauquier Bankshares, Inc.	Southern Community Bancshares, Inc.
First Bancshares, Inc.	Tidelands Bancshares, Inc.
First Century Bankshares, Inc.	United Bancorporation of Alabama, Inc.
First South Bancorp, Inc.	Uwharrie Capital Corp
First Trust Bank	Waccamaw Bankshares, Inc.
Georgia Bancshares, Inc.

The table below compares the data for Altrust as of and for the twelve-month period ended June 30, 2007 and the median, minimum and maximum data for the comparable peer group as of and for the twelve-month period ended June 30, 2007 with pricing data as of October 4, 2007. Financials are in ($000) unless otherwise noted.

Comparable Group Analysis – Market and Financial Performance

Altrust Financial	Comparable Group
Median	Low	High
Total Assets ($000)	437,332	426,648	351,997	496,403
Market Value ($M)	85.03	50.08	33.99	100.17

Equity/ Assets	11.11%	8.28%	6.13%	14.14%
Tang Equity/ Tang Assets	10.00%	8.05%	5.82%	14.14%

LTM ROAA	1.43%	0.91%	0.25%	1.66%
LTM ROAE	12.86%	10.76%	2.51%	17.68%
Net Interest Margin	3.75%	3.83%	2.82%	5.65%
Efficiency Ratio	62.55%	65.49%	50.72%	81.76%
Non-Performing Assets/ Assets	0.88%	0.39%	—%	3.21%

Price/ LTM Earnings	15.40	x	14.62	x	10.25	x	54.63	x
Price/ Book Value	195.1%	144.75%	85.80%	263.86%
Price/ Tangible Book Value	219.3%	147.48%	92.48%	263.86%

Altrust market multiples are based on the proposed repurchase price of $17.25.

Applying these comparable company multiples to our financials as of June 30, 2007 provided the following range of values.

Comparable Group Market Multiples and Implied Values

Market Multiples	Trading Multiples	Median Multiple		Minimum Multiple		Maximum Multiple
Price/ LTM EPS	15.40	14.62	x	10.25	x	54.63	x
Price/ Book Value	195.07	144.75%		85.80%		263.86%
Price/ Tang. Book Value	219.33	147.48%		92.48%		263.86%
Price/ Assets	21.97	12.68%		7.77%		20.55%
Price/ Deposits	29.35	17.37%		11.60%		38.57%

Implied Values	Altrust 2Q 2007	Implied Median Value		Implied Min Value		Implied Max Value
Price/ LTM EPS	$6,161	$16.42		$11.51		$61.35
Price/ Book Value	$49,491	$13.06		$7.74		$23.80
Price/ Tang. Book Value	$44,125	$11.86		$7.44		$21.22
Price/ Assets	$437,332	$10.11		$6.19		$16.38
Price/ Deposits	$327,275	$10.36		$6.92		$23.01

Altrust market multiples are based on the proposed repurchase price of $17.25.

The second comparable group consisted of the following publicly traded depository institutions located in the southeast region of the United States with assets of $350—$500 million and a Return on Average Assets of greater than 1.0% over the last twelve months as of June 30, 2007:

CCF Holding Company	First Trust Bank
Cornerstone Bancshares, Inc.	Georgia Bancshares, Inc.
F & M Bank Corp.	Highlands Bankshares, Inc.
Fauquier Bankshares, Inc.	MidCarolina Financial Corporation
First Century Bankshares, Inc.	Southeastern Banking Corporation
First South Bancorp, Inc.	Waccamaw Bankshares, Inc.

The table below compares the data for Altrust as of and for the twelve-month period ended June 30, 2007 and the median, minimum and maximum data for the comparable peer group as of and for the twelve-month period ended June 30, 2007 with pricing data as of October 4, 2007. Financials are in ($000) unless otherwise noted.

Comparable Group Analysis – Market and Financial Performance

Altrust Financial	Comparable Group
Median	Low	High
Total Assets ($000)	437,332	419,405	367,507	486,028
Market Value ($M)	85.03	66.35	45.69	85.00

Equity/ Assets	11.11%	8.95%	6.49%	13.10%
Tang Equity/ Tang Assets	10.00%	8.49%	6.49%	13.00%
LTM ROAA	1.43%	1.11%	1.00%	1.66%

LTM ROAE	12.86%	12.82%	10.13%	17.68%
Net Interest Margin	3.75%	4.13%	3.16%	5.65%
Efficiency Ratio	62.55%	59.47%	50.72%	66.85%
Non-Performing Assets/ Assets	0.88%	0.21%	—%	1.88%

Price/ LTM Earnings	15.40	x	14.18	x	11.03	x	18.04	x
Price/ Book Value	195.1%	181.15%	129.83%	263.86%
Price/ Tangible Book Value	219.3%	181.15%	140.56%	263.86%

Altrust market multiples are based on the proposed repurchase price of $17.25.

Applying these comparable company multiples to Altrust financials as of June 30, 2007 provided the following range of values.

Comparable Group Market Multiples and Implied Values

Market Multiples	Trading Multiples	Median Multiple	Minimum Multiple	Maximum Multiple
Price/ LTM EPS	15.40	14.18 x	11.03 x	18.04 x
Price/ Book Value	195.07	181.15%	129.83%	263.86%
Price/ Tang. Book Value	219.33	181.15%	140.56%	263.86%
Price/ Assets	21.97	14.62%	11.97%	20.41%
Price/ Deposits	29.35	17.77%	11.60%	38.57%

Implied Values	Altrust 2Q 2007	Implied Median Value	Implied Min Value	Implied Max Value
Price/ LTM EPS	$6,161	$15.92	$12.39	$20.26
Price/ Book Value	$49,491	$16.34	$11.71	$23.80
Price/ Tang. Book Value	$44,125	$14.57	$11.31	$21.22
Price/ Assets	$437,332	$11.65	$9.54	$16.27
Price/ Deposits	$327,275	$10.60	$6.92	$23.01

Altrust market multiples are based on the proposed repurchase price of $17.25.

The third comparable group consisted of the following publicly traded depository institutions located in the United States with assets of $350—$500 million and a Return on Average Assets of greater than 1.25% over the last twelve months as of June 30, 2007:

Bank of Southside Virginia Corporation	Honat Bancorp, Inc.
Boyle Bancorp, Inc.	Jeffersonville Bancorp
Calvin B. Taylor Bankshares, Inc.	Norwood Financial Corp.
Citizens Bancorp	Orange County Trust Company
Community Bank & Trust Company	Southeastern Banking Corporation
Community Bank of South Florida, Inc.	Union Bankshares, Inc.
Highlands Bankshares, Inc.

The table below compares the data for Altrust as of and for the twelve-month period ended June 30, 2007 and the median, minimum and maximum data for the comparable peer group as of and for the twelve-month period ended June 30, 2007 with pricing data as of October 4, 2007. Financials are in ($000) unless otherwise noted.

Comparable Group Analysis – Market and Financial Performance

Altrust Financial	Comparable Group
Median	Low	High
Total Assets ($000)	437,332	409,157	354,579	484,704
Market Value ($M)	85.03	88.75	50.08	145.12

Equity/ Assets	11.11%	11.10%	9.44%	19.91%
Tang Equity/ Tang Assets	10.00%	11.10%	9.44%	19.35%

LTM ROAA	1.43%	1.57%	1.26%	2.31%
LTM ROAE	12.86%	12.43%	10.46%	16.02%
Net Interest Margin	3.75%	4.81%	3.88%	5.46%
Efficiency Ratio	62.55%	54.39%	38.07%	64.74%
Non-Performing Assets/ Assets	0.88%	0.21%	—%	1.56%

Price/ LTM Earnings	15.40	x	14.22	x	10.94	x	21.46	x
Price/ Book Value	195.1%	164.60%	129.83%	321.49%
Price/ Tangible Book Value	219.3%	164.60%	133.60%	321.49%

Altrust market multiples are based on the proposed repurchase price of $17.25.

Applying these comparable company multiples to Altrust financials as of June 30, 2007 provided the following range of values.

Comparable Group Market Multiples and Implied Values

Market Multiples	Trading Multiples	Median Multiple		Minimum Multiple		Maximum Multiple
Price/ LTM EPS	15.40	14.22	x	10.94	x	21.46	x
Price/ Book Value	195.07	164.60%		129.83%		321.49%
Price/ Tang. Book Value	219.33	164.60%		133.60%		321.49%
Price/ Assets	21.97	20.23%		13.28%		33.16%
Price/ Deposits	29.35	26.60%		15.59%		40.02%

Implied Values	Altrust 2Q 2007	Implied Median Value		Implied Min Value		Implied Max Value
Price/ LTM EPS	$6,161	$15.97		$12.29		$24.10
Price/ Book Value	$49,491	$14.85		$11.71		$29.00
Price/ Tang. Book Value	$44,125	$13.24		$10.75		$25.86
Price/ Assets	$437,332	$16.13		$10.59		$26.43
Price/ Deposits	$327,275	$15.87		$9.30		$23.87

Altrust market multiples are based on the proposed repurchase price of $17.25.

Analysis of Selected Merger Transactions. FTN reviewed 12 merger transactions announced from January 1, 2005 through October 4, 2007 involving depository institutions acquired in the southeast region of the United States with assets of $300—$600 million. FTN reviewed the following multiples: transaction price at announcement to last twelve months’ EPS, transaction price to book value per share, transaction price to tangible book value per share, tangible book premium to core deposits, and premium to current market price. FTN computed a median, minimum and maximum multiple for the transactions. The multiples were applied to our financial information as of and for the twelve months ended June 30, 2007. As illustrated in the following table, FTN derived imputed ranges of values per share for Altrust common stock of $17.18 to $25.47 based upon the median multiples for these transactions.

Comparable Transaction Multiples

Transaction Multiples		Median Multiple		Minimum Multiple		Maximum Multiple
Transaction Price/ LTM EPS		22.68	x	13.59	x	56.09	x
Transaction Price/ Book Value		255.98%		166.67%		377.04%
Transaction Price/ Tang. Book Value		277.49%		166.67%		377.04%
Franchise Prem/ Core Deposits		23.95%		14.63%		34.28%
Transaction Price/ Assets		24.49%		17.84%		47.48%
Transaction Price/ Deposits		28.79%		12.28%		38.64%

Implied Values (1)		Implied Median Value		Implied Min Value		Implied Max Value
Transaction Price/ LTM EPS	$6,161	$25.47		$15.26		$62.99
Transaction Price/ Book Value	$49,491	$23.09		$15.04		$34.01
Transaction Price/ Tang. Book Value	$44,125	$22.32		$13.41		$30.33
Franchise Prem/ Core Deposits (2)	$267,744	$20.71		$16.16		$25.75
Transaction Price/ Assets	$437,332	$19.52		$14.22		$37.85
Transaction Price/ Deposits	$327,275	$17.18		$7.33		$23.05

(1)	Based on our financials as of June 30, 2007 – values are in ($000).
(2)	Core deposits exclude jumbo time deposits which as of June 30, 2007 made up 18.19% of deposits.

Using the values determined above, FTN also applied a 20% control premium discount to the comparable transaction multiples to derive a range of median values of $13.74—$20.38.

Control Premium Discount		Implied Median Value	Implied Min Value	Implied Max Value
Transaction Price/ LTM EPS	$6,161	$20.38	$12.21	$50.39
Transaction Price/ Book Value	$49,491	$18.47	$12.03	$27.21
Transaction Price/ Tang. Book Value	$44,125	$17.86	$10.72	$24.26
Franchise Prem/ Core Deposits	$267,744	$16.57	$12.93	$20.60
Transaction Price/ Assets	$437,332	$15.62	$11.38	$30.28
Transaction Price/ Deposits	$327,275	$13.74	$5.86	$18.44

Discounted Cash Flows and Terminal Value Analysis. FTN performed an analysis that estimated the future stream of our after-tax cash flows through December 31, 2011 with and without the repurchase, assuming our projected cash flow stream performed in accordance with our management’s earnings projections through 2011. To approximate the terminal value of our cash flow at December 31, 2011, FTN applied terminal multiples to the projected book value ranging from 125% to 225% – providing a range of multiples similar to its peer group. The cash flow streams and terminal values were then discounted to present values using different discount rates ranging from 12.0% to 18.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Altrust common stock. FTN also approximated the terminal value of our cash flow at December 31, 2011, by applying terminal multiples to the projected earnings ranging from 10x to 16x – providing a range of multiples similar to its peer group. As illustrated in the following tables, this analysis indicated an imputed range of values per share for Altrust common stock of $11.97 to $23.30 without the repurchase and $12.13 to $22.58 with the repurchase when applying the various terminal multiples and discount rates – bordered values approximate the repurchase price.

Discounted Cash Flows and Terminal Multiple Values without Repurchase (1)

Discount Rate	Terminal Book Multiple (1)
	125.0%	150.0%	175.0%	200.0%	225.0%
12%	14.90	17.00	19.10	21.20	23.30
13%	14.44	16.47	18.49	20.52	22.54
14%	14.00	15.95	17.91	19.87	21.82
15%	13.58	15.46	17.35	19.24	21.13
16%	13.17	14.99	16.82	18.64	20.47
17%	12.78	14.54	16.31	18.07	19.83
18%	12.41	14.11	15.81	17.52	19.22

Discount Rate	Terminal Earnings Multiple (1)
	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x
12%	14.37	15.37	16.36	17.36	18.36	19.35	20.35
13%	13.93	14.89	15.85	16.81	17.78	18.74	19.70
14%	13.50	14.43	15.36	16.29	17.22	18.15	19.08
15%	13.10	14.00	14.89	15.79	16.69	17.58	18.48
16%	12.71	13.57	14.44	15.31	16.17	17.04	17.91
17%	12.33	13.17	14.01	14.85	15.68	16.52	17.36
18%	11.97	12.78	13.59	14.40	15.21	16.02	16.83

Discounted Cash Flows and Terminal Multiple Values with Repurchase (1)

Discount Rate	Terminal Book Multiple (1)
	125.0%	150.0%	175.0%	200.0%	225.0%
12%	14.56	16.56	18.57	20.58	22.58
13%	14.11	16.05	17.98	19.92	21.86
14%	13.68	15.55	17.42	19.29	21.16
15%	13.27	15.08	16.88	18.69	20.49
16%	12.88	14.62	16.36	18.11	19.85
17%	12.50	14.18	15.87	17.55	19.24
18%	12.13	13.76	15.39	17.02	18.65

Discount Rate	Terminal Earnings Multiple (1)
	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x
12%	14.85	15.89	16.92	17.95	18.99	20.02	21.05
13%	14.40	15.39	16.39	17.39	18.38	19.38	20.38
14%	13.96	14.92	15.88	16.85	17.81	18.77	19.73
15%	13.54	14.47	15.40	16.33	17.25	18.18	19.11
16%	13.13	14.03	14.93	15.83	16.72	17.62	18.52
17%	12.75	13.61	14.48	15.35	16.22	17.08	17.95
18%	12.37	13.21	14.05	14.89	15.73	16.57	17.40

(1)	Based on 5.5 million shares outstanding for the quarter ended June 30, 2007.

In connection with its analyses, FTN considered and discussed with the Altrust board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. FTN noted that the discounted cash flow stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Going-Private Transactions. FTN also analyzed nine going-private transactions that have been announced since September 28, 2006. FTN applied the premiums paid to shareholders in these transactions to the trading prices of Altrust common stock since January 1, 2007. Based on the most recent trade at $15.50 per share the median premium paid to shareholders was 10.50% which would equate to a $17.13 repurchase price. The table below details the going private transactions included in the analysis.

Going-Private Transactions

Company	Ticker	Form	Date	Price	Price at Announce	Premium to Announce
Citizens Bancorp (1)	CZBC	Stock Reclassification	9/12/2007	$23.50	$19.00	23.7%
Northway Financial, Inc.	NWYF	Reverse Split	4/16/2007	$37.50	$30.11	24.5%
Citizens Financial Corporation	CNFL	Reverse Split	7/2/2007	$7.25	$6.54	10.9%
PSB Group, Inc.	PSBG	Reverse Split	5/24/2007	$21.00	$19.00	10.5%
Ohio State Bancshares, Inc.	OSBI	Reverse Split	1/12/2007	$95.00	$92.25	3.0%
Monarch Community Bancorp, Inc.	MCBF	Merger	2/16/2007	$13.50	$10.70	26.2%
Georgia Trust		Stock Reclassification	12/29/2006	NA	NA	0.0%
Home City Financial Corp	HCFL	Reverse Split	12/1/2006	$17.10	$15.63	9.4%
Allied Bancshares, Inc.		Stock Reclassification	9/28/2006	NA	NA	0.0%
			Median Premium			10.5%

(1)	CZBC premium only available to shareholders with fewer than 250 shares, others with between 250 – 2500 shares were reclassified into preferred stock with no premium.

In addition, the difference between the trading range of Altrust common stock since January 1, 2007 and the proposed repurchase price were provided and are detailed in the table below. Comparing the volume weighted price of $11.36 and the median share price of $11.30 to the proposed repurchase price of $17.25 provides a 51.8% and 52.7% premium, respectively to our shareholders. Based on the most recent traded price of $15.50 provides a premium of 11.3%.

Trading History and Premium Analysis

Date	ATFS Close	Volume	Premium to $17.25
8/1/2007	$15.50	300	11.3%
7/2/2007	$14.50	600	19.0%
5/25/2007	$11.85	400	45.6%
5/23/2007	$11.70	200	47.4%
5/22/2007	$11.60	200	48.7%
5/9/2007	$11.30	500	52.7%
5/1/2007	$11.15	200	54.7%
4/30/2007	$11.25	500	53.3%
4/23/2007	$10.50	1,200	64.3%
4/11/2007	$12.00	100	43.8%
4/9/2007	$11.00	147	56.8%
2/21/2007	$11.00	5,290	56.8%
1/12/2007	$11.00	948	56.8%

Minimum	$10.50		64.3%
Maximum	$15.50		11.3%
Median	$11.30		52.7%
Vol Weighted	$11.36		51.8%

Pro Forma Analysis. FTN analyzed certain potential pro forma effects of the reorganization, assuming the following: (1) the reorganization will be effective on January 1, 2008, (2) the aggregate consideration paid by Altrust in the repurchase is $12 million and will funded with cash available through issuance of Trust Preferred Securities, (3) earnings per share projections for Altrust are consistent with management’s expectations. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Miscellaneous. Pursuant to the terms of FTN’s engagement, we have agreed to pay FTN a fee of $65,000 upon the delivery of its opinion to our board of directors. We also have agreed to reimburse FTN for reasonable expenses incurred by FTN in performing its services and to indemnify FTN and related persons and entities against liabilities, including liabilities under the U.S. federal securities laws, arising out of FTN’s engagement.

Altrust retained FTN based upon FTN’s experience and expertise. FTN is a nationally recognized investment banking and advisory firm. FTN, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. FTN is an affiliate of FTN Financial Group (a division of First Tennessee Bank National Association), which is nationally recognized for its expertise in the capital markets needs of financial institutions.

In addition to its services in connection with the reorganization, FTN was placement agent for $18 million in trust preferred securities for use in the transaction and one of FTN’s affiliates has provided correspondent and lending services to Altrust and the Altrust ESOP. FTN may provide us with investment banking services in the future. In connection with the above-described services FTN and its affiliates have received, and may receive in the future, compensation. In the ordinary course of FTN’s business, FTN may purchase securities from and sell securities to Altrust and its affiliates. FTN may also actively trade the debt or equity securities of Altrust or its affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

The FIG Opinion

Because we have various relationships with FTN, including engaging FTN as placement agent for the sale of the trust preferred securities the proceeds of which will be used to fund the reorganization, the board also engaged FIG to provide an independent opinion as to the fairness, from a financial point of view, of the merger consideration to be paid to our unaffiliated shareholders. FIG is an independent investment management and valuation consulting firm located in Atlanta, Georgia and established in 2003.

Prior to engaging FIG, other professional appraisal firms were considered. FIG was selected to issue its opinion based on its reputation within the communities we serve, its familiarity with the market area, and its fee quote.

Our board placed no limitations on the scope of FIG’S analysis, nor did it provide any instructions to FIG regarding the engagement, other than describing the transaction giving rise to the engagement and providing FIG with any requested information regarding Altrust. No relationship exists or has existed within the past two years between Altrust, FIG or any of their respective affiliates. We will pay FIG a fee of approximately $60,000 for its services rendered in connection with its valuation opinion.

During the course of FIG’S engagement it conducted an investigation of Altrust to assist in evaluating the proposed transaction. In the course of that ongoing investigation, FIG reviewed and analyzed material bearing upon our financial and operating conditions including the following: certain publicly available and non-public information concerning Altrust, the financial statements for the years ended December 31, 2006, 2005 and 2004 as well as financials for the first six months of 2007; financial projections prepared by our management; the trading characteristics and trading price of groups of publicly traded banks that FIG consider relevant; and financial and other publicly and non-publicly available information we provided. In rendering this opinion, FIG assumed, without independent verification, the accuracy and completeness of the financial and other information.

The FIG valuation is based on historical or prospective financial information we provided to FIG as well as information from third parties, including publicly available information regarding other financial institutions FIG deemed relevant in its consideration.

The full text of FIG’s opinion, dated October 17, 2007, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by FIG, is attached as Annex F to this proxy statement and is incorporated by reference into this proxy statement. The summary of FIG’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion. You are urged to read the opinion carefully in its entirety. FIG’s opinion was delivered to the board for its information and is directed only to the fairness, from a financial point of view, to our shareholders, of the consideration paid in the reorganization and does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Altrust, or any other aspect of the reorganization, including the merits of our underlying decision to engage in the reorganization. FIG’s opinion does not constitute a recommendation to any shareholder as to how the shareholder should vote with respect to the reorganization or any other matter.

FIG also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its knowledge of the banking industry and its general experience in securities valuations.

In rendering its opinion, FIG developed a number of select publicly traded peer groups for Altrust. The first peer group includes all publicly traded community banks in Alabama, Mississippi, Tennessee, and Georgia (excluding the Atlanta MSA) with total assets between $250 million and $750 million. While we are publicly traded, the average volume of shares traded is significantly below peer levels and therefore the pricing of the Altrust common stock does not reflect its fair market value. This analysis establishes a value that Altrust common stock could receive in the marketplace if its trading characteristics more closely mirrored those of these more liquid institutions. The medians of this peer group’s trading multiples were a price-to-book value ratio of 159.2%, a price-to-tangible book value ratio of 143.6%, a price-to-last twelve months (LTM) earnings multiple of 13.9x and an implied premium-to-core deposits ratio of 7.09%.

The following table lists the companies in the first peer group:

Institution Name	Ticker	State	Total Assets ($000)
Auburn National Bancorporation, Inc.	AUBN	AL	651,822
Britton & Koontz Capital Corporation	BKBK	MS	364,018
CapitalSouth Bancorp	CAPB	AL	511,047
Community Capital Bancshares, Inc.	ALBY	GA	266,504
Cornerstone Bancshares, Inc.	CSBQ	TN	450,000
First Bancshares, Inc.	FBMS	MS	473,598
Frontier National Corporation	FIEC	AL	338,334
Georgia-Carolina Bancshares, Inc.	GECR	GA	433,502
Habersham Bancorp	HABC	GA	496,403
Mountain National Bancshares, Inc.	MNBT	TN	508,860
Paragon National Bank	PGNN	TN	267,078
Southeastern Banking Corporation	SEBC	GA	414,052
Southwest Georgia Financial Corporation	SGB	GA	287,422
Thomasville Bancshares, Inc.	THVB	GA	318,295

The second peer group includes community banks that are of comparable asset size to Altrust, being publicly traded nationwide with total assets between $300 million and $600 million with a return on average assets of 1.00% and nonperforming assets to total loans ratio of over 1.00%. The medians of this peer group’s trading multiples were a price-to-book value ratio of 157.7%, a price-to-tangible book value ratio of 161.5%, a price-to-LTM earnings multiple of 12.2x and an implied premium-to-core deposits ratio of 8.88%.

The following table lists the companies in the second peer group:

Institution Name	Ticker	State	Total Assets ($000)
1st Constitution Bancorp	FCCY	NJ	428,199
Codorus Valley Bancorp, Inc.	CVLY	PA	589,753
Community Bank & Trust Company	CBNH	NH	415,325
Community Bankshares, Inc.	SCB	SC	585,569
First Century Bankshares, Inc.	FCBS	WV	429,365
Frontier National Corporation	FIEC	AL	338,334
Guaranty Federal Bancshares, Inc.	GFED	MO	528,008
NCAL Bancorp	NCAL	CA	325,884
Parke Bancorp, Inc.	PKBK	NJ	420,824
Peoples Financial Services Corp.	PFIS	PA	414,781
Premier Financial Bancorp, Inc.	PFBI	WV	547,259
Union Bankshares, Inc.	UNB	VT	397,000

Additionally, FIG estimated our present value on a standalone basis by assuming a range of discount rates from 11% to 13% and utilizing the forecasted earnings of the pro forma company our management provided for 2007 through 2012. In arriving at our value, FIG assumed a growth into perpetuity of 3.0%. This terminal value was then discounted, along with yearly cash flows for 2007 through and including 2011, to arrive at our present value. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of Altrust common stock.

FIG also developed three comparable transaction peer groups to review the pricing multiples paid in mergers or acquisitions of similar community banks and thrifts that are of comparable asset size to Altrust. The first group consisted of transactions, announced since January 1, 2000; involving community banks located in Alabama with assets less than $1 billion. The medians of this peer group’s acquisition multiples were a price-to-tangible book value ratio of 174.6%, a price-to-last twelve months earnings of 18.9 times, a price-to-assets ratio of 17.3%, and a premium-to-core deposits ratio of 11.8%.

The following table lists the companies in the first comparable transactions group:

Date Announced	Buyer	ST	Seller	ST
05/21/07	BancTrust Financial Group Inc.	AL	Peoples BancTrust Co.	AL
04/04/07	State Capital Corporation	MS	Geneva Bancshares Inc.	AL
08/11/06	SouthCrest Financial Group Inc	GA	Maplesville Bancorp	AL
04/29/06	Banc Corp.	AL	Community Bancshares Inc.	AL
10/12/05	First M & F Corp.	MS	Columbiana Bancshares Inc.	AL
08/09/05	West Alabama Capital Corp.	AL	West Alabama Bancshares Inc.	AL
04/14/05	Heritage First Bancshares Inc	GA	Dekalb Bancshares Inc.	AL
04/07/05	Tombigbee Bancshares Inc.	0	Sweet Water State Bank	AL
07/15/04	Peoples Holding Co.	MS	Heritage Financial Hldg Corp	AL
07/02/03	Community Capital Bancshares	GA	First Bank of Dothan	AL
05/28/03	BancTrust Financial Group Inc.	AL	CommerceSouth Inc.	AL
09/10/02	Charter Financial Corp. (MHC)	GA	EBA Bancshares, Inc.	AL
01/16/02	Bancorp of Lucedale Inc.	MS	Grand Bancorp Inc.	AL
01/09/02	Marion County Bancshares, Inc.	AL	Triangle Bancorporation	AL
09/06/01	Alabama National BanCorp.	AL	Farmers National Bancshares	AL
08/08/00	Whitney Holding Corp.	LA	Prattville Fncl. Srvcs. Corp.	AL
04/25/00	West Alabama Capital Corp.	AL	Perry County Bank	AL

The second comparable transaction group includes transactions, announced since January 1, 2004; involving community banks located in the Alabama, Arkansas, Georgia (excluding the Atlanta MSA), Missouri, Mississippi and Tennessee (excluding the Nashville MSA) with assets between $300 million and $1 billion. The medians of this peer group’s acquisition multiples was a price-to-tangible book value ratio of 263.2%, a price-to-last twelve months earnings of 18.3 times, a price-to-assets ratio of 19.3%, and a premium-to-core deposits ratio of 18.2%.

The following table lists the companies in the second comparable transactions group:

Date Announced	Buyer	ST	Seller	ST
05/21/07	BancTrust Financial Group Inc.	AL	Peoples BancTrust Co.	AL
10/31/06	BancorpSouth Inc.	MS	City Bancorp	MO
08/09/06	IBERIABANK Corp.	LA	Pulaski Investment Corp.	AR
04/29/06	Banc Corp.	AL	Community Bancshares Inc.	AL
01/11/06	BB&T Corp.	NC	First Citizens Bancorp	TN
12/21/05	Marshall & Ilsley Corp.	WI	Trustcorp Financial Inc.	MO
12/21/05	National City Corp.	OH	Forbes First Financial Corp.	MO
09/30/05	Pinnacle Financial Partners	TN	Cavalry Bancorp Inc.	TN
08/17/05	Liberty Bancshares Inc.	AR	Russellville Bancshares Inc	AR
08/10/05	BancorpSouth Inc.	MS	American State Bank Corp.	AR
03/01/05	First National Security Co.	AR	First Community Banking Corp.	AR
11/23/04	Home Bancshares Inc.	AR	TCBancorp Inc.	AR
07/15/04	Peoples Holding Co.	MS	Heritage Financial Hldg Corp	AL
05/12/04	Capital City Bank Group Inc.	FL	Farmers & Merchants Bank	GA

The third comparable transaction group includes transactions, announced since January 1, 2006; involving community banks located nationwide with assets between $300 million and $1 billion and a return on average assets greater than 1.00% and non-performing assets-to-assets greater than 0.50%. The medians of this peer group’s acquisition multiples was a price-to-tangible book value ratio of 290.9%, a price-to-last twelve months earnings of 17.5 times, a price-to-assets ratio of 23.5%, and a premium-to-core deposits ratio of 24.5%.

The following table lists the companies in the third comparable transactions group:

Date Announced	Buyer	ST	Seller	ST
07/10/07	BMO Financial Group		Ozaukee Bank	WI
06/04/07	Chittenden Corp.	VT	Community Bank & Trust Company	NH
04/24/07	East West Bancorp Inc.	CA	Desert Community Bank	CA
02/09/07	Marshall & Ilsley Corp.	WI	Excel Bank Corporation	MN
10/18/06	AmericanWest Bancorp.	WA	Far West Bancorporation	UT
09/18/06	UCBH Holdings Inc.	CA	Summit Bank Corp.	GA
09/05/06	United Community Banks Inc.	GA	Southern Bancorp Inc.	GA
06/05/06	Inland Bancorp Holding Company	IL	Cambank Inc.	IL
04/20/06	Glacier Bancorp Inc.	MT	Citizens Development Co.	MT
01/11/06	BB&T Corp.	NC	First Citizens Bancorp	TN
08/17/05	Liberty Bancshares Inc.	AR	Russellville Bancshares Inc	AR
12/29/04	City Holding Co.	WV	Classic Bancshares Inc.	KY
05/12/04	Capital City Bank Group Inc.	FL	Farmers & Merchants Bank	GA

Additionally, FIG estimated our present value by assuming a range of discount rates from 11% to 13% and utilizing the forecasted earnings of the pro forma company provided for 2007 through 2012. In arriving at our value, FIG assumed two separate terminal acquisition values, one based on a price-to-earnings multiple and the other on a price-to-book multiple. This terminal value was then discounted, along with yearly cash flows for 2007 through and including 2011, to arrive at our present value.

The results of the preceding analyses were weighted in the following way: the two publicly traded peer groups, the stand-alone DCF, and the two take-out DCF valuations were each given 15% weights, while the three comparable transaction groups were weighted at 8.33% each.

Furthermore, the results were then analyzed on the basis of both a control premium valuation and a non-control, or minority, valuation. The difference between the two being a 30% historical control premium being added to the comparable peer analysis and stand-alone discounted cash flow analysis in the case of the control premium valuation; and subtracted from the comparable transaction analysis results and the terminal discounted cash flow analyses in the case of the minority valuation. The resulting values for Altrust common stock were $13.29 for a minority interest and $18.18 for a control premium valuation. This compares to the merger consideration of $17.25, which is marginally above the midpoint of this value range of $15.74

Based on FIG’s investigation and analysis, and weighting all the results of the aforementioned analyses, it is FIG’s opinion that the merger consideration is fair from a financial point of view to our shareholders.

The Mercer Opinion

Mercer has been retained by the trustee of the Altrust ESOP to render an opinion as to the fairness, from a financial point of view, to the Altrust ESOP of the reorganization. Mercer has not been asked to opine as to, and its opinion does not in any manner address, our business decision to proceed with the reorganization. On October 22, 2007, Mercer rendered its written opinion to the effect that, as of such date and based upon and subject to matters stated in its opinion, the reorganization is fair from a financial point of view to the Altrust ESOP. No limitations were imposed by our board upon Mercer with respect to the investigations made or the procedures followed by Mercer in rendering its opinion.

Mercer is a business valuation and financial advisory firm located in Memphis, Tennessee. Mercer is regularly engaged to provide valuation services in connection with mergers and acquisitions, corporate transactions, share repurchases, tax compliance, ESOPs and employee benefit plans, and related purposes. Neither Mercer nor any of its affiliates has a financial interest in us or any of our subsidiaries. Mercer was selected to provide its fairness opinion based on its familiarity with us and the regional community banking industry, as well as its knowledge of the banking industry as a whole. Mercer will receive a fee for providing its fairness opinion, which fee is not contingent on its opinion. Prior to Mercer’s engagement to provide this fairness opinion on behalf of the Altrust ESOP, Mercer has performed appraisals for the Altrust ESOP since 1985. These appraisals were generally performed on an annual basis for Altrust ESOP administration purposes with interim updates in certain years.

Mercer’s opinion is annexed hereto as Annex G and incorporated by reference into this proxy statement. Mercer’s opinion is directed to the Trustee of the Altrust ESOP, addresses only the fairness of the consideration to be paid in the reorganization from a financial point of view, and does not constitute a recommendation as to how any shareholder should vote at the special meeting. The summary of Mercer’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion and supporting documentation presented to the Trustee of the Altrust ESOP and to our board.

In connection with its opinion, Mercer reviewed and analyzed certain publicly available financial information concerning Altrust and certain internal analyses and other information furnished to Mercer by our management. Mercer also held discussions with members of our senior management regarding the our business prospects. On October 11, 2007, Mercer rendered a verbal opinion that the reorganization was fair from a financial point of view, subject to the execution of a final merger agreement on similar terms as presented to Mercer and review of updated financial projections.

In arriving at its opinion, Mercer performed the following activities, among others:

•	reviewed successive drafts of the merger agreement;

•	met with our management of Altrust in Cullman, Alabama;

•	reviewed the pro forma effects of the reorganization on Altrust;

•	reviewed the pro forma effects of the reorganization on the Altrust ESOP;

•	compared the price offered ($17.25 per share) to ineligible shareholders to values indicated by valuation methods used to evaluate going-private transactions;

•

analyzed the value of Altrust common stock from the Altrust ESOP’s perspective on a pro forma basis, which compared our value per share following the reorganization to the value per share prior to the reorganization; and,

•	analyzed certain benefits to the Altrust ESOP from the proposed S-corporation election.

In conducting its review and arriving at its opinion, Mercer relied upon and assumed the accuracy and completeness of the financial and other information provided to Mercer or publicly available and did not attempt to verify the same. With respect to the information relating to the future financial prospects of Altrust, Mercer assumed that such information reflected the best currently available judgments and estimates of our management as to our likely future financial performance. Mercer did not make any evaluations or appraisals of our properties, nor did it examine any individual loan credit files. Mercer assumed that our reserves for loan losses, or those of any of our subsidiaries, were adequate as of the date of its opinion. For purposes of its opinion, Mercer assumed that the reorganization will have the tax, accounting, and legal effects described in the merger agreement and assumed that the transaction would be consummated on a timely basis in the manner presented by Altrust and in compliance with applicable laws and regulations.

As more fully described below, Mercer considered such other factors as it deemed appropriate under the circumstances, including, among other things, the following: (1) our historical and current results of operations, including net interest income, net interest margin, provision for loan losses and loan charge-offs, non-interest income, non-interest expense, earnings, dividends, return on assets, and return on shareholders’ equity, all as set forth in our financial statements; and (2) our assets and liabilities, as set forth in our financial statements, including our loan and investment portfolios, the amount and type of non-performing assets, the reserve for loan losses, historical and current funding sources and costs, and capitalization. Mercer also took into account its assessment of general economic and market conditions, its experience in other transactions and securities valuation, and its knowledge of the banking industry generally. Mercer’s opinion is necessarily based upon conditions as they existed and can be evaluated on the respective dates thereof and the information made available to Mercer through such dates.

In connection with rendering its opinion, Mercer performed certain financial analyses, which are summarized below. Mercer believes that its analyses must be considered as a whole and that selecting portions of such analyses and factors considered therein without considering all factors and analyses could create an incomplete view of the analysis and the process underlying its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analysis, Mercer made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond our control. Any estimates contained in Mercer’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of value of companies with no liquid trading markets is inherently imprecise, and such estimates do not necessarily reflect the prices at which such companies or their securities may actually be sold.

Summary of the Transaction. The repurchase price of $17.25 per share implies the following multiples: 15.4x trailing twelve months earnings, 1.91x book value, and 2.14x tangible book value (utilizing per share data from SNL Financial as of June 30, 2007).

Transaction Effect on Altrust. Mercer reviewed the pro forma effects of the reorganization on Altrust. Management estimated the aggregate repurchase amount is approximately $12.0 million, based on the conversion into cash of an estimated 695,000 shares (12.7% of the shares currently outstanding).

The proposed transaction is to be funded by the issuance of $18,000,000 of trust preferred securities. Mercer Capital analyzed our pro forma capital ratios, following completion of the reorganization. We exceed the regulatory minimum capital ratios on a pro forma basis.

Transaction Effect on Altrust ESOP. Mercer Capital also reviewed the pro forma effects of the Reorganization on the Altrust ESOP’s percentage ownership of Altrust and the opportunities and risks of the reorganization for the Altrust ESOP. The Altrust ESOP’s interest in Altrust increases from 19.8% prior to the reorganization (based on 1,087,819 shares held by the Altrust ESOP) to 22.7% following the reorganization.

Summary of the “As Is” Valuation Analysis. Mercer’s “as is” valuation analysis compares the price offered to ineligible shareholders ($17.25 per share) to values indicated by valuation methods used to evaluate going-private transactions. Mercer conducted an analysis of recent going-private transaction premiums, comparable publicly traded companies, comparable change of control transactions, as well as a discounted cash flow analysis.

Going-Private Transactions. Mercer reviewed proxy statements filed for certain going-private transactions announced for banking companies since 2004. This review resulted in twelve transactions. Mercer determined the “going-private premium,” the difference between the price paid to cashed-out shareholders and the market price prior to the going private transaction. The premiums ranged between 2.2% and 38.6% with an average and median of 15.6% and 17.0%, respectively. From this range, Mercer’s analysis used a going-private premium of 15%.

Mercer also reviewed trading activity in Altrust common stock. Thirteen arms’ length transactions occurred in 2007 for which pricing information is known. The price of these transactions ranged from $10.50 per share to $15.50 per share and the aggregate number of shares sold in the transactions was 10,585 shares. Mercer applied the 15% going-private premium to the average prices indicated by our 2007 trading activity. The weighted average price for all transactions in 2007 was $11.36 per share and the weighted average price of the third quarter 2007 transactions was $14.83 per share. The range of values was $13.00 per share to $17.00 per share, including the 15% going-private premium.

Comparable Publicly Traded Companies. Mercer’s analysis uses two groups of comparable publicly traded companies:

•

the Mid-South Group, consisting of banks located in Alabama, Arkansas, Kentucky, Louisiana, Mississippi, Missouri, and Tennessee with returns on equity greater than 10% and assets less than $3 billion; and,

•	a national group of banks with assets between $300 and $500 million and a return on equity greater than 10%.

The pricing information for these two groups of guideline publicly traded companies was as of October 4, 2007. Mercer also reviewed the pricing of these two groups of guideline publicly traded companies between October 4, 2007 and the date of Mercer’s opinion and determined that no material changes in the median pricing multiples had occurred.

Mercer compared certain financial metrics for these guideline companies to Altrust. Our return on assets for the trailing twelve month period ending June 30, 2007 exceeded the medians for the two groups of public companies, primarily reflecting our high level of fee income. Our return on equity was approximately equal to the public group, reflecting our less-leveraged balance sheet.

Price to Earnings (P/E) Multiples: The range of values using the guideline public companies’ P/E multiples is a function of the following:

•	Adjusted net income for the trailing twelve months ended June 30, 2007 ($6,091,000) and fiscal 2007 (budgeted) ($6,466,000);

•

The median P/E multiples from the two groups of comparable companies as of October 4, 2007. The median multiple for the Mid-South group was 13.68x trailing twelve months earnings and 13.90x estimated 2007 earnings, while the median multiple for the national group was 12.50x trailing twelve months earnings and 12.29x estimated 2007 earnings.

•

Consistent with Mercer’s prior ESOP appraisal, these multiples were adjusted downward by 5%, reflecting differences between Altrust and the public companies in terms of operating strategy (our focus on smaller markets, instead of metropolitan markets) and balance sheet composition (the leverage strategy). The adjusted price/earnings multiples are indicated in the following table:

	Unadjusted Multiple		Adjusted Multiple
Mid-South Price/LTM Earnings	13.68	x	13.00	x

Mid-South Price/2007 Est. Earnings	13.90	x	13.20	x

National Price/LTM Earnings	12.50	x	11.90	x

National Price/2007 Est. Earnings	12.29	x	11.70	x

•	The going-private premium of 15%; and,

•

The number of fully diluted shares outstanding (5,695,144), calculated based on the difference between the $17.25 per share transaction price and the option strike price (referred to in subsequent sections as “fully diluted shares outstanding”).

The range of values was $15.00 per share to $17.00 per share based on the price/earnings multiples of comparable publicly traded companies.

Price to Tangible Book Value Multiples: Mercer also determined a range of values using the comparable companies’ price/tangible book value multiples. The inputs used in this analysis include the following:

•	Tangible equity (total shareholders’ equity minus intangible assets) as of June 30, 2007 ($44.1 million), which includes the $15.0 million of redeemable common stock held by the Altrust ESOP;

•

The price/tangible book value multiples are applied to our “normalized” equity. Normalized equity is calculated based on the guideline companies’ median tangible equity/tangible asset ratios (7.63% for the Mid-South group and 7.66% for the national group). The normalized tangible equity/tangible asset ratios are multiplied by our normalized tangible assets ($383,166,000), which are defined to exclude the assets associated with the wholesale leverage strategy.

•

The analysis indicates our normalized equity to be approximately $29 million. The remaining excess of actual tangible equity over normalized tangible equity ($15 million) is valued dollar-for-dollar and added to the capitalized value of our normalized tangible equity.

•	The median price/tangible book value multiples from the two groups of comparable companies as of October 4, 2007. These multiples were then adjusted by a 5% “fundamental adjustment.”

	Unadjusted Multiple	Adjusted Multiple
Mid-South Price/Tangible Book Value	1.92x	1.80x

National Price/Tangible Book Value	1.70x	1.60x

•	The going private premium of 15%; and

•	Our fully diluted shares outstanding.

The range of values was $12.00 per share to $14.00 per share based on the price/tangible book value multiples of comparable publicly traded companies.

Comparable Change of Control Transactions. Mercer’s analysis uses two groups of comparable change of control transactions announced between January 1, 2006 and October 5, 2007. Mercer also reviewed the pricing of comparable change of control transactions announced between October 5, 2007 and the date of Mercer’s opinion and determined that no material changes in the median pricing multiple had occurred.

•

The Mid-South group, consisting of target banks located in Alabama, Arkansas, Kentucky, Louisiana, Mississippi, Missouri, and Tennessee with returns on equity greater than 5%. Acquired banks with assets less than $100 million or more than $1 billion were excluded; and,

•	A national group of target banks with assets between $300 and $500 million and a return on equity greater than 5%.

Mercer then compared certain financial metrics for these guideline transactions to Altrust. Our return on assets exceeded the medians for the two groups of transactions, primarily reflecting our high level of fee income. Our return on equity was approximately equal to the two transaction groups, reflecting our less-leveraged balance sheet.

The ranges of value derived using the guideline transaction multiples were a function of the following:

•	Adjusted net income (as described in the Comparable Publicly Traded Companies Analysis);

•

Normalized equity of approximately $32 million, based on a normalized tangible equity/tangible asset ratio of 8.53% for the Mid-South group and 8.25% for the national group. This implies excess equity of approximately $12 million; and,

•

Price/earnings and price/tangible book value multiples from the two groups of comparable transactions (analysis uses the median multiple). The multiples used in the analysis reflect a 5% downward adjustment (as described in the Comparable Publicly Traded Companies Analysis);

	Unadjusted Multiple		Adjusted Multiple
Mid-South Price/LTM Earnings	21.13	x	20.05	x

Mid-South Price/Tangible Book Value	2.20	x	2.10	x

National Price/LTM Earnings	22.05	x	20.95	x

National Price/Tangible Book Value	2.99	x	2.85	x

•	Our fully diluted shares outstanding.

The range of values based on the price/earnings multiples was $21.00 per share to $23.00 per share. The range of values based on the price/tangible book value multiples was $14.00 per share to $18.00 per share.

Discounted Cash Flow Analysis. Mercer utilized a discounted cash flow methodology to provide an indication of value based upon a projection of our future financial performance. Management provided Mercer with projections regarding our future financial performance. Management’s projections both include and exclude a potential de novo bank to be opened by Altrust. The “as is” valuation analysis focuses on the projections that exclude the impact of the de novo bank.

Mercer Capital made certain modifications to management’s projections for Altrust:

•	Mercer Capital separated the bank from the holding company, creating separate projections for each;

•

Management’s projections exclude C corporation taxes after 2007. Mercer’s “as is” value excludes the effects of the merger and S election. Thus, Mercer adjusted management’s projections for C corporation income taxes at 34%;

•	Similarly, Mercer eliminated the interest on the borrowings required to fund the transaction to determine an “as is” value; and,

•

Mercer reduced the bank’s equity in order to eliminate the excess equity position (the bank’s target equity/asset ratio is assumed to be 7%). Equity above this level is upstreamed to the holding company.

Value in Mercer’s discounted cash flow analysis is a function of the following:

•

Interim Cash Flows –Peoples Bank is assumed to dividend its earnings to the holding company, except what is necessary to maintain a 7% equity/asset ratio. The holding company then uses this cash flow to pay any holding company expenses and remaining funds are assumed to be distributed to shareholders.

•

Terminal Value – The terminal value reflects the value of all cash flows beyond 2011. The terminal value equals projected 2011 net income multiplied by a P/E multiple. The range of P/E multiples is 12x to 14x earnings, consistent with current public bank P/E multiples and the historical range of bank P/E multiples.

•	Discount Rate – The discounted cash flow analysis assumes a discount rate of approximately 13.0%, calculated based upon the Capital Asset Pricing Model.

The range of values in the discounted cash flow analysis is approximately $15.00 to $18.00 per share as shown in the chart below:

		% Chg.	Sensitivity — P/E Multiple vs. 2011 Net Income
			12.0	13.0	14.0
Range of Year	$7,257	-5%	$15.08	$15.83	$16.59
2011 Net Income	$7,639		$15.55	$16.35	$17.15
	$8,020	5%	$16.03	$16.87	$17.71

Summary of the Pro Forma Valuation Analysis. Mercer’s pro forma valuation analysis compares the value of Altrust common stock prior to the proposed reorganization and S-corporation election (the “as is” valuation analysis) with the value of Altrust common stock on a pro forma basis assuming the reorganization and S-corporation election occurs. This analysis evaluates the question of whether the value of the shares the Altrust ESOP holds is enhanced or reduced by the reorganization. The analysis is prepared on a basis consistent with Mercer’s annual Altrust ESOP appraisals. Thus, the analysis reflects a 5% marketability discount. Earnings and book value are adjusted for the effects of the transaction. The effect of lower earnings and shareholders’ equity are partially mitigated by a smaller number of shares outstanding.

•

Guideline Company Analysis—Capitalized Earnings. The “as is” valuation analysis was adjusted to remove the going-private premium and subtract the 5% marketability discount. On this basis, the value of Altrust common stock prior to the Reorganization is $12.00 to $14.00 per share.

•

The original “as is” earnings inputs were adjusted to estimate pro forma earnings if the reorganization occurs. The financing costs of the transaction ($18,000,000 at 6.988%) were subtracted from the net income assumed in the “as is” valuation, while professional fee savings ($300,000) were added to net income. Adjusted trailing twelve months earnings and estimated 2007 earnings were therefore $5,500,013 and $5,875,013, respectively. Following the repurchase of 695,000 shares in the reorganization, the analysis assumes 5,000,144 fully diluted shares will be outstanding. Using the same price/earnings multiples as assumed in the “as is” analysis, the analysis results in a pro forma value per share of $12.50 per share to $15.00 per share.

•

Guideline Company Analysis-Capitalized Book Value. The “as is” valuation analysis was adjusted to remove the going private premium and subtract the 5% marketability discount. On this basis, the value of Altrust common stock prior to the reorganization is $10.00 to $11.00 per share.

•

Our reported book value at June 30, 2007 was adjusted to estimate pro forma tangible book value. Pro forma adjustments include the cost of repurchasing an estimated 695,000 shares ($12,000,000) and the estimated deferred tax asset adjustment. On this basis, the value of the shares following the reorganization is $9.00 to $10.00 per share.

•	Discounted Cash Flow Analysis. Mercer used the same projections as in the “as is” analysis but made the following adjustments:

•	C corporation taxes were eliminated from the projections;

•	Dividends from the bank to the holding company were increased to reflect the need to distribute funds to offset shareholders’ tax liability;

•	Holding company expenses include trust preferred expenses;

•	Professional expense savings are reflected; and,

•	After the repurchase of stock, we assumed that the holding company’s tangible equity/asset ratio would range between 5.00% to 5.50% (versus about 7.00% in “as is” analysis).

Value is a function of the following:

•

The interim cash flow (dividends) reflects that all earnings are distributed to shareholders, except an amount necessary to maintain a tangible equity/asset ratio in the 5.00% to 5.50% range. Mercer calculated what portion of these distributions would be required to offset the shareholders’ pass-through tax liability. The distributions remaining after shareholder-level tax payments are included in the valuation analysis;

•	The terminal value multiple is unchanged from the “as is” analysis; and,

•	The discount rate assumption was increased from 13.0% to 13.5% to reflect additional leverage.

Summary of Pro Forma Analysis. The following table represents a summary of the analyses performed.

	Last 12 Months Earnings		Est. 2007 Earnings		Tangible Book Value		Discounted Cash Flow
	Mid-South	Small Bank	Mid-South	Small Bank	Mid-South	Small Bank	Low End	High End
Pro Forma Analysis	$13.60	$12.45	$14.75	$13.05	$10.35	$9.20	$15.02	$17.73
“As Is” Analysis	$13.20	$12.09	$14.24	$12.62	$11.26	$10.30	$14.32	$16.83
% Accretion / (Dilution)	3.0%	3.0%	3.6%	3.4%	-8.1%	-10.7%	4.9%	5.3%

Note: All values net of 5% marketability discount

Overall, since earnings are emphasized more than book value in Mercer’s historical appraisals of Altrust common stock, the proposed reorganization and S-corporation election do not appear to have a detrimental effect on the value of the shares held by the Altrust ESOP.

Pro Forma Analysis with De Novo Bank Strategy. Mercer’s pro forma valuation analysis of Altrust common stock from the Altrust ESOP’s perspective also includes an analysis of the impact of Altrust embarking on a strategy of chartering a new community bank (as outlined in successive drafts of our 2007 Business Plan). Mercer concluded that our value on a pro forma basis (assuming the share redemption, S-corporation election, and de novo strategy) is not materially different than the “as is” value.

Summary of the Analysis of Benefits to the Altrust ESOP from S-corporation election. While the S-corporation election itself may not materially enhance the value of Altrust common stock , the S-corporation election may produce other benefits for the Altrust ESOP participants. For instance, the cash flow received by the Altrust ESOP on account of shareholder distributions should increase materially following the S-corporation election, relative to the dividends received by the Altrust ESOP prior to the S-corporation election when we were taxed as a C-corporation. Utilizing management’s projections for future dividends through 2011, Mercer compared the dividends potentially received by the Altrust ESOP if we remain a C-corporation against the distributions potentially received by the Altrust ESOP if we convert to an S-corporation. Overall, Mercer concluded that the total cash flow to the Altrust ESOP increases following the S-corporation election. Additionally, Mercer evaluated the effect of the S-corporation election on a hypothetical participant in the Altrust ESOP. Mercer’s analysis was based upon an analysis prepared by management and utilized a range of assumptions regarding salary levels and shares in Altrust ESOP accounts. In general, the benefit to an individual participant depends on the number of shares held by that participant and other decisions we make, such as the level of the Altrust ESOP contribution. Holding constant the Altrust ESOP contribution and share value, the analysis suggests that the Altrust ESOP participant’s account should increase by a larger amount annually if we are taxed as an S-corporation than as a C-corporation.

Conclusion. The summary set forth above does not purport to be a complete description of the analyses performed by Mercer. The analyses performed by Mercer are not necessarily indicative of actual values, which may differ significantly from those suggested by such analyses. Throughout the due diligence process, all information provided by Altrust and third party sources was relied upon without Mercer’s verification.

Accordingly, based on all factors that Mercer deemed relevant and assuming the accuracy and completeness of the information and data provided, Mercer concluded that the reorganization is fair from a financial point of view to the Altrust ESOP. You are encouraged to read Mercer’s opinion in its entirety. Mercer’s opinion is annexed as Annex G to this proxy statement.

Effects of the Reorganization Plan on Altrust

The reorganization plan will have various effects on Altrust, as described below.

Reduction in the number of shareholders and the number of outstanding shares. We expect that the reorganization will reduce the number of our shareholders of record for SEC purposes from approximately 627 to approximately 249. We estimate that 658,617 shares of Altrust common stock held by approximately 392 shareholders of record will receive cash for their shares. Accordingly, the number of outstanding shares of common stock is expected to decrease from 5,487,225 shares of Altrust common stock to 4,828,608 shares. Furthermore, the liquidity of shares of Altrust common stock after the reorganization will be substantially less than that of shares now.

Transfer of book value. Because (1) the price to be paid to holders of 6,400 or fewer shares of common stock will be $17.25 per share, (2) the net number of shares of common stock expected to be cashed out as a result of the reorganization is estimated to be 658,617, (3) our total cost (including expenses) of effecting the reorganization is to be approximately $[300,000], and (4) at June 30, 2007, our aggregate shareholders’ equity (including Altrust ESOP shares) was approximately $49.5 million, or $9.02 per share, we estimate that, as a result of the reorganization:

•	our aggregate shareholders’ equity as of June 30, 2007 will be reduced from $49.5 million on an historical basis to $32.6 million on a pro forma basis;

•	the book value per share of Altrust common stock as of June 30, 2007, will be reduced from $9.02 per share on an historical basis to $6.75 per share on a pro forma basis;

•

net income per share of Altrust common stock (including non-recurring income and expenses) for the year ended December 31, 2006, will increase from $1.10 on an historical basis to $1.16 on a pro forma basis; and

•

net income per share of Altrust common stock (including non-recurring income and expenses) for the six months ended June 30, 2007, will decrease from increase from $.56 on an historical basis to $.79 on a pro forma basis.

Decrease in capital. As a result of the reorganization, our equity capital will be reduced. We anticipate, however, that we will remain “well capitalized” for bank regulatory purposes. As a result of the reorganization, our Tier 1 capital as of June 30, 2007, will decrease from $4.54 million on an historical basis to $35.1 on a pro forma basis.

Elimination of specific regulatory requirements under the Securities Exchange Act. We currently are obligated to file periodic reports with the SEC under the Securities Exchange Act. After the reorganization, we no longer will be subject to these requirements nor will we be subject to other regulations applicable to reporting companies under the Securities Exchange Act. Elimination of specific regulatory requirements under the Securities Exchange Act will also:

•	decrease the information we are required to furnish to our shareholders;

•	eliminate the information we are required to furnish to the SEC; and

•

make various provisions of the Securities Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Securities Exchange Act, inapplicable to our directors and executive officers.

Accordingly, we expect to eliminate expenses and administrative burdens associated with our obligations under the Securities Exchange Act and servicing shareholders who own relatively small numbers of shares, which we estimate to be approximately $250,000 on an annual basis.

Effect on market for shares. Altrust common stock is thinly traded and is not currently quoted on any recognized securities exchange. After the reorganization, the number of outstanding shares of Altrust common stock will be significantly less than the number of shares currently outstanding. Accordingly, the marketability of Altrust common stock after the reorganization will be more limited primarily as a result of the restrictions on transfer set forth in the shareholders’ agreement that all remaining shareholders will sign. See “The Reorganization Plan—The Shareholders’ Agreement.”

Dividends. After the reorganization, we anticipate that we will distribute at least enough of our earnings to provide shareholders with sufficient cash to pay their individual federal income tax liabilities resulting from being taxed on their respective shares of our taxable income. However, because our payment of dividends is subject to regulatory limitations, we may be unable to pay dividends sufficient to cover the resulting federal income tax liabilities of all shareholders, if at all.

Financial effects of the reorganization. We estimate that approximately $11.4 million will be required to pay for the shares of Altrust common stock exchanged for cash in the reorganization. Additionally, we estimate that professional fees and other expenses related to the transaction will total approximately $[300,000]. We do not expect that the net payment to shareholders receiving cash in the reorganization and the payment of expenses will have any material adverse effect on our capital adequacy, liquidity, results of operations or cash flow. You should read the discussion under “—Sources of Funds and Expenses” for a description of the fees and expenses Altrust expects to incur in connection with the reorganization. See “Important Information About Altrust—Pro Forma Effects of the Reorganization” and “Important Information About Altrust—Ratio of Earnings to Fixed Charges.”

Plans for Altrust After the Reorganization

Our board believes that our financial strength after the reorganization will position us to take advantage of the growth opportunities in our current and surrounding markets. Therefore, our board has approved the following strategies as a vital part of our business plan to invest in and grow our community banking operations, expand our commercial and mortgage line of business and expand into new markets. These strategies are as follows:

•

Expand our ability to offer and deliver a full range of commercial and mortgage products and services. This will include enhancing our commercial and mortgage underwriting and credit approval processors as well as expand its commercial cash management offerings.

•

Enhance our compensation and incentive plans to reward profitable growth and long-term shareholder value creation and complement our current ESOP plan, which has successfully produced our largest group of shareholders—our associates.

•

Expand into new markets that can attract experienced local management, local investors and be supported by our infrastructure. A market expansion into East Alabama, implemented under a new bank charter, will leverage our support of credit administration, accounting and finance administration and regulatory compliance while promoting local autonomy to develop an ownership culture that can be more rewarding to productive associates and provide greater service levels to the communities they serve.

•

Promote financial education in each community we serve. There is great need for banking institutions to be a financial partner to its communities by promoting financial education and practices that can have a positive influence on declining savings rates and consumer credit deterioration. We are committed to being the financial partner to each community we service to facilitate financial freedom.

Effects on Altrust if the Reorganization is not Completed

If the reorganization plan is not approved by our shareholders or if the reorganization plan is not completed for any other reason, shareholders will not receive any payment for their shares in connection with the reorganization. Instead, we will remain a public company and we will continue to file periodic reports and other materials with the SEC. Regardless of whether the reorganization is completed, we expect that our management will continue to pursue the expansion strategies outlined above, and otherwise operate the business in a manner similar to that in which it is being operated today. Our shareholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, the nature of the banking industry on which our business largely depends, and general industry, economic, regulatory and market conditions. Accordingly, if the reorganization is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Altrust common stock. From time to time, our board of directors will evaluate and review, among other things, our business operations, properties, dividend policy and capitalization and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the reorganization plan is not approved by our shareholders or if the reorganization plan is not completed for any other reason, there can be no assurance that any other transaction acceptable to us will be offered, or that our business, prospects or results of operations will not be adversely impacted.

If the reorganization plan is approved by our shareholders and, after payment of the merger consideration we have fewer than 300 shareholders of record for SEC purposes, but due to administrative delays we continue to have more than 100 S-corporation shareholders, we will suspend our obligations under the Securities Exchange Act immediately, but will defer our S-corporation election until January 1, 2009.

Sources of Funds and Expenses

We estimate that approximately $11.4 million will be required to pay for the shares of Altrust common stock exchanged for cash in the reorganization. We intend to fund the reorganization with cash on hand raised through the September 2007 sale of trust-preferred securities.

Altrust will also pay all of the expenses related to the reorganization. We estimate that the expenses of the reorganization will be as follows:

SEC filing fees		$20,000
Legal fees		[•]
Accounting fees		10,000
Financial advisor fees		150,000
Printing costs		10,000
Other		[•]

Total	[$	300,000]

Regulatory Approval [CHIP TO REVIEW]

Under the reorganization plan, Holly Pond will merge with and into and with Altrust, and Altrust will be the surviving corporation. As a result, Altrust will remain the bank holding company for Peoples Bank. Under the Bank Holding Company Act and the [Financial Institutions Code of Alabama], an application for Reduction of Number of Shareholders is required [confirm]. We filed applications and notice filings with the Federal Reserve and the Department on [•]. We expect that these banking regulators will act on the application on or before [•]. [check other approvals required.]

Federal Income Tax Consequences of the Reorganization Plan

Presented below is a discussion of the material federal income tax consequences of the reorganization to Altrust and our shareholders.

The discussion does not address all U.S. federal income tax consequences that may be relevant to certain shareholders in light of their particular circumstances. The discussion assumes that our shareholders hold their shares of Altrust common stock as capital assets (generally for investment). The discussion, to the extent it describes the tax consequences to those of our shareholders who receive cash, applies only to shareholders who receive solely cash and who after the reorganization will not actually or constructively own shares of Altrust common stock. A former shareholder who believes that he or she may actually constructively own shares of Altrust common stock after the reorganization is effective is urged to consult his or her tax advisor as to the tax consequences to him or her of the reorganization. In addition, the discussion does not address any foreign, state or local income tax consequences of the reorganization, or the tax consequences of any transaction effected prior to, concurrently with, or subsequent to the merger of Holly Pond with and into Altrust that are not consummated under the terms of the reorganization plan, including without limitation transactions in which Altrust common stock is acquired or disposed of pursuant to the exercise of options or otherwise.

Our shareholders are urged to consult their own tax advisors as to the specific tax consequences of the reorganization, including applicable federal, foreign, state and local tax consequences to them of the reorganization in light of their own particular circumstances.

The following are the material federal income tax consequences of the reorganization:

•	The aggregate basis and the holding period of Altrust common stock held by a shareholder whose shares will remain outstanding after the reorganization will not be affected.

•

A shareholder who receives solely cash for his or her shares of Altrust common stock because (1) the shareholder is not eligible to be a shareholder of an S-corporation, (2) the shareholder does not timely sign and return the shareholders’ agreement and a properly completed questionnaire and election form, (3) the shareholder elects to accept cash in the reorganization, (4) the shareholder exercises dissenters’ rights, or otherwise, generally will recognize gain or loss equal to the difference between the cash received and the basis in the shareholder’s shares of Altrust common stock that are cancelled as a result of the reorganization. Any gain recognized by the shareholder will be long-term capital gain provided that the Altrust common stock was held as a capital asset and the shareholder has held the shares for more than one year on the date of the reorganization.

•	No gain or loss will be recognized by Altrust or Holly Pond as a result of the reorganization.

No ruling has been or will be obtained from the Internal Revenue Service in connection with the reorganization.

Non-corporate shareholders may be subject to backup withholding at a rate of 28% on cash payments received in the reorganization. Backup withholding will not apply, however, to a shareholder who (1) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal, (2) who provides a certificate of foreign status on an appropriate Form W-8, or (3) who is otherwise exempt from backup withholding. A shareholder who fails to provide the correct taxpayer identification number on Form W-9 may be subject to a $50 penalty imposed by the Internal Revenue Service.

The preceding discussion is intended only as a summary of the material U.S. federal income tax consequences of the reorganization and does not purport to be a complete analysis or discussion of all potential tax effects relevant to the reorganization. Thus, we urge our shareholders to consult their own tax advisors as to the specific tax consequences to them of the reorganization, including tax return reporting requirements, the applicability and effect of foreign, federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

Interests of Our Directors and Executive Officers in the Reorganization

In considering the recommendation of our board of directors with respect to the reorganization plan, holders of Altrust common stock should be aware that our executive officers and directors have interests in the reorganization that may be different from, or in addition to, those of our shareholders generally. These interests may create potential conflicts of interest. Our board was aware of these potential conflicts of interest and considered these interests, among other matters, in reaching its decision to approve the reorganization plan and to recommend that our shareholders vote in favor of adopting the reorganization plan. See “—Background; Reason for the Reorganization.”

Our directors and executive officers will remain shareholders after the reorganization, even if they own 6,400 or fewer shares of Altrust common stock. In addition, our directors and executive officers will continue to serve in their respective capacities after the reorganization.

The reorganization will have various effects on our directors and executive officers, each of whom may, as a result of his or her position with Altrust, be deemed to be an affiliate of Altrust. As used in this proxy statement, the term “affiliated shareholder” means any shareholder who is one of our directors or executive officers or the beneficial owner of 10% or more of the outstanding shares of Altrust common stock.

Increased share ownership of officers and directors. As a result of the reorganization, we expect that:

•

the percentage of ownership of common stock held by our directors and executive officers as a group, and including their immediate family members, will increase from approximately 47% to 53% of the outstanding shares of Altrust common stock;

•

the book value as of June 30, 2007 of the shares of Altrust common stock held by our directors and executive officers as a group, and including their immediate family members (including the shares they hold in the Altrust ESOP), will decrease from $23.3 million on an historical basis to approximately $17.4 million on a pro forma basis; and

•

the pro rata interest of our directors and executive officers as a group, and including their immediate family members, in our net income for the year ended December 31, 2006 will increase from approximately 26.4% on an historical basis (based on the number of shares beneficially owned by such persons as of the record date) to approximately 30.8% on a pro forma basis (based on the number of shares we anticipate these individuals will beneficially own immediately after the reorganization).

In addition, under federal tax law, ESOPs do not pay federal income taxes. As a result, although the Altrust ESOP will receive the same dividends on the shares of Altrust common stock it holds as any other shareholder after the reorganization, including dividends meant to provide our shareholders with cash sufficient to pay federal income tax liability. Subject to regulatory requirements the Altrust ESOP will use the proceeds from any dividends received to purchase additional shares of Altrust common stock. As a result, the percentage of outstanding Altrust common stock held by the Altrust ESOP will increase relative to our other shareholders over time. Correspondingly, the beneficial ownership percentages of the participants in the Altrust ESOP, including certain of our executive officers, will increase as well.

The following charts indicates the annual increase in the value of, and the year-end value of, each of our executive officers’ respective Altrust ESOP accounts, assuming in each case a “status quo” scenario (where we do not elect S-corporation status) and a “pro forma” scenario (where we do elect S-corporation status). For purposes of this analysis, we assumed the following:

•	All salaries are assumed to increase by 4% per year between 2008 and 2011.

•	The annual contribution is assumed to represent 10% of compensation.

•

Following the S-corporation election, the Altrust ESOP is assumed to receive its proportionate share of distributions made to shareholders to cover their pass-through tax liability. These distributions are assumed to represent 40% of earnings after payment of the 6.5% Alabama excise tax. Pre-tax earnings before payment of the Alabama excise tax are projected to be $9,871,000 in 2008; $11,005,000 in 2009; $11,459,000 in 2010; and $11,978,000 in 2011.

•

We declare additional, “economic” (non-tax related) dividends of $0.32 per share between 2008 and 2010 and $1.00 per share in 2011. These dividends would be paid regardless of whether we elect S-corporation status.

•

At December 31, 2007, the Altrust ESOP holds 1,172,559 of the 4,789,625 shares of Altrust common stock outstanding. Between 2008 and 2011, the Altrust ESOP is assumed to use the contributions based on compensation, its proportionate share of tax distributions, and its proportionate share of the additional “economic” distributions to purchase additional, newly issued shares of common stock at the appraised fair market value. Thus, the number of shares held by the Altrust ESOP and the total shares outstanding are assumed increase over the 2008 to 2011 period.

•	The appraised fair market value of the shares held by the ESOP is assumed to be $14.75 per share at December 31, 2007 and to increase by $1.00 per share annually thereafter.

Robin Cummings
Annual Increase in ESOP Account

Annual Increase in ESOP Account
Shares Held in ESOP Account

	2008	2009	2010	2011
Status Quo	$228,170	$235,227	$242,147	$363,639
Pro Forma	$344,729	$381,653	$412,251	$575,756
Status Quo	159,766	164,271	168,659	179,058
Pro Forma	167,167	179,972	193,058	213,469

Robin Cummings
Year-End Value of ESOP Account

Total Value of ESOP Account
Shares Held in ESOP Account

	2008	2009	2010	2011
Status Quo	$2,516,316	$2,751,543	$2,993,690	$3,357,329
Pro Forma	$2,632,875	$3,014,528	$3,426,779	$4,002,536
Status Quo	159,766	164,271	168,659	179,058
Pro Forma	167,167	179,972	193,058	213,469

Candace Hooten
Annual Increase in ESOP Account

Annual Increase in ESOP Account
Shares Held in ESOP Account

	2008	2009	2010	2011
Status Quo	$81,584	$84,156	$86,679	$129,976
Pro Forma	$122,996	$136,206	$147,173	$205,436
Status Quo	56,796	58,429	60,021	63,752
Pro Forma	59,425	64,009	68,694	75,987

Candace Hooten
Year-End Value of ESOP Account

Total Value of ESOP Account
Shares Held in ESOP Account

	2008	2009	2010	2011
Status Quo	$894,532	$978,688	$1,065,367	$1,195,344
Pro Forma	$935,944	$1,072,150	$1,219,323	$1,424,759
Status Quo	56,796	58,429	60,021	63,752
Pro Forma	59,425	64,009	68,694	75,987

Kenneth Weldon
Annual Increase in ESOP Account

Annual Increase in ESOP Account
Shares Held in ESOP Account

	2008	2009	2010	2011
Status Quo	$53,944	$56,008	$58,047	$85,595
Pro Forma	$79,331	$88,119	$95,570	$132,588
Status Quo	35,066	36,316	37,541	40,104
Pro Forma	36,678	39,749	42,894	47,678

Kenneth Weldon
Year-End Value of ESOP Account

Total Value of ESOP Account
Shares Held in ESOP Account

	2008	2009	2010	2011
Status Quo	$552,293	$608,301	$666,348	$751,943
Pro Forma	$577,680	$665,799	$761,369	$893,958
Status Quo	35,066	36,316	37,541	40,104
Pro Forma	36,678	39,749	42,894	47,678

Ray Lindsey
Annual Increase in ESOP Account

Annual Increase in ESOP Account
Shares Held in ESOP Account

	2008	2009	2010	2011
Status Quo	$17,489	$18,590	$19,693	$27,336
Pro Forma	$23,338	$26,252	$28,906	$39,110
Status Quo	8,401	9,010	9,612	10,557
Pro Forma	8,773	9,816	10,892	12,397

Ray Lindsey
Year-End Value of ESOP Account

Total Value of ESOP Account
Shares Held in ESOP Account

	2008	2009	2010	2011
Status Quo	$132,323	$150,913	$170,606	$197,942
Pro Forma	$138,172	$164,425	$193,330	$232,441
Status Quo	8,401	9,010	9,612	10,557
Pro Forma	8,773	9,816	10,892	12,397

John Whitley
Annual Increase in ESOP Account

Annual Increase in ESOP Account
Shares Held in ESOP Account
$70,000
$60,000
$50,000
$40,000
$30,000
$20,000
$10,000
$0
20,000
16,000
12,000
8,000
4,000
-

	2008	2009	2010	2011
Status Quo	$28,157	$30,270	$32,392	$43,687
Pro Forma	$35,710	$40,452	$44,911	$59,932
Status Quo	11,201	12,340	13,469	15,081
Pro Forma	11,681	13,398	15,174	17,561

John Whitley
Year-End Value of ESOP Account

Total Value of ESOP Account
Shares Held in ESOP Account
$350,000
$300,000
$250,000
$200,000
$150,000
$100,000
$50,000
$0
20,000
16,000
12,000
8,000
4,000
-

	2008	2009	2010	2011
Status Quo	$176,419	$206,689	$239,082	$282,769
Pro Forma	$183,972	$224,424	$269,335	$329,267
Status Quo	11,201	12,340	13,469	15,081
Pro Forma	11,681	13,398	15,174	17,561

Lionel Powell
Annual Increase in ESOP Account

Annual Increase in ESOP Account
Shares Held in ESOP Account
$50,000
$40,000
$30,000
$20,000
$10,000
$0
20,000
16,000
12,000
8,000
4,000
-

	2008	2009	2010	2011
Status Quo	$20,973	$22,371	$23,772	$32,708
Pro Forma	$27,567	$31,073	$34,297	$46,216
Status Quo	9,550	10,315	11,073	12,227
Pro Forma	9,969	11,229	12,528	14,325

Lionel Powell
Year-End Value of ESOP Account

Total Value of ESOP Account
Shares Held in ESOP Account
$300,000
$250,000
$200,000
$150,000
$100,000
$50,000
$0
20,000
16,000
12,000
8,000
4,000
-

	2008	2009	2010	2011
Status Quo	$150,412	$172,783	$196,554	$229,263
Pro Forma	$157,006	$188,078	$222,375	$268,591
Status Quo	9,550	10,315	11,073	12,227
Pro Forma	9,969	11,229	12,528	14,325

Debra Goble
Annual Increase in ESOP Account

Annual Increase in ESOP Account
Shares Held in ESOP Account
$40,000
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$0
20,000
16,000
12,000
8,000
4,000
-

	2008	2009	2010	2011
Status Quo	$16,068	$17,166	$18,266	$25,034
Pro Forma	$20,975	$23,666	$26,150	$35,173
Status Quo	7,137	7,735	8,329	9,219
Pro Forma	7,448	8,416	9,415	10,789

Debra Goble
Year-End Value of ESOP Account

Total Value of ESOP Account
Shares Held in ESOP Account
$250,000
$200,000
$150,000
$100,000
$50,000
$0
20,000
16,000
12,000
8,000
4,000
-

	2008	2009	2010	2011
Status Quo	$112,400	$129,565	$147,831	$172,865
Pro Forma	$117,307	$140,973	$167,123	$202,296
Status Quo	7,137	7,735	8,329	9,219
Pro Forma	7,448	8,416	9,415	10,789

Steve Stanford
Annual Increase in ESOP Account

Annual Increase in ESOP Account
Shares Held in ESOP Account
$45,000
$40,000
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$0
20,000
16,000
12,000
8,000
4,000
-

	2008	2009	2010	2011
Status Quo	$18,764	$20,019	$21,277	$29,260
Pro Forma	$24,640	$27,777	$30,664	$41,310
Status Quo	8,514	9,201	9,882	10,915
Pro Forma	8,887	10,015	11,178	12,786

Steve Stanford
Year-End Value of ESOP Account

Total Value of ESOP Account
Shares Held in ESOP Account
$300,000
$250,000
$200,000
$150,000
$100,000
$50,000
$0
20,000
16,000
12,000
8,000
4,000
-

	2008	2009	2010	2011
Status Quo	$134,101	$154,121	$175,398	$204,658
Pro Forma	$139,976	$167,754	$198,418	$239,729
Status Quo	8,514	9,201	9,882	10,915
Pro Forma	8,887	10,015	11,178	12,786

No further reporting obligations under the Securities Exchange Act. After the reorganization, we will not be a reporting company under the Securities Exchange Act. As a result, our directors and executive officers and other affiliates will no longer be subject to many of the reporting requirements and restrictions of the Securities Exchange Act, including the reporting and short-swing profit provisions of Section 16.

Directors’ and Executive Officers’ Determination of Fairness of the Reorganization

Each of our directors and executive officers believe that the reorganization plan is substantively and procedurally fair to, and in the best interests of, all of our shareholders, including our unaffiliated shareholders. In reaching this conclusion, these individuals relied upon the factors considered by and the analyses of our board of directors and adopted such factors and analyses as their own. See “Special Factors—Recommendation of the Board of Directors; Fairness of the Reorganization Plan.”

Each of our directors and executive officers have informed us that they will vote the shares of Altrust common stock that they beneficially own in favor of the reorganization plan.

Recent Transactions in Altrust Common Stock

None of our directors and executive officers have purchased or sold shares of Altrust common stock in the past 60 days.

Stock Purchases and Other Transaction Involving Altrust

Since January 1, 2005, we have repurchased the following shares of Altrust common stock:

Date Purchased	Number of Shares	Purchase Price
January 1, 2005	700	$5.985
February 4, 2005	500	$4.375

THE REORGANIZATION PLAN (PROPOSAL NO. 1)

The Reorganization

Our board of directors determined that it would be in our best interests and the best interests of our shareholders to elect to be taxed as an S-corporation. In order to facilitate our S-corporation election, the reorganization plan provides for the merger of Holly Pond with and into Altrust, with those shareholders not eligible to be S-corporation shareholders receiving a cash payment in exchange for their shares. Altrust will be the surviving corporation and will elect to be taxed as an S-corporation immediately after the effective date of the reorganization. We anticipate that the effective date of the reorganization will be the close of business on December 31, 2007 and the effective date of the S-corporation election will be January 1, 2008.

S-Corporation election. After the completion of the S-corporation election, we will pass our taxable income through to our shareholders for taxation at their personal rates, thus allowing us to avoid paying corporate income tax. As a result, we will be able to generate a higher level of net income under S-corporation structure. More importantly, this election generally will permit us to distribute our net income to shareholders without subjecting them to additional income taxation upon receipt of these distributions.

We have described the tax benefits of being taxed as an S-corporation in more detail under the heading “Special Factors—Background; Reasons for the Reorganization.” The S-corporation election has numerous special income tax effects on shareholders. You should consult with your own counsel, accountants and other advisors to understand the effect the S-corporation election will have on you.

Shareholder eligibility. Because the surviving corporation will elect to be an S-corporation, you must be a citizen or resident of the United States to be a shareholder of Altrust after the reorganization. Estates and certain trusts will be eligible to become S-corporation shareholders. Corporations, partnerships, most limited liability companies, REITs and nonresident aliens may not be S-corporation shareholders. IRAs may be eligible to be S-corporation shareholders, however the tax implications are disadvantageous for the beneficiaries, and we recommend that the beneficiaries who wish to remain shareholders after the reorganization move the shares of Altrust common stock outside the IRA prior to the reorganization. We urge you consult with your own tax advisor.

If the reorganization plan is approved, each outstanding share of Altrust common stock held by a shareholder who is ineligible to continue to hold shares of Altrust common stock after the reorganization will be cancelled in exchange for cash at a rate of $17.25 per share of Altrust common stock, and that shareholder will not continue as shareholder of Altrust.

A shareholder eligible to be an S-corporation shareholder and who wishes to retain their shares of Altrust common stock must timely sign and return the shareholders’ agreement and a completed questionnaire and election form, and at least one of the conditions set forth below must be satisfied:

•	the shareholder is a director or executive officer of Altrust; or

•	the shareholder holds more than 6,400 shares of Altrust common stock.

If you hold 6,400 or fewer shares of Altrust common stock (and are not one of our directors or officers), and you are otherwise eligible to remain one of our shareholders, you may still be eligible if you have a family member who will continue as one of our shareholders and that family member properly elects to aggregate your shares with his or hers. An aggregation election will be permissible if:

•	the family member is an eligible S-corporation shareholder who holds more than 6,400 shares of Altrust common stock (or is one of our officers or directors);

•	the family member elects to aggregate or combine his or her shares of Altrust common stock with yours; and

•

the aggregation election will not increase the total number of Altrust shareholders resulting after the reorganization, as calculated under the Internal Revenue Code, beyond that number that would have otherwise resulted if the aggregation election was never made.

For example, if you are a holder of 2,000 shares of Altrust common stock and your father holds 7,000 shares, he could elect to treat the two of you as a single shareholder owning 9,000 shares, since he holds at least 6,400 shares by himself. However, if you and your father each hold 3,500 shares (and have no other family members that are shareholders), neither of you will be permitted to remain as shareholders, even though together you hold more than 6,400 shares.

Family members include all members of a family, including lineal descendants within six generations of a common ancestor), as well as any spouses or former spouses of the common ancestor or lineal descendant). For these purposes adopted and certain foster children are treated the same as blood relatives.

The aggregation of Altrust common stock by a shareholder will be permitted solely for the purpose of determining the shareholder’s eligibility to continue to be an Altrust shareholder after the reorganization and will not result in any title or ownership change of any aggregated shares.

To aggregate shares of Altrust common stock in connection with the reorganization, you must sign and return the shareholders’ agreement and a properly completed questionnaire and election form to Altrust at or before 5:00 p.m. on December 17, 2007.

Cash Conversion

Each outstanding share of Altrust common stock held by shareholders who are not eligible as stated above to remain as Altrust shareholders will be cancelled in exchange for cash at a rate of $17.25 per share of Altrust common stock. The board determined that the value of Altrust common stock before the reorganization is $17.25 per share. The board based its determination on the factors described under “Special Factors—Background; Reasons for the Reorganization” and “Special Factors—Recommendation of the Board of Directors; Fairness of the Reorganization Plan.”

The Merger Agreement

The following discussion is meant to only be a summary of the material provisions of the merger agreement. You should review carefully the merger agreement, which is attached as Annex A to this proxy statement and is incorporated herein by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find Additional Information.”

Effective Time of the Merger. The merger agreement provides that the closing of the merger will take place as soon as practicable after the satisfaction or waiver of the conditions to the merger. At the closing, the parties will file the necessary documents with the Secretary of State of the State of Alabama to complete the merger. We expect that, if all conditions to the merger have been satisfied or waived, the effective time will occur on or before December 31, 2007.

Conversion of Shares. The merger agreement provides that, subject to satisfaction of several conditions, Holly Pond will be merged with and into Altrust, and that following the merger, the separate existence of Holly Pond will cease and Altrust will continue as the surviving corporation. At the effective time, and subject to the terms and conditions set forth in the merger agreement, each of the following will occur:

•

Each issued and outstanding share of Altrust common stock prior to the date or reorganization held by a shareholder not eligible to be an S-corporation shareholder as described in Shareholder Eligibility section above shall be converted into the right to receive the cash merger consideration.

•	Each issued and outstanding share of Altrust common stock held in treasury or by any of our subsidiaries shall be automatically canceled and cease to exist, with no consideration to be paid.

•

All issued and outstanding shares of Altrust common stock will remain outstanding, provided that the holders of such shares timely sign and return the shareholders’ agreement and a properly completed Subchapter S consent form, and deliver their respective stock certificate(s) for legending in accordance with the shareholders’ agreement.

In the event that, based on our preliminary assessment of our post-reorganization shareholder base, we would have more than 260 shareholders of record after the reorganization, we will select holders of less than 8,000 shares by lot, and such holders will be entitled to receive only the cash merger consideration for their shares.

Conditions of consummation of the merger. The consummation of the merger is subject to the satisfaction of the following conditions, including:

•	Shareholder approval at the shareholders’ meeting and the approval by a majority of votes entitled to be cast with respect to all common shares that are only entitled to receive cash consideration.

•	Regulatory approval from governmental entities which shall have been delivered and obtained and no court or other governmental entity has issued an order to enjoy the transaction.

•

At the effective time of the transaction, the surviving corporation shall have less than 260 shareholders of record and less than 90 shareholders for Subchapter S purposes when taking into account members of a family treated as one shareholder under Subchapter S code section 1361(b) and (c).

•	Shareholders have not filed notices of their intent to dissent with respect to 5% or more of the outstanding shares of Altrust common stock.

•	No more than 950,000 shares of Altrust common stock shall be required to be purchased for the merger consideration, regardless of reason.

Payment for Shares. Prior to the effective time of the reorganization, we will deposit with a paying agent cash equal to the amount to be paid to shareholders who will not remain Altrust shareholders after the reorganization. Promptly after the effective time of the reorganization, the paying agent will send to each such shareholder instructions on how to exchange such shareholder’s stock certificate for $17.25 per share in cash. Upon surrender to the exchange agent of an outstanding certificate or certificates representing Altrust common stock and acceptance of such certificate or certificates by the paying agent, the paying agent will deliver to the holder cash payment in the form of check unless otherwise specified. No interest will be paid or accrue on any cash payable to any holder of Altrust common stock.

Any portion of the merger consideration payable to holders of Altrust common stock that remains undistributed for one year after the effective time shall be delivered to Altrust. After that period of time, any holder of Altrust common stock who has not previously exchanged his certificates may only look to Altrust and only as a general creditor for payment of that portion of the merger consideration owed to the shareholder under the merger agreement.

If you do not have your stock certificate, you may execute an affidavit of that fact. In addition, Altrust, Holly Pond and the paying agent will require that you indemnify it against any claim that may be made against them with respect to the missing stock certificate. Upon receipt of the affidavit and any required indemnity, the paying agent will issue the merger consideration payable to you according to its terms.

The Shareholders’ Agreement

The following discussion is meant to only be a summary of the material provisions of the shareholders’ agreement. You should review carefully the shareholders’ agreement, which is attached as Annex B to this proxy statement and is incorporated herein by reference. We urge you to read the full text of the shareholders’ agreement because it will be a legal document that governs the relationship between Altrust and its shareholders after the reorganization. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find Additional Information.”

To become an S-corporation, all shareholders of Altrust common stock who will continue to hold such shares after the reorganization must sign and deliver the shareholders’ agreement to us. The shareholders’ agreement is designed to prevent an inadvertent termination of our S-corporation election.

Transfer Restrictions. No shareholder may sell or otherwise dispose of his or her shares except as provided in the shareholders’ agreement. Any attempted disposition of shares not in accordance with the terms of the shareholders’ agreement will be void automatically and will not be reflected on our records.

Shareholders may make “permitted transfers” (as defined below) provided that each of the following transfer conditions is satisfied:

•	the transferee qualifies as an S-corporation shareholder;

•	the number of shareholders may not increase as a result of the transfer, unless the board approves the increase (by the affirmative vote of two-thirds of the directors then holding office);

•

if the transferee will “beneficially own” (as defined in the shareholders’ agreement) more than 5% of the outstanding Altrust common stock after the transaction, the board approves the transaction (by the affirmative vote of two-thirds of the directors then holding office); and

•	the transferee agrees to be bound by the shareholders’ agreement.

A “permitted transfer” is a transfer:

•	to the shareholder’s spouse, lineal ancestors or descendants, brothers, sisters, children or grandchildren (or a qualified trust for the benefit of any one or more of the foregoing);

•	to another shareholder; or

•	approved by the affirmative vote of two-thirds of our directors then holding office.

Sale of Shares. A shareholder who receives a “qualified offer” may sell his or her shares pursuant to the shareholders’ agreement. A “qualified offer” means an offer from a person who satisfies the ownership requirements with respect to an S-corporation, provided, however, that either the number of our shareholders does not increase as a result of the transfer or our board (by the affirmative vote of two-thirds of the directors then holding office) has approved the transfer. In addition, a qualified offer has to be a legally enforceable written offer which is made at arm’s length from a person who is financially capable of carrying out the terms of the written offer.

A shareholder who wishes to sell his or her shares upon receipt of a qualified offer must promptly give us written notice and is thereby deemed to have offered to sell his or her shares to us. We will have 30 days to decide whether to purchase all or any part of the offered shares at the price contained in the qualified offer. The purchase price will be payable in the amount and on substantially the same terms as contained in the qualified offer. The closing of the transaction will occur no later than the 60th day following the 30-day option period. If we do not agree to purchase all of the offered shares, the shareholder may transfer the shares to the person making the qualified offer provided that the transfer satisfies each of the transfer conditions described under “—Transfer Restrictions.” This transfer must take place within 60 days or our waiver will lapse.

Pledge of Shares. A shareholder may pledge his or her shares as collateral to secure payment of a loan. If the shareholder defaults and the lender is entitled and intends to foreclose on the collateral shares, the lender has to give written notice to us and is thereby deemed to have offered to sell all of the collateral shares to us. We have 30 days to decide whether to purchase all or any part of the collateral shares at the price contained in the lender’s notice. The purchase price will be payable in the amount and on substantially the same terms as contained in the lender’s notice. The closing of the transaction will occur no later than the 60th day following the 30-day option period. If we do not agree to purchase all of the collateral shares, the lender may transfer the collateral shares provided that the transfer satisfies each of the transfer conditions described under “—Transfer Restrictions.”

Death of a Shareholder. Upon the death of a shareholder, we have the right to acquire the deceased shareholder’s shares. We have 30 days from our actual knowledge of the shareholder’s death to exercise our purchase option which has to be with respect to all of the deceased shareholder’s shares. If we do not purchase the shares (through no fault of the shareholder’s estate), the estate, beneficiary or heir of the deceased shareholder will remain the owner of the shares provided that the shares remain subject to the shareholders’ agreement. We will not exercise our purchase option if each of the conditions described under “—Transfer Restrictions” are met and:

•	the shares are left to one of the following: the shareholder’s spouse, lineal ancestors or descendants, brothers, or sisters (or a qualified trust for the benefit of any one or more of the foregoing);

•	the shares are left to another shareholder; or

•	the new shareholder or shareholders are approved by the affirmative vote of two-thirds of our directors then holding office.

If we purchase the shares, the purchase price will be equal to the “fair market value per share.” For these purposes, fair market value per share will be determined reasonably and in good faith by our board of directors, and means the price a third party would pay for the shares as of the applicable valuation date on a per share basis. If the person selling the shares is one of our directors, he or she will not participate in the determination of fair market value per share. If the selling shareholder does not agree with the value determination, we and the selling shareholder will engage an independent appraiser to make the determination, which is to be completed within 30 days. The determination made by the appraiser, absent fraud, will be final and binding. We and the selling shareholder will bear cost of the appraisal equally.

The closing will occur no later than the last to occur of the 60th day following the determination of the purchase price for the shares, the 60th day following the qualification of the executor or personal representative of the estate of the deceased shareholder, the 60th day following the qualification of a guardian for the property of the deceased shareholder or the 60th day following our election to purchase the shares.

Management. Our board of directors will manage our business and affairs but will refrain from taking any actions in contravention of the shareholders’ agreement and from issuing additional shares of common stock such that we would lose our eligibility to be taxed as an S-corporation under the Internal Revenue Code.

Additionally, we anticipate that we will distribute enough of our earnings to provide shareholders with cash sufficient to pay their individual tax liabilities at the highest applicable federal marginal income tax rate. However, because we must comply with the Alabama Business Corporation Act and are subject to the rules and regulations of various regulatory authorities with respect to the declaration and payment of dividends, there can be no assurance that we always will be allowed to make distributions in amounts sufficient to cover all of each shareholder’s income tax liability that results from being taxed on their respective share of our taxable income.

Representations and Warranties Regarding S-corporation election. Each shareholder represents and warrants that such shareholder understands that we intend to file an S-corporation election to be effective as of January 1, 2008 and that this election will only be valid if all the shareholders are eligible to be S-corporation shareholders. Each individual shareholder also represents and warrants that (1) such shareholder owns both the legal title and all beneficial interest in such shareholder’s shares of Altrust common stock, (2) such shareholder’s shares of Altrust common stock are owned individually and not owned in trust (other than a “qualifying trust,” as defined in the shareholder’s agreement), in a partnership, limited liability company, corporation or other entity or otherwise held for the benefit of any other person; and (3) such shareholder is a U.S. citizen or U.S. resident. By signing the shareholders’ agreement, each shareholder also expressly agrees and understands that if such shareholder breaches the shareholders’ agreement, including because one of the foregoing representations or warrantees is inaccurate, that pursuant the shareholders’ agreement such shareholder may be required to pay our costs and expenses (including legal fees) as necessary to make the S-corporation election effective and valid.

If we (by the affirmative vote of two-thirds of our directors then holding office) and our shareholders (by the affirmative vote of two-thirds of the outstanding shares) decide to terminate the S-corporation election, each shareholder will be provided a written notice of the determination. Within 60 days after delivery of the notice, each shareholder agrees (if requested) to deliver to us a consent to the revocation in such form as may be required to comply with applicable income tax rules and regulations.

If our status as an S-corporation is terminated inadvertently and we or any shareholder desire that the S-corporation election be continued, we and our shareholders agree to use our best efforts to obtain a waiver of the terminating event from the Internal Revenue Service. If a shareholder causes a terminating event to occur, the shareholder will bear the expense of procuring the waiver, including the legal, accounting and tax costs of taking such steps.

Each shareholder agrees to indemnify and hold us and each other shareholder harmless from and against all loss arising out of any violation by the indemnifying shareholder of the shareholders’ agreement.

Amendment. Except for the vote required to extend the term of the shareholders’ agreement, neither the shareholders’ agreement nor any provision to the shareholders’ agreement may be waived, modified, amended or terminated except by a written agreement approved by us, by the affirmative vote of at least two-thirds of our directors then holding office, and by our shareholders, by the affirmative vote of at least two-thirds of the then-issued and outstanding shares of Altrust common stock.

Termination. The shareholders’ agreement will terminate on the earlier to occur of an agreement to terminate signed by us and our shareholders, by the affirmative vote of at least two-thirds of the then-issued and outstanding shares of Altrust common stock, or at the effective time of a registration statement filed by us with the SEC with respect to a public offering of Altrust common stock.

DISSENTERS’ RIGHTS

The following is only a summary of the Alabama dissent provisions, and is qualified in its entirety by reference to the provisions thereof, the text of which is set forth as Annex E to this proxy statement. Each shareholder of Altrust is urged to carefully read the full text of the Alabama dissent provisions.

Alabama law provides that a shareholder of Altrust may dissent from the reorganization and obtain payment for the fair value of his or her shares of common stock. The following is a summary of the Alabama dissent provisions), the relevant text of which is set forth as Annex E to this proxy statement. In order to dissent from the reorganization, a dissenting shareholder:

(1)	must deliver to us, prior to the vote being taken on the reorganization at the special meeting, written notice of his or her intent to demand payment for his or her shares of Altrust common stock if we complete the reorganization; and

(2)	must not vote to approve the reorganization plan (or submit a proxy that results in a vote to approve the reorganization plan).

As long as a shareholder fulfills the notice requirement described in (1) above, the shareholder’s failure to vote on the reorganization proposal would not constitute a waiver of his or her right to demand payment. A shareholder who does not satisfy the procedures set forth in (1) and (2) above waives his or her right to demand payment.

If the shareholders approve the reorganization plan, we must deliver written notice of such approval to each dissenting shareholder, which must be sent not later than ten days after the date we complete the reorganization, and the dissenting shareholder must make a demand for payment of the fair value of his or her shares of Altrust common stock in accordance with the terms of the notice, which demand we must receive by a date we specify in the notice, which date shall be not fewer than 30 nor more than 60 days after the date we delivered the notice.

Within 20 days after a shareholder makes a formal demand for payment, each shareholder demanding payment shall submit the certificate or certificates representing his or her shares of Altrust common stock to us for notation thereon by us that such demand has been made. The failure to submit the shares of common stock for such notation shall, at our option, terminate the shareholder’s rights under the Alabama dissent provisions unless a court of competent jurisdiction, for good and sufficient cause, shall otherwise direct. Once a shareholder makes a formal demand for payment, he or she may not withdraw his or her demand unless we consent to such withdrawal.

Under the Alabama dissent provisions, a record shareholder may dissent as to fewer than all of the shares of Altrust common stock registered in his or her name only if he or she dissents with respect to all shares of Altrust common stock beneficially owned by any one person and notifies us in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of a partial dissenter are determined as if the shares of Altrust common stock to which he or she dissents and his or her other shares of Altrust common stock were registered in the names of different shareholders.

Upon the date we complete the reorganization, or upon receipt by us of a demand for payment, we must offer to pay each dissenting shareholder who has properly complied with the Alabama dissent provisions the amount we estimate to be the fair value of the shares of common stock held by each such dissenting shareholder, plus accrued interest. Such offer must be accompanied by, among other information:

•	our balance sheet as of the end of the fiscal year ending not more than 16 months before the date of the offer,

•	an income statement for that year,

•	the latest available interim financial statements, if any,

•	a statement of our estimate of the fair value of the shares, and

•	an explanation of how the interest was calculated.

If any dissenting shareholder accepts such offer of payment, then such dissenting shareholder must surrender to us the certificate or certificates representing his or her shares of Altrust common stock. Upon our receipt of the certificate or certificates, we shall pay such dissenting shareholder the fair value of his or her shares, plus accrued interest, and such dissenting shareholder will cease to have any interest in the shares.

If, however, a dissenting shareholder does not accept our offer of payment, then such dissenting shareholder must, within 30 days after we offered payment for his or her shares of Altrust common stock, notify us in writing of his or her own estimate of the fair value of his or her shares of Altrust common stock and amount of interest due, and demand payment of such estimate, or reject our offer and demand the fair value of his or her shares of Altrust common stock and interest due.

If this demand by a dissenting shareholder remains unsettled for 60 days, then we must commence a proceeding in the circuit court of Cullman County, Alabama to determine the fair value of the shares of Altrust common stock and accrued interest. If we do not commence this proceeding within the 60-day period, then we must pay each dissenting shareholder whose demand remains unsettled the amount demanded. We must make all dissenting shareholders whose demands remain unsettled parties to this proceeding. In such proceeding, the court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. We must pay each dissenting shareholder the amount found to be due after final determination of the proceedings. Upon payment of such judgment and surrender to us of the certificate or certificates representing the appraised shares, the dissenting shareholder will cease to have any interest in the shares of Altrust common stock.

The costs and expenses of any such dissent proceeding will be determined by the court and will be assessed against us, but costs and expenses may be assessed against all or some of the dissenting shareholders, in such amounts as the court deems equitable, to the extent the court finds such dissenting shareholders acted arbitrarily, vexatiously or not in good faith in demanding payment after receiving our offer of payment. The court may also assess the reasonable fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable (1) against us and in favor of any or all dissenting shareholders if the court finds that we did not substantially comply with the requirements of the Alabama dissent provisions, or (2) against either us or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by the Alabama dissent provisions. If the court finds that the services of counsel for any dissenting shareholder were of substantial benefit to the other dissenting shareholders similarly situated, and that the fees for the services should not be assessed against us, the court may award such counsel reasonable fees to be paid out of the amounts awarded to dissenting shareholders who were benefited.

IMPORTANT INFORMATION ABOUT ALTRUST

Altrust and Its Subsidiaries

Altrust Financial Services, Inc. We were incorporated in 1985 as Cullman Bancshares, Inc., an Alabama corporation, which changed its name in 1996 to Altrust Financial Services, Inc. We are a bank holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, and a financial holding company registered under the Gramm-Leach-Bliley Act of 1999. We primarily conduct our business through our wholly owned bank subsidiary, Peoples Bank. We have three other wholly owned subsidiaries: Southern Insurance of Cullman, Inc., Southern Appraisal Services, Inc. and Holly Pond.

Peoples Bank of North Alabama. Peoples Bank is a member of the Federal Deposit Insurance Corporation, or FDIC, and its deposits are insured by the FDIC up to the maximum permitted by law. It is supervised, regulated and examined by the FDIC and the Alabama Superintendent of Banks. Peoples Bank is also a member of the Federal Home Loan Bank of Atlanta. Peoples Bank is primarily engaged in retail and commercial banking in Blount, Cullman, Marshall, Walker and Morgan Counties, Alabama, as well as the northern portion of Jefferson County, Alabama. It provides mostly traditional banking services including the taking of demand and time deposits and the making of secured and unsecured consumer loans and commercial loans to its business customers.

Southern Insurance of Cullman, Inc. and Southern Appraisal Services, Inc. Southern Insurance was incorporated in 1993 under the laws of the State of Alabama. It acts as an agent for obtaining title insurance for Peoples Bank’s real estate customers. Southern Insurance receives commissions on title policy premiums as compensation for its services. Southern Appraisal was incorporated in Alabama in 2003 and provides real estate appraisal services.

Holly Pond Corp. Holly Pond is a new Alabama corporation formed solely to facilitate the reorganization. Prior to the reorganization, Holly Pond will have no business operations. Pursuant to the reorganization plan, Holly Pond will merge with and into Altrust and will cease to exist as a separate entity thereafter.

Selected Historical Financial Data

The selected consolidated historical financial data presented below have been derived from our audited consolidated financial statements contained in our annual report on the Form 10-K, as of and for the years ended December 31, 2006, 2005, 2004, 2003 and 2002, and our unaudited financial statements contained in our quarterly report on Form 10-Q for the quarterly periods ended June 30, 2007 and 2006. This data should be read in conjunction with the audited and unaudited consolidated financial statements and other financial information contained in the Form 10-K and the Form 10-Q, respectively, including the notes thereto. More comprehensive financial information is included in such reports (including management’s discussion and analysis of financial condition and results of operations) and the following information is qualified in its entirety by reference to such reports and all of the financial information and notes contained therein. Copies of such reports may be obtained from the SEC and Altrust. See “Where You Can Find Additional Information.”

	At and for the six months ended June 30,		At and for the year ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(unaudited)
	(in thousands, expect for per share data and ratios)
Total interest income	$12,821	$11,400	$23,708	$19,959	$17,084	$15,558	$15,622
Total interest expense	5,319	4,211	9,295	6,819	4,668	3,871	4,781

Net interest income	7,502	7,189	14,413	13,140	12,416	11,687	10,841
Provision for loan losses	(175)	(180)	(369)	(114)	(427)	(837)	(1,153)

Net interest income after provision for loan losses	$7,327	$7,009	$14,044	$13,026	$11,989	$10,850	$9,688
Noninterest income:
Service charges on deposits	$4,227	$3,956	$8,275	$6,241	$5,083	$3,864	$3,279
Other income	1,011	534	1,111	1,210	1,105	1,062	610
Noninterest expense	8,066	7,107	14,523	13,904	13,263	11,633	9,215

Income before income taxes	4,500	4,393	8,908	6,573	4,914	4,143	4,362
Income tax expense	(1,414)	(1,417)	(2,857)	(1,676)	(1,550)	(1,387)	(1,295)

Net income	$3,086	$2,976	$6,051	$4,897	$3,364	$2,756	$3,067

Per Share Data:
Net income, basic	$0.56	$0.54	$1.10	$0.94	$0.64	$0.56	$0.72
Net income, assuming dilution	0.55	0.54	1.09	0.93	0.64	0.56	0.72
Dividends declared	0.08	1.14	1.33	0.24	0.15	—	—
Book value	9.02	8.05	8.73	8.48	7.98	7.26	6.80

Financial Condition Data:
Assets	$437,332	$420,055	$426,043	$403,335	$393,690	$279,450	$276,996
Loans, net	258,832	234,428	244,180	209,584	192,939	182,677	185,263
Cash and cash equivalents	24,628	21,323	18,269	23,272	25,175	5,985	46,153
Investments	118,263	126,553	126,919	133,714	142,357	60,695	24,016
Deposits	327,275	298,919	306,636	272,075	241,642	216,244	230,941
Borrowed funds—FHLB	50,800	70,300	62,800	78,350	96,400	—	451
Federal funds purchased	6,236	1,679	2,448	—	—	10,573	—
Company guaranteed debt of ESOP	—	—	—	1,727	2,546	3,096	3,596
Repurchase agreements	—	—	—	—	4,714	4,997	4,514
Shareholders’ equity and redeemable common stock held by ESOP	49,491	44,164	47,892	46,178	43,366	40,269	33,257

Selected Average Balances: (Peoples Bank)
Total assets	$432,157	$411,317	$414,689	$393,617	$345,655	$282,828	$249,431
Loans, net	250,994	223,357	231,146	197,084	192,504	186,088	170,920
Deposits	320,528	291,430	297,815	248,951	236,283	231,028	210,833
Shareholders equity	48,291	43,697	47,013	44,655	41,804	36,337	28,865

Selected Ratios:
Return on average assets	0.71	0.72	1.46	1.24	0.97	0.97	1.23
Average loans to average deposits	78.31	76.64	77.61	79.17	81.47	80.55	81.07
Return on average equity	6.39	6.81	12.87	10.97	8.05	7.58	10.63
Average equity to average assets	11.17	10.62	11.34	11.34	12.09	12.85	11.57
Dividend Payout Ratio	14.22	210.05	120.91	25.53	23.44	—	—
Ratio of nonperforming assets to total assets	0.88	0.84	0.85	0.58	0.87	1.85	1.75
Ratio of allowance for loan losses to total loans, net of unearned income	1.02	1.05	1.07	1.13	1.28	1.26	1.17

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges as of December 31, 2006 and 2005 as well as June 30, 2007. The table also sets forth this ratio for December 31, 2006 and June 30, 2007 on a pro forma basis assuming completion of the reorganization.

	December 31,		June 30, 2006	December 31, 2006 (pro forma)	June 30, 2007 (pro forma)
	2006	2005
Ratio of earnings to fixed charges:	1.96	1.96	2.04	1.75	1.67

Risk Factors

Many statements contained in this proxy statement are forward-looking in nature. These statements are based on our current plans, intentions or expectations, and actual results could differ materially as we cannot guarantee that we will achieve these plans, intentions or expectations. See “Special Note Regarding Forward-Looking Statements.” Forward-looking statements are subject to numerous risks and uncertainties, including those specifically identified below, as well as those identified in our current filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2006. See “Where You Can Find Additional Information.”.

There is a lack of an established trading market for Altrust common stock.

To date there has been no established public trading market for Altrust common stock, and we do not anticipate that an established market will develop for Altrust common stock as a result of the reorganization. Accordingly, shareholders who desire to dispose of all or a portion of their shares of Altrust common stock after the reorganization may not be able to do so except by private direct negotiations with third parties, assuming that third parties are willing to purchase their shares. In the unlikely event that an established market were to develop for Altrust common stock after the reorganization, we cannot assure you that any of the Altrust common stock could be resold for the $17.25 cash price per share to be paid to shareholders in the reorganization, or any other amount.

Shareholders who continue to hold Altrust common stock after the reorganization will face decreased liquidity following adoption of the reorganization plan.

The reorganization will decrease the market liquidity of Altrust common stock by decreasing the number of shareholders holding Altrust common stock. In addition, our shareholders will be subject to significant restrictions on transfer pursuant to the shareholders’ agreement. See “Description of the Reorganization Plan—The Shareholders’ Agreement.”

As a result of our S-Corporation election, you may face adverse tax consequences.

The S-corporation election will permit us to distribute our net income to shareholders without subjecting our shareholders to additional federal income taxation upon receipt of such distributions. Since our shareholders will become subject to tax on our taxable income once the S-corporation election is effective (and will therefore be required to pay federal income taxes on their proportionate share of our income), we anticipate that we will distribute enough of our earnings to provide shareholders with cash sufficient to pay their individual federal income tax liabilities at the highest applicable federal marginal income tax rate. However, because we must comply with the Alabama Business Corporation Act and are subject to the rules and regulations of various regulatory authorities with respect to the declaration and payment of dividends, there can be no assurance that we always will be allowed to make distributions in amounts sufficient to cover all of each shareholder’s income tax liability that results from being taxed on their respective share of our taxable income. In that event, the shareholder will need to use other funds to pay that tax liability.

[Chip: consider state tax risk factor?]

Further, since this income will not be subject to income tax withholding, shareholders may be required to pay the tax in quarterly installments. The installments are due on April 15, June 15, September 15 and January 15. During the first year of S-corporation status with taxable income, some shareholders will qualify for an exception based on the prior year’s tax due. In subsequent years, all shareholders will need to take action to ensure that adequate tax is paid either through withholding or estimated tax installments. As a result, your tax filings may become more complicated. We expect that we will pay quarterly dividends in anticipation of the due dates for quarterly estimated tax payments.

See “Special Factors—Federal Income Tax Consequences of the Reorganization Plan.”

Our executive officers, directors and other five percent or greater shareholders and entities affiliated with them own a large percentage of Altrust, will own a greater percentage as a result of the reorganization, and could influence matters requiring approval by our shareholders.

As of the record date, our executive officers, directors, and other five percent or greater shareholders and entities affiliated with them, beneficially owned approximately [47]% of our outstanding common stock. After giving effect to the transactions contemplated by the reorganization plan, beneficial ownership of this group would constitute approximately [53]% of the outstanding shares. These shareholders, acting together, are capable of influencing matters requiring approval by our shareholders, including the election of directors. Thus, actions might be taken even if other shareholders oppose their efforts. This concentration of ownership might also have the effect of delaying or preventing a change of control even if such a transaction is favored by other shareholders.

Pro Forma Effect of the Reorganization Plan

The following unaudited pro forma consolidated financial statements illustrate the pro forma effect of the transactions contemplated by the reorganization plan on our financial statements as of June 30, 2007 and December 31, 2006. Management has prepared this information based on its estimate that Altrust will pay approximately $11.4 million to shareholders in exchange for their shares of Altrust common stock in the reorganization.

The unaudited pro forma consolidated financial statements are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma consolidated financial statements are presented for informational purposes only. They do not purport to represent what our results of operations or financial condition would have been had the adjustments actually occurred, and they do not purport to project our results of operations or financial condition for any future period or as of any future date. The unaudited pro forma consolidated financial statements should be read in conjunction with the information contained elsewhere in this proxy statement.

The actual adjustments to our financial statements upon the completion of the reorganization will depend on information not available at this time and, therefore, the actual adjustments will differ from those presented below, and the differences may be material.

ALTRUST FINANCIAL SERVICES, INC. AND SUBSIDIARIES

UNAUDITED PROFORMA CONSOLIDATING BALANCE SHEET INFORMATION

AS OF JUNE 30, 2007

(Dollars in thousands)	Historical	12/31/2006 Pro Forma Adjustments		6/30/2007 Pro Forma Adjustments		Pro Forma Consolidated
ASSETS
Cash and due from banks	$18,897,251	$4,629,628	(1)	$(739,716	)(2)	$22,787,164
Federal funds sold	5,731,000					5,731,000
Investment securities available for sale	114,338,398					114,338,398
Restricted equity securities	3,925,058					3,925,058
Investment in non-consolidated subsidiary	—	557,000	(3)			557,000
Loans	261,489,829					261,489,829
Allowance for Loan Loss	(2,658,233)					(2,658,233)

Loans, net	258,831,596					258,831,596
Premises and equipment, net	13,159,390					13,159,390
Accrued interest and dividends	2,828,010					2,828,010
Other real estate owned	1,366,757					1,366,757
Goodwill	4,716,947					4,716,947
Deposit intangible	649,223					649,223
Cash surrender value of life insurance	9,466,209					9,466,209
Deferred tax asset	1,832,429	(1,091,000	)(4)	(432,873	)(4)	308,556
Other Assets	1,589,241					1,589,241

Total assets	$437,331,509					$440,254,548

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Deposits:
Non-Interest Bearing	$45,044,036					$45,044,036
Interest Bearing	282,231,219					282,231,219

Total deposits	327,275,255					327,275,255

Fed Funds Purchased	6,236,014					6,236,014
Advances from the Federal Home Loan Bank	50,800,000					50,800,000
Long-term subordinated debenture	—	18,557,000	(5)			18,557,000
Accrued Interest	1,432,211					1,432,211
Other Liabilities	2,097,092	1,260,000	(6)			3,357,092
Total liabilities	$387,840,572					407,657,572

Redeemable common stock held by ESOP	14,957,511					14,957,511

SHAREHOLDERS’ EQUITY
Common stock, par value of $0.01 per share, 10,000,000 shares authorized; 4,827,008 issued	54,856	(6,586	)(7)			48,270
Surplus	16,620,832	(1,975,851	)(7)			14,644,981
Retained earnings	20,083,580	(12,988,935	)(7)	(739,716	)(2)	6,354,929
Accumulated other comprehensive income (loss)	(2,225,842)	750,000	(4)	432,873	(4)	(3,408,715)

Total Shareholders’ Equity	34,533,426			—		17,639,465

Total Liabilities and Shareholders’ Equity	$437,331,509					440,254,548

ALTRUST FINANCIAL SERVICES, INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

SIX MONTHS ENDED JUNE 30, 2007

(Dollars in thousands)	Historical Consolidated	Adjustments		Pro Forma Consolidated
INTEREST INCOME
Interest and fees on loans	$9,943,554			$9,943,554
Taxable interest and dividend income on investments	2,208,771			2,208,771
Tax exempt interest income on investments	462,003			462,003
Interest on federal funds sold	105,239			105,239
Other interest and dividends	100,983			100,983

Total interest income	12,820,550			12,820,550

INTEREST EXPENSE
Interest on deposits	4,192,517			4,192,517
Interest on borrowed funds	1,126,521	648,382	(8)	1,774,903

Total interest expense	5,319,038			5,967,420

Net interest income	7,501,512			6,853,130
Provision for loan losses	174,500			174,500

Net interest income after provision for loan losses	7,327,012			6,678,630

NONINTEREST INCOME
Service charges on deposits	4,227,321			4,227,321
Insurance commissions	110,685			110,685
Other operating income	900,496			900,496

Total noninterest income	5,238,502			5,238,502

NONINTEREST EXPENSE
Salaries and employee benefits	3,667,393			3,667,393
Occupancy and equipment expense	1,223,826			1,223,826
Professional services	697,664	(125,000	)(9)	572,664
Core deposit intangible amortization	76,172			76,172
Other operating expenses	2,400,511			2,400,511

Total noninterest expense	8,065,566			7,940,566

Income before income taxes	4,499,948			3,976,566
Provision for income taxes	1,414,061	(1,270,902	)(10)	143,159

Net income	$3,085,887			$3,833,407

	$0.56			$0.79

ALTRUST FINANCIAL SERVICES, INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

YEAR ENDED DECEMBER 31, 2006

(Dollars in thousands)	Historical Consolidated	Adjustments		Pro Forma Consolidated
INTEREST INCOME
Interest and fees on loans	$17,902,898			$17,902,898
Taxable interest and dividend income on investments	4,443,351			4,443,351
Tax exempt interest income on investments	911,994			911,994
Interest on federal funds sold	217,329			217,329
Other interest and dividends	232,271			232,271

Total interest income	23,707,843			23,707,843

INTEREST EXPENSE
Interest on deposits	6,609,161			6,609,161
Interest on borrowed funds	2,685,471	1,296,765	(8)	3,982,236

Total interest expense	9,294,632			10,591,397

Net interest income	14,413,211			13,116,446
Provision for loan losses	368,981			42,500

Net interest income after provision for loan losses	14,044,230			13,073,946

NONINTEREST INCOME
Service charges on deposits	8,275,232			8,275,232
Insurance commissions	225,938			225,938
Other operating income	885,279			885,279

Total noninterest income	9,386,449			9,386,449

NONINTEREST EXPENSE
Salaries and employee benefits	6,615,923			6,615,923
Occupancy and equipment expense	2,329,959			2,329,959
Professional services	832,698			832,698
Core deposit intangible amortization	153,757			153,757
Other operating expenses	4,590,707			4,590,707

Total noninterest expense	14,523,044			14,523,044

Income before income taxes	8,907,635			7,937,351
Provision for income taxes	2,856,998	(513,834	)(10)	2,343,164

Net income	$6,050,637			$5,594,187

Other comprehensive income
Unrealized losses on securities available for sale, net of tax	595,061			595,061
Reclassification adjustment for losses included in net income, net of tax	26,076			26,076

Comprehensive income	$6,671,774			$6,189,248

Earnings per share:
Basic	$1.10			$1.13
Diluted	$1.09			$1.11

ALTRUST FINANCIAL SERVICES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

(1)	Reflects proceeds of sale of deferred trust securities remaining after payment of the merger consideration.

(2)	Reflects distribution of 40% of net income to shareholders to cover their federal income tax liability for our taxable net income, net of tax savings associated with S-corporation status.

(3)	Reflects contractually obligated investment in statutory trust in connection with the sale of trust preferred securities.

(4)	Reflects write-off of deferred tax asset related to unrealized loss on portfolio securities net of tax benefit.

(5)	Reflects long-term subordinated debenture in connection with sale of trust preferred securities.

(6)	Reflects recapture of tax liability related to unrealized gain on assets.

(7)	Reflects repurchase of 658,617 shares of Altrust common stock.

(8)	Reflects payment of interest on trust preferred securities.

(9)	Reflects savings realized as a result of suspension of obligations under the Securities Exchange Act of 1934.

(10)	Reflects elimination of corporate-level federal income taxes and tax effect of change in accounting for write-offs of bad debt.

Projected Financial Information

In connection with their respective fairness opinions, we provided FTN, FIG and Mercer with various non-public prospective financial information. Set forth below is a summary of the two sets of projections for the third and fourth quarters of 2007, and 2008, 2009, 2010 and 2011, both of which were shared with our financial advisors. The projections give effect to (1) the reorganization only, and (2) the reorganization and our market expansion into East Alabama through the chartering of a new bank, referred to in this proxy statement as the expansion bank, and should be read together with the other information contained in this proxy statement.

We do not as a matter of course make public projections as to future revenues, earnings, or other results. However, the projections are included in this proxy statement because such information is not otherwise publicly available and was provided to the financial advisors. The accompanying projections were not prepared with a view toward public disclosure or with a view toward compliance with GAAP, the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. This information is not fact and the inclusion of this information should not be regarded as an indication that any recipient of this information considered, or now considers, it to be necessarily indicative of actual future results, and readers of this proxy statement are cautioned not to rely on the projections as such. No one has made or makes any representation to any shareholder regarding the information included in these projections.

Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projections.

In compiling the projections, our management took into account historical performance trends, the assumed impact of estimated future market conditions, and the expected outcome of our strategic initiatives. See “Special Factors—Plans for Altrust After the Reorganization.” Although the projections are presented with numerical specificity, these projections reflect numerous assumptions and estimates as to future events made by our management that they believed were reasonable at the time the projections were prepared. Such assumptions and estimates relate to matters including, but not limited to, industry performance, general business, economic, regulatory, market and financial conditions, operating and other revenues, expenses, capital expenditures, working capital and other matters, all of which are difficult to predict and are beyond the control of our management, and that may cause actual results to vary from the projections or the assumptions underlying the projections. See below for a summary of certain key assumptions. Shareholders should read “Special Note Regarding Forward-Looking Statements” in connection with their review of the projections. Since the projections cover multiple years, such information by its nature is subject to greater uncertainty with each successive year. There can be no assurance that the projections will be realized, and actual results may be materially greater or less than those contained in the projections.

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility to, update or otherwise revise the projections to reflect circumstances existing after the date when prepared by management or to reflect the occurrence of subsequent events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

The following is a breakdown of the assumptions that were used in the financial projections.

Assumptions for projections taking into account the reorganization only.

•	The interest cost on the trust preferred securities, which proceeds from sale will finance the reorganization, is 6.99% per year.

•	The loan yields and deposit rates at Peoples Bank remain at their current second quarter 2007 levels.

•	We pay $11.4 million in cash to repurchase 658,617 shares of Altrust common stock at a $17.25 per share and reduce the number of record holders down to 249 (86 shareholders for Subchapter S purposes).

•	Peoples Bank expands its branch network by a net growth of four branches from 2008 to 2011.

•	100% of distributions to the Altrust ESOP are reinvested into Altrust common stock.

•	Peoples Bank will have the capacity to distribute earnings to Altrust of approximately $12 million in 2008, $10 million in 2009 and $15 million in 2010.

Assumptions for projections taking into account the reorganization and our market expansion into East Alabama. In addition to the assumptions for the projections taking into account the reorganization only:

•	We are able to open new branches in 2008 and 2009 in accordance with our expansion plan.

•	The expansion bank employs 25 associates in 3 branches by the end of 2009, with legal, accounting and credit functions administered by Altrust via a master services agreement.

•	The expansion bank is wholly owned when the bank charter is obtained and remains wholly owned by Altrust.

•

The loan-growth mix of the expansion bank is 50% commercial, 30% mortgage and 20% retail, and. commercial real estate, one-to-four family-residential conforming mortgages and retail equity asset lines will be the dominant products in the expansion bank’s loan mix.

•	The expansion bank’s margin is projected to be approximately 3.00%, due to competitive pressures in its markets and its deposit mix.

•	The expansion bank’s loan loss reserve is established at 1.00% of total loans.

•	The expansion bank’s capital will primarily come from our cash on hand remaining after the reorganization.

•	Peoples Bank will have the capacity to distribute earnings to Altrust of approximately $12 million in 2008, $10 million in 2009 and $15 million in 2010.

•	The expansion bank makes no distributions to Altrust during 2007 through 2011.

Projections Giving Effect to the Reorganization Only. The following projected consolidated balance sheets and consolidated statements of income for the periods presented represent projections assuming the reorganization is completed but that Altrust does not form the expansion bank.

	30-Sep-07	31-Dec-07	Adjustments	December 31,
				2007	2008	2009	2010	2011
	(in thousands, except ratios)
Assets
Total Securities	$115,635	$110,607	$6,000	$116,607	$116,607	$106,943	$92,922	$81,307
Loans Held For Sale	0	0		0	0	0	0	0
Total Loans & Leases	268,081	274,838		274,838	305,070	335,577	365,779	396,871
Total Reserves	(2,840)	(3,027)		(3,027)	(3,661)	(4,027)	(4,389)	(4,762)

Total Net Loans	265,241	271,811	0	271,811	301,409	331,550	361,390	392,108
Other Earning Assets	5,774	5,818		5,818	5,993	6,172	6,357	6,548
Trade Acct Assets	0	0		0	0	0	0	0
Premises & fixed assets	13,259	13,359		13,359	13,760	14,172	14,597	15,035
Mortgage Service Rights	0	0		0	0	0	0	0
Goodwill & Other Intangibles	5,328	5,290		5,290	5,138	4,986	4,834	4,682
Other Assets	39,558	39,857	0	39,857	41,053	47,284	54,703	56,344

Total Assets	$444,794	$446,742	$6,000	$452,742	$483,959	$511,108	$534,804	$556,024

Transaction Accounts	115,971	118,894		118,894	132,567	143,504	152,114	160,860
Savings Accounts	25,553	25,843		25,843	27,523	28,830	29,839	30,734
MMDA	46,597	47,126		47,126	53,016	57,920	62,120	66,313
Retail Time Deposits	87,616	88,610		88,610	94,812	101,212	107,285	113,454
Jumbo Time Deposits	60,760	61,449		61,449	65,751	70,189	74,400	78,492

Total Deposits	336,497	341,922	0	341,922	373,669	401,655	425,758	449,853
FFunds Purch & Repos	4,543	569	0	569	2,552	3,399	4,349	5,860
FHLB Advances	50,155	49,270		49,270	41,212	33,176	25,131	17,089
Other Borrowings	0	0		0	0	0	0	0
Trust Preferred	0	0	18,000	18,000	18,000	18,000	18,000	18,000
Other Liabilities	3,781	3,848		3,848	4,113	4,344	4,546	4,726

Total Liabilities	$394,976	$395,609	$18,000	$413,609	$439,546	$460,574	$477,783	$495,528

Redeem Prf Stk & Min Int	0	0		0	0	0	0	0
Pref Stk & Surplus	0	0		0	0	0	0	0
Total Common Equity	52,044	53,359	(12,000)	41,359	46,639	52,760	59,247	62,723
Other Comprehensive Income	(2,226)	(2,226)		(2,226)	(2,226)	(2,226)	(2,226)	(2,226)

Total Equity	$49,818	$51,133	(12,000	$39,133	$44,413	$50,534	$57,021	$60,497

Total Liabilities and Equity	$444,794	$446,742	$6,000	$452,742	$483,959	$511,108	$534,804	$556,024

Equity Cap/Total Assets	11.20	11.45		8.64	9.18	9.89	10.66	10.88
Tangible Equity/Tangible Assets	10.12	10.38		7.56	8.20	9.00	9.85	10.12
Tier 1 Risk Based Ratio	15.44	15.81		16.18	17.32	18.32	19.90	20.10
Leverage Ratio	10.73	10.91		11.24	12.32	12.93	13.98	14.06
Book Value/Share	9.08	9.32		8.17	9.27	10.34	11.43	11.88
Tang Book Value/Share	8.11	8.36		7.07	8.20	9.32	10.46	10.96

	Three Months Ending		Year Ending December 31,
	30-Sep-07	31-Dec-07	2007	2008	2009	2010	2011
	(in thousands, except for per share data and ratios)
Net Interest Income Before Loss Provision	$3,818	$3,920	$15,241	$16,181	$17,829	$19,174	$20,376
TPS & Borrowing Costs		(318)	(318)	(1,260)	(1,260)	(1,260)	(1,260)
Total Provision for Losses	(182)	(187)	(544)	(824)	(906)	(988)	(1,072)

Net Interest Income after Provision	3,636	3,416	14,378	14,097	15,663	16,926	18,044
Non Interest Income	3,073	3,189	11,500	12,650	13,472	14,011	14,572
Non Interest Expense
General & Administrative Expense	(2,702)	(2,838)	(11,130)	(11,464)	(12,323)	(13,248)	(14,042)
Other Expenses	(1,320)	(1,387)	(5,107)	(5,260)	(5,655	(6,079)	(6,444)
Amortization of Intangibles	(38)	(38)	(152)	(152)	(152)	(152)	(152)

Total Non Interest Expense	(4,061)	(4,263)	(16,389)	(16,876)	(18,130)	(19,479)	(20,638)

Net Income before Gain/Loss on Securities	2,648	2,342	9,490	9,871	11,005	11,459	11,978
Gain/Loss on Securities	0	0	0	0	0	0	0

Net Income Before Taxes	2,648	2,342	9,490	9,871	11,005	11,459	11,978

Taxes	(895)	(791)	(3,101)

Net Income	$1,753	$1,550	$6,389	$9,871	$11,005	$11,459	$11,978

Earnings per Share	$0.31	$0.28	$1.15	$2.03	$2.22	$2.26	$2.31

Cash EPS	$0.32	$0.29	$1.17	$2.06	$2.25	$2.29	$2.34

Performance Ratios
Net Interest Margin	3.93	3.97	3.84	3.62	3.78	3.92	4.03
Loans/Deposits	79.67	80.38	80.38	81.64	83.55	85.91	88.22
NIE/Assets	3.66	3.78	3.73	3.60	3.64	3.72	3.78
Efficiency Ratio	58.37	59.97	61.29	58.53	57.92	58.70	59.06
ROAA	1.58	1.38	1.45	2.11	2.21	2.19	2.20
ROAE	14.15	14.31	13.54	23.63	23.18	21.31	20.38
ROATE	15.87	16.32	15.25	26.95	25.90	23.41	22.15
Provision/Loans	0.27	0.27	0.20	0.27	0.27	0.27	0.27
Reserves/Loans	1.06	1.10	1.10	1.20	1.20	1.20	1.20
Avg Tax Rate	33.79	33.79	33.79
Diluted Shares Outstanding	5,569	5,569	5,569	4,873	4,969	5,072	5,176
Common Shares Outstanding	5,486	5,486	5,486	4,790	4,885	4,988	5,092
Dividend Payout Ratio	25.41	28.74	27.98	45.17	43.24	42.37	70.84

Projections Giving Effect to the Reorganization and the Expansion Bank. The following projected consolidated balance sheets and consolidated statements of income for the periods presented represent projections assuming the reorganization is completed and Altrust forms and operates the expansion bank.

	30-Sep-07	31-Dec-07	Adjustments	December 31,
				2007	2008	2009	2010	2011
	(in thousands, except ratios)
Assets
Total Securities	$115,635	$110,607	$(6,000)	$104,607	$112,607	$106,125	$99,329	$82,410
Loans Held For Sale	0	0		0	0	0	0	0
Total Loans & Leases	268,081	274,838		274,838	321,930	373,377	423,779	481,751
Total Reserves	(2,840)	(3,027)		(3,027)	(3,886)	(4,402)	(4,914)	(5,587)

Total Net Loans	265,241	271,811	0	271,811	318,044	368,975	418,865	476,163
Other Earning Assets	5,774	5,818		5,818	5,993	6,172	6,357	6,548
Trade Acct Assets	0	0		0	0	0	0	0
Premises & fixed assets	13,259	13,359		13,359	15,325	16,926	17,741	18,836
Mortgage Service Rights	0	0		0	0	0	0	0
Goodwill & Other Intangibles	5,328	5,290		5,290	5,138	4,986	4,834	4,682
Other Assets	39,558	39,857	12,000	51,857	53,480	60,172	67,641	69,038

Total Assets	$444,794	$446,742	$6,000	$452,742	$510,588	$563,357	$614,768	$657,677

Transaction Accounts	115,971	118,894		118,894	134,208	150,386	163,585	175,843
Savings Accounts	25,553	25,843		25,843	29,711	38,007	45,133	50,711
MMDA	46,597	47,126		47,126	53,563	60,214	65,943	71,307
Retail Time Deposits	87,616	88,610		88,610	97,001	110,389	122,579	133,430
Jumbo Time Deposits	60,760	61,449		61,449	68,486	81,659	93,518	103,463

Total Deposits	336,497	341,922	0	341,922	382,969	440,655	490,758	534,753
FFunds Purch & Repos	4,543	569		569	12,487	9,907	12,422	15,079
FHLB Advances	50,155	49,270		49,270	41,212	33,176	25,131	17,089
Other Borrowings	0	0	0	0	8,000	8,000	8,000	8,000
Trust Preferred	0	0	18,000	18,000	18,000	18,000	18,000	18,000
Other Liabilities	3,781	3,848		3,848	4,113	4,344	4,546	4,726

Total Liabilities	$394,976	$395,609	$18,000	$413,609	$466,781	$514,082	$558,856	$597,647

Redeem Prf Stk & Min Int	0	0		0	0	0	0	0
Pref Stk & Surplus	0	0		0	0	0	0	0
Total Common Equity	52,044	53,359	(12,000)	41,359	46,033	51,501	58,137	62,256
Other Comprehensive Income	(2,226)	(2,226)		(2,226)	(2,226)	(2,226)	(2,226)	(2,226)

Total Equity	$49,818	$51,133	$(12,000)	$39,133	$43,807	$49,275	$55,911	$60,030

Total Liabilities and Equity	$444,794	$446,742	$6,000	$452,742	$510,588	$563,357	$614,768	$657,677

Equity Cap/Total Assets	11.20	11.45		8.64	8.58	8.75	9.09	9.13
Tangible Equity/Tangible Assets	10.12	10.38		7.56	7.65	7.93	8.37	8.48
Tier 1 Risk Based Ratio	15.44	15.81		16.18	16.19	16.18	16.99	16.89
Leverage Ratio	10.73	10.91		11.24	11.80	11.66	12.17	11.97
Book Value/Share	9.08	9.32		8.17	9.15	10.09	11.21	11.79
Tang Book Value/Share	8.11	8.36		7.07	8.07	9.07	10.24	10.87

	Three Months Ending		Year Ending December 31,
	30-Sep-07	31-Dec-07	2007	2008	2009	2010	2011
	(in thousands, except for per share data and ratios)
Net Interest Income Before Loss Provision	$3,818	$3,920	$15,241	$16,661	$19,258	$21,654	$23,995
TPS & Borrowing Costs	—	(318)	(318)	(1,601)	(1,601)	(1,601)	(1,601)
Total Provision for Losses	(182)	(187)	(544)	(1,049	(1,056)	(1,138)	(1,372)

Net Interest Income after Provision	3,636	3,416	14,378	14,012	16,601	18,916	21,022
Non Interest Income	3,073	3,189	11,500	12,779	13,809	14,638	15,464
Non Interest Expense
General & Administrative Expense	(2,702)	(2,838)	(11,130)	(12,400)	(14,492)	(15,585)	(16,782)
Other Expenses	(1,320)	(1,387)	(5,107)	(5,834)	(6,312)	(6,830)	(7,273)
Amortization of Intangibles	(38)	(38)	(152)	(152)	(152)	(152)	(152)

Total Non Interest Expense	(4,061)	(4,263)	(16,389)	(18,386)	(20,957)	(22,568)	(24,207)

Net Income before Gain/Loss on Securities	2,648	2,342	9,490	8,405	9,454	10,986	12,279
Gain/Loss on Securities	0	0	0	0	0	0	0

Net Income Before Taxes	2,648	2,342	9,490	8,405	9,454	10,986	12,279

Taxes	(895)	(791)	(3,101)	—	—	—	—

Net Income	$1,753	$1,550	$6,389	$8,405	$9,454	$10,986	$12,279

Earnings per Share	$0.31	$0.28	$1.15	$1.72	$1.90	$2.17	$2.37

Cash EPS	$0.32	$0.29	$1.17	$1.76	$1.93	$2.20	$2.40

Performance Ratios
Net Interest Margin	3.93	3.97	3.84	3.65	3.81	3.95	4.07
Loans/Deposits	79.67	80.38	80.38	84.06	84.73	86.35	90.09
NIE/Assets	3.66	3.78	3.73	3.82	3.90	3.83	3.80
Efficiency Ratio	58.37	59.97	61.29	62.45	63.38	62.18	61.35
ROAA	1.58	1.38	1.45	1.75	1.76	1.86	1.93
ROAE	14.15	14.31	13.54	20.27	20.31	20.89	21.18
ROATE	15.87	16.32	15.25	23.13	22.75	23.00	23.04
Provision/Loans	0.27	0.27	0.20	0.33	0.28	0.27	0.28
Reserves/Loans	1.06	1.10	1.10	1.21	1.18	1.16	1.16
Avg Tax Rate	33.79	33.79	33.79
Diluted Shares Outstanding	5,569	5,569	5,569	4,873	4,969	5,072	5,176
Common Shares Outstanding	5,486	5,486	5,486	4,790	4,885	4,988	5,092
Tax Equivalent Adj for Net Int Inc	—	0	0	0	0	0	0
Dividend Payout Ratio	25.41	28.74	27.98	44.40	42.16	39.59	66.46

Book Value Per Share

Our net book value per share (including Altrust ESOP shares) as of June 30, 2007 was $9.02. The $17.25 per share cash merger consideration represents a 195.1% premium to our net book value as of that date.

Market Price and Dividend Data

There is no established public trading market for Altrust common stock. Our stock is not traded on any exchange but is listed currently on the OTC Bulletin Board under the ticker symbol “ATFS”. Morgan Keegan currently makes a market in our stock, but trading is minimal at this time.

The following table sets forth the estimated price range for fair-market sales of Altrust common stock for each quarter for the last eight quarters. The data is provided for information purposes only and should not be viewed as indicative of the actual or market value of Altrust common stock. As previously indicated, trading is minimal.

	Estimated Price Range Per Share
	High	Low
2007:
First Quarter	$11.00	$11.00
Second Quarter	12.00	10.50
Third Quarter*	15.50	14.50

2006:
First Quarter	$11.80	$11.00
Second Quarter	11.80	11.00
Third Quarter	11.00	11.00
Fourth Quarter	11.00	11.00

2005:
Fourth Quarter	$11.00	$10.00

*	Through October 17, 2007.

The last sale of Altrust common stock prior to the date of this proxy statement was on August 1, 2007 with a price per share of $15.50.

Beneficial Ownership of Altrust Common Stock

We are authorized to issue up to 10,000,000 shares of Altrust common stock. At October 17, 2007, Altrust had 5,487,225 shares of common stock issued and outstanding. Each share of common stock entitles the holder to one vote.

The following table sets forth certain information with respect to the beneficial ownership, as of [October 17], 2007, of shares of common stock by (a) each of our directors, executive officers and the executive officers of Peoples Bank, (b) all of our directors and executive officers, including executive officers of Peoples Bank, as a group, and (c) all persons who beneficially own more than 5% of our outstanding common stock, and the percentage of the outstanding shares of common stock represented thereby. The table also sets forth such information on a pro forma basis, giving effect to the reorganization. Except as otherwise noted, we believe that each of the persons listed has sole investment and voting power with respect to the shares included in the table. Unless otherwise indicated, the address of each beneficial owner listed below is: c/o Altrust Financial Services, Inc., 811 2nd Avenue S.W., Cullman, Alabama 35055-4222.

Name	Prior to the Reorganization		After the Reorganization
	Number	Percentage	Number	Percentage
Over 5% shareholders:
Altrust Financial Services, Inc. Savings & ESOP Trust (1)	1,087,819	19.26%	1,087,819	22.53%

Directors and Executive Officers:
James Robin Cummings (2)	281,310	5.09%	281,310	5.78%
George Whit Drake	25,000	*	25,000	*
Noel Jasper Estes (3)	51,856	*	51,856	1.07%
Debra Brown Goble	1,500	*	1,500	*
Candace Nail Hooten	28,350	*	28,350	*
Raymond O’Neal Lindsey	12,951	*	12,951	*
Lionel James Powell	243	*	243	*
Morris Steven Stanford	905	*	905	*
Cecil Alan Walker (4)	372,341	6.74%	372,341	7.65%
Terry Neal Walker (5)	366,632	6.64%	366,632	7.54%
Timothy Dudley Walker (6)	285,888	5.17%	285,888	5.88%
Brian Clark Witcher (7)	33,704	*	33,704	*
Kenneth Howard Weldon (8)	6,500	*	6,500	*
John Edwin Whitley (9)	21,451	*	21,451	*

All directors and executive officers as a group (14 persons) (excluding ESOP shares as to which beneficial ownership is disclaimed by the named individuals)	1,488,631	26.35%	1,488,631	30.83%
All directors and executive officers as a group (14 persons) (including all ESOP shares)	2,576,450	45.61%	2,576,450	53.36%

*	Less than 1%.
(1)	Brian Witcher, J. Robin Cummings and Kenneth Weldon are trustees of the Altrust ESOP. As members of the Altrust ESOP Administrative Committee, Messrs. Witcher, Cummings and Weldon have certain voting rights with respect to all of the shares held by the Altrust ESOP and may be deemed to have beneficial ownership of all 1,087,819 shares held by the Altrust ESOP. However, each of Messrs. Witcher, Cummings and Weldon disclaim beneficial ownership in the shares held by the Altrust ESOP, except to the extent of the pecuniary interest therein.
(2)	Includes 75,681 shares held in the estate of Charlotte Cummings, spouse of Robin Cummings, and excludes the

1,087,819 shares held by the Altrust ESOP of which Mr. Cummings disclaims beneficial ownership, except for shares allocated to him under the Altrust ESOP at December 31, 2006, which are not included in the ownership totals above. See the following table for officer Altrust ESOP share holdings. Also included above are 37,200 shares subject to options currently exercisable within 60 days of the date of this proxy statement.

(3)	Includes 18,372 shares held in Mr. Estes’ IRA, 1,300 shares held as joint tenants with Mr. Estes’ wife, Martha Estes and 7,400 shares held in joint tenancy with Mr. Estes’ mother, Floye Estes.
(4)	Includes 56,029 shares held as joint tenants with Mr. Walker’s wife, Amy Walker, 12,200 shares held in an IRA for Mr. Walker, 6,500 shares held in an IRA for Amy Walker, 28,656 shares held in trust for Mr. Walker’s son, Lance Walker, 33,456 shares held in trust for Mr. Walker’s son, Trent Walker, 15,300 shares held of record by Mr. Walker’s wife, Amy Walker, and 37,200 shares subject to options that are currently exercisable within 60 days of the date of this proxy statement.
(5)	Includes 4,032 shares held in an IRA for Mr. Walker, 3,072 shares held in an IRA for Mr. Walker’s wife, Tressa Walker, 17,535 shares held in trust for Mr. Walker’s son, Tillman Walker, 28,456 shares held in trust for Mr. Walker’s daughter, Whitney Walker, and 5,700 shares held of record by Tressa Walker, and 37,200 shares subject to options that are currently exercisable within 60 days of the date of this proxy statement.
(6)	Includes 25,456 shares held in trust for Mr. Walker’s daughter, Chelsy Walker, 35,056 shares held in trust for Mr. Walker’s daughter, Heather Walker, 1,090 shares held in trust for Raegan Reese Walker, 1,090 shares held in trust for Kaylie Sway Dee Pickett, and 37,200 shares subject to options that are currently exercisable within 60 days of the date of this proxy statement.
(7)	Excludes the 1,087,819 shares held by the Altrust ESOP of which Mr. Witcher disclaims beneficial ownership.
(8)	Excludes 1,087,819 shares held by the Altrust ESOP of which Mr. Weldon disclaims beneficial ownership, except for shares directly allocated to him at December 31, 2006, but which are not included in the ownership totals above. (See following table of officer Altrust ESOP share holdings.)
(9)	Includes 15,000 shares subject to options that are currently exercisable within 60 days of the date of this proxy statement.

Following is a table detailing estimated officer ESOP share holdings which are not included in ownership totals presented in the table above. The last ESOP valuation value of $13.75 as of December 31, 2006 was used for valuation purposes, and will change with any subsequent valuations received.

Officer ESOP Shares Ownership Table

12/31/06 % Vested	Officer	($13.75/share) Shares 12/31/06	2007 Estimated Employer Contribution	New Estimated Shares At $13.75	Estimated ESOP Shares 12/31/06
60.00%	Goble	5,436	$10,741	781	6,217
100.00%	Hooten	52,184	$12,739	926	53,110
100.00%	Lindsey	6,645	$10,402	757	7,401
80.00%	Powell	7,420	$13,542	985	8,405
40.00%	Stanford	6,547	$12,177	886	7,433
20.00%	Whitley	7,981	$21,475	1,562	9,543
100.00%	Cummings	146,740	$33,750	2,455	149,195
100.00%	Weldon	31,356	$13,481	980	32,336

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL NO. 2)

We may ask our shareholders to vote on a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the reorganization plan. We currently do not intend to propose adjournment at our special meeting if there are sufficient votes to adopt the reorganization plan. If the proposal to adjourn our special meeting for the purpose of soliciting additional proxies is submitted to our shareholders for approval, such approval requires the affirmative vote of the holders of a majority of the shares of Altrust common stock present or represented by proxy and entitled to vote on the matter.

The board of directors recommends that you vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

OTHER MATTERS

Other Matters

We know of no other matters to be brought before the special meeting. However, if any other matters are properly brought before the meeting, it is the intention of the named proxy holders in the accompanying proxy to vote in accordance with their judgment on such matters.

Future Shareholder Proposals

If the reorganization is not completed, we must receive any shareholder proposal intended to be presented at our next annual meeting and to be included in the proxy statement relating to such meeting no later than January 2, 2008. Any such proposal must comply in all respects with the rules and regulations of the SEC. Any shareholder proposal not received at our principal executive offices by March 20, 2008 will be considered untimely and, if presented at such annual meeting, the proxy holders for that meeting will be able to exercise discretionary authority to vote on any such proposal to the extent authorized by Rule 14a-4(c) under the Exchange Act.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file periodic reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference,” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting:

Current Filings:	Periods:
Annual Report on Form 10-K	For the fiscal year ended December 31, 2006
Quarterly Reports on Form 10-Q	For the fiscal quarters ended March 31, 2007 and June 30, 2007
Current Reports on Form 8-K	Filed July 26, 2007 and September 25, 2007

If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC, as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits except those that we have specifically incorporated by reference in this proxy statement. Shareholders may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from us at the following address:

Altrust Financial Services, Inc.

811 2nd Avenue S.W.

Cullman, Alabama 35055-4222

(256) 737-7000

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [•], 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date or any earlier date otherwise specified in this proxy statement, and the mailing of this proxy statement to shareholders does not create any implication to the contrary.

ANNEX A

PLAN OF REORGANIZATION

AGREEMENT AND PLAN OF REORGANIZATION

BY AND BETWEEN

ALTRUST FINANCIAL SERVICES, INC.

AND

HOLLY POND CORP.

Dated as of November 13, 2007

A-i

(continued)

A-ii

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”), dated as of November 13, 2007, is entered into by and between ALTRUST FINANCIAL SERVICES, INC., an Alabama corporation (the “Company”) and HOLLY POND CORP., an Alabama corporation (“Newco”).

The Board of Directors of the Company has determined that it is desirable and in the best interest of the Company to take action to permit the Company to stop its reporting as a public company with the Securities and Exchange Commission and that is desirable and in the best interest of the shareholders to elect Subchapter S status under the Internal Revenue Code of 1986, as amended (the “Code”).

The Board of Directors of the Company has determined that the cost savings and advantages of being a non-public company that elects Subchapter S status can be best achieved through a merger whereby certain shareholders with 6,400 or fewer shares of Company Stock or who are otherwise not eligible to be shareholders of an S-corporation, or as otherwise provided herein, will receive cash for each of their shares of Company Stock.

The Board of Directors of the Company has (a) determined that the merger of Newco with and into the Company (the “Merger”), with the Company remaining as the surviving corporation, whereby Excluded Shares will, upon the terms and subject to the conditions set forth herein, be converted solely into the right to receive cash in an amount equal to $17.25 per share (the “Cash Consideration”) and shares of Company Stock held by Eligible Shareholders shall remain issued and outstanding shares of Company Stock (the “Stock Consideration”, and collectively with the Cash Consideration, the “Merger Consideration”), is fair to, and in the best interests of, holders of shares of Company Stock, (ii) approved and adopted this Agreement and the transactions contemplated hereby, and declared their advisability, (iii) recommended the adoption by the shareholders of the Company, subject to the terms and conditions set forth herein, of this Agreement, and (iv) approved the Merger and this Agreement and the other transactions contemplated hereby.

Therefore, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Subject to the terms and conditions of this Agreement, and in accordance with the ABCA, at the Effective Time, (i) Newco shall be merged with and into the Company and the separate corporate existence of Newco shall thereupon cease, (ii) the Company shall be the surviving corporation in the Merger (upon and after the Effective Time, the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Alabama, and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

Section 1.02 Effective Time; Closing. The closing of the Merger (the “Closing”) shall take place as soon as practicable after all of the conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties. The Closing shall be held at the offices of Jones Day, 1420 Peachtree Street, N.E., Suite 800, Atlanta, Georgia, at 9:00 A.M., Eastern time, or at such other place and time as the parties shall agree in writing. Immediately following the Closing, the parties shall file articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Alabama, and the Merger shall become effective upon such filing or at such later time as is agreed to by the parties and is specified in the Articles of Merger (the “Effective Time”). The Company’s stock transfer records will be closed on the Effective Time as to all Excluded Shares, and transfers of all other shares of Company Stock and shares of Surviving Corporation common stock will be made only pursuant to and in accordance with the Shareholders’ Agreement.

Section 1.03 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in the ABCA.

Section 1.04 Articles of Incorporation and Bylaws. At the Effective Time, (i) the Articles of Incorporation and Bylaws of the Surviving Corporation will be the same as the articles of incorporation and bylaws of the Company as in effect immediately prior to the Effective Time, until thereafter amended in accordance with their terms and the ABCA.

Section 1.05 Directors. The directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or until their earlier death, resignation or removal, or otherwise as provided by Law.

Section 1.06 Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or until their earlier death, resignation or removal, or otherwise as provided by Law.

Section 1.07 Conversion of Shares. At the Effective Time, automatically by virtue of the Merger and without any action on the part of the parties hereto or any holder of Company Stock:

(a) Each share of Company Stock that is an Excluded Share and that is issued and outstanding immediately prior to the Effective Time shall be converted into solely the right to receive the Cash Consideration, without interest. As of the Effective Time, Excluded Shares of Company Stock shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented an Excluded Share (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.02(b), without interest.

(b) Each share of Company Stock that is owned by the Company or by any direct or indirect wholly-owned subsidiary of the Company other than shares held by such a subsidiary in a fiduciary or custodial capacity or as a result of debts previously contracted shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and no consideration shall be paid or delivered in exchange therefor.

(c) All other issued and outstanding shares of Company Stock that are Eligible Shares and that are held by Eligible Shareholders at the Effective Time will remain issued and outstanding shares of Company Common Stock, provided restricted shares of Company Common Stock shall be subject to Section 1.08 below, and provided further that the holder of Eligible Shares shall have executed and delivered the Shareholder Agreement to the Company prior to the Effective Time, together with the Subchapter S Consent and his or her certificates for shares of Company Stock for legending in accordance with the Shareholder Agreement. Any shares as to which the holder has not taken such actions prior to the Effective Time, shall at the Company’s election, be treated for all purposes hereunder as Excluded Shares.

(d) In the event that the Surviving Corporation would have more than 260 shareholders of record based upon the foregoing provisions of this Section 1.07 at the time of Effective Time, shareholders of record of less than 8,000 shares shall be selected by lot and the shares of Company Stock held of record by such persons shall be treated for all purpose hereunder as Excluded Shares, subject to Section 6.01(f), until the Surviving Company will have less than 260 shareholders of record at the Effective Time.

Section 1.08 Treatment of Company Options and Restricted Shares. The number of shares of restricted Company Stock outstanding on the date hereof, together with all options to purchase Company Stock outstanding on the date hereof are shown on Schedule 1.08 hereto. All restricted shares of Company Stock held by Persons who are Eligible Shareholders shall remain outstanding shares of the Surviving Corporation’s common stock subject to the same restrictions as at present, plus those restrictions under the Shareholder Agreement. All options to purchase Company Stock shall remain options to purchase the Surviving Corporation’s common stock, enforceable in accordance with their respective terms, provided that the holders thereof shall agree to be bound by the Shareholder Agreement as is the case with all other Eligible Shareholders.

Section 1.09 Shareholders’ Meeting; Proxy Material.

(a) The Company shall (i) duly take all lawful action to call, give notice of, convene and hold a meeting of its shareholders on a date as soon as reasonably practicable after the Proxy Statement is cleared by the SEC (the “Company Shareholders’ Meeting”) for the purpose of obtaining the Company Shareholder Approval with respect to the adoption of this Agreement and the transactions contemplated herein and (ii) shall use all reasonable efforts to solicit the adoption of this Agreement in respect of the Company Shareholder Approval.

(b) As promptly as practicable following the date of this Agreement, the Company shall prepare a proxy statement relating to the approval of the Merger by the Company’s shareholders (as amended or supplemented, the “Proxy Statement”), and the parties shall prepare a Schedule 13E-3 filing (as amended or supplemented, the “Schedule 13E-3”). Newco and the Company shall cooperate with each other in connection with the preparation of the foregoing documents. The Company will use all reasonable efforts to have the Proxy Statement, and the parties will use all reasonable efforts to have the Schedule 13E-3, cleared by the SEC as promptly as practicable after such filing.

(c) The Company will use all reasonable efforts to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after the Proxy Statement is cleared by the SEC. The Company shall as promptly as practicable notify Newco of the receipt of any oral or written comments from the SEC relating to the Proxy Statement. If at any time prior to the Effective Time, any information should be discovered by any party that should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the shareholders of the Company.

ARTICLE II

DISSENTING SHARES; PAYMENT FOR SHARES

Section 2.01 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock outstanding immediately prior to the Effective Time that are held by shareholders (i) who shall have given written notice to the Company prior to the Company Shareholders’ Meeting of his or her intent to demand payment for his or her shares of Company Stock and who did not vote for approval and adoption of this Agreement and the Merger nor consented thereto in writing and (ii) who shall have complied with the provisions of Article 13 of the ABCA (“Dissenting Shares”), attached hereto as Exhibit 1, shall not be converted into the right to receive the Merger Consideration at or after the Effective Time unless and until the holder of such shares of Company Stock fails to perfect, withdraws (with the Company’s consent) or otherwise loses such holder’s right to appraisal. If a holder of Dissenting Shares shall withdraw (in accordance with Article 13 of the ABCA) his or her demand for such appraisal or shall become ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into the right to receive the appropriate Merger Consideration, without interest thereon, in the manner provided in Section 1.07 hereof. The Company shall not make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 2.02 Exchange of Certificates and Payment of Cash.

(a) Paying Agent. Prior to the Closing Date, the Company shall enter into an agreement providing for the matters set forth in this Section 2.02 (the “Paying Agent Agreement”) with a bank or trust company selected by Newco, which may be Peoples Bank of North Alabama, as paying agent (the “Paying Agent”), authorizing such Paying Agent to act as Paying Agent in connection with the Merger. The Surviving Corporation shall deliver cash to the Paying Agent as requested sufficient to pay, as incurred, the aggregate Cash Consideration (the “Merger Fund”).

(b) Payment of Cash. As soon as reasonably practicable, the Surviving Corporation will instruct the Paying Agent to mail to each holder of record of a Certificate or Certificates that immediately prior to the Effective Time evidenced Excluded Shares of Company Stock or that for any reason become Excluded Shares, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Cash Consideration pursuant to Section 1.07. Upon surrender in good delivery form of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with a letter of transmittal, duly executed, and such other customary documents, including signature guarantees, as may be required pursuant to such instructions (collectively, the “Transmittal Documents”), the holder of such Certificate shall be entitled to receive in exchange therefor the Cash Consideration for each share of Company Stock formerly represented by such Certificate, without any interest thereon, less any required withholding of taxes, and the Certificate so surrendered shall thereupon be canceled. In the event of a transfer of ownership of Company Stock that is not registered in the transfer records of the Company, the Cash Consideration may be paid in accordance with this Article II to the transferee of such shares if the Certificate evidencing such shares is presented to the Paying Agent and is properly endorsed or otherwise in proper form for transfer. In such event, the signature on the Certificate or any related stock power must be properly guaranteed by a medallion signature guarantor acceptable to the Company or the Surviving Corporation and the Person requesting payment of the Cash Consideration must either pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate so surrendered or establish to the Surviving Corporation that such tax has been paid or is not applicable. The Cash Consideration will be delivered by the Paying Agent as promptly as practicable following the proper surrender of a Certificate and the delivery of all required related Transmittal Documents. No interest will be payable on such Cash Consideration. Until surrendered in accordance with this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive, upon such surrender, the Cash Consideration for each Excluded Share. Any interest, dividends or other income earned on the investment of cash held by the Paying Agent hereunder shall be solely for the account of the Surviving Corporation. The Cash Consideration delivered upon surrender of the Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Excluded Shares.

(c) Termination of Merger Fund. Any portion of the Merger Fund (including the proceeds of any investments thereof) that remains undistributed to the holders of Company Stock for one year following the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation. Any holders of Company Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Cash Consideration.

(d) No Liability. None of the Surviving Corporation, Newco, the Company or the Paying Agent shall be liable to any Person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Investment of the Merger Fund. The Paying Agent shall invest any cash included in the Merger Fund as directed by the Surviving Corporation on a daily basis; provided that no gain or loss thereon shall affect the amounts payable to the shareholders of the Company pursuant to Article I or this Article II. Any interest and other income earned on the Merger Fund shall promptly be paid to the Surviving Corporation not less frequently than monthly.

(f) Withholding Rights. Each of the Surviving Corporation, Newco and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock in respect of which such deduction and withholding was made.

(g) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the holder of such lost, stolen or destroyed Certificate(s) shall execute an affidavit of that fact upon request. The holder of any such lost, stolen or destroyed Certificate(s) shall also deliver a reasonable indemnity and bond against any claim that may be made against the Company, Newco, the Surviving Corporation or the Paying Agent with respect to the Certificate(s) alleged to have been lost, stolen or destroyed. The affidavit and any indemnity and bond that may be required hereunder shall be delivered to the Paying Agent on behalf of the Surviving Corporation, who shall be responsible for making payment for such lost, stolen or destroyed Certificate(s) pursuant to the terms hereof.

Section 2.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Company Stock that are Excluded Shares immediately prior to the Effective Time thereafter on the records of the Company. Any Certificates representing Excluded Shares presented to the Paying Agent or the Surviving Corporation for any reason at or after the Effective Time shall be canceled and exchanged for the Cash Consideration pursuant to the terms in this Article II. Dissenting Shares shall be treated as provided in Section 2.01.

Section 2.04 Further Assurances. After the Effective Time, the officers and directors of the Surviving Corporation are hereby granted a power of attorney and are authorized to execute and deliver, in the name and on behalf of the Company or Newco, any deeds, bills of sale, assignments, filings of record or assurances and to take and do, in the name and on behalf of the Company and Newco, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 2.05 Adjustments to Prevent Dilution. In the event that prior to the Effective Time, solely as a result of a reclassification, stock split (including a reverse stock split), stock dividend or stock distribution that in any such event is made on a pro rata basis to all holders of Company Stock, there is a change in the number of shares of Company Stock outstanding or issuable upon the conversion, exchange or exercise of securities or rights convertible or exchangeable or exercisable for shares of Company Stock, then the Cash Consideration shall be equitably adjusted to eliminate the effects of such event.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Newco as follows:

Section 3.01 Corporate Organization. The Company and each Company Subsidiary is a corporation, partnership or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where such failures to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, have not constituted and would not reasonably be expected to constitute or result in a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed, individually or in the aggregate, has not constituted and would not reasonably be expected to constitute or result in a Company Material Adverse Effect. Section 3.01 of the Company Disclosure Letter sets forth the name of each Subsidiary of the Company, its capitalization, and the state of jurisdiction of its organization.

Section 3.02 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of 10,000,000 shares of Company Stock. As of the date of this Agreement, (i) 5,487,225 shares of Company Stock were issued and outstanding, (ii) no shares of Company Stock were held in treasury by the Company, and (iii) no shares of Company preferred stock were issued or outstanding.

(b) Schedule 1.08 hereto contains a schedule as of the date of this Agreement setting forth (as applicable) the number of, vesting date (or dates) and expiration date (or delivery date) of each outstanding share of restricted Company Stock and all outstanding options on Company Stock. All issued and outstanding shares of Company Stock are duly authorized, validly issued, fully paid and nonassessable.

(c) All Subsidiaries only have common stock of one class authorized, issued and outstanding.

Section 3.03 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and subject to receipt of the Company Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby (other than the Company Shareholder Approval and the filing of the Articles of Merger, as required by the ABCA). This Agreement and the Exchange Agreement have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each other party thereto, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

(b) The Board of Directors of the Company has (i) determined that the Merger, upon the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, holders of the shares of the Company Stock, (ii) approved and adopted this Agreement and the transactions contemplated hereby, and declared their advisability, (iii) recommended the adoption of this Agreement and the transactions contemplated hereby to the shareholders of the Company, subject to the terms and conditions set forth herein, and (iv) approved the Merger and this Agreement and the transactions contemplated hereby for purposes of Article 11 of the ABCA (provided such approval is premised on the accuracy of the representation set forth in Section 4.08(c)).

(c) Under applicable Law and this Agreement, with respect to the Merger, (i) as specified by the ABCA, the Statutory Shareholder Approval, and (ii) as specified herein, the affirmative vote of a Majority of the Minority, are the only votes of the Company’s shareholders required to approve this Agreement and the transactions contemplated hereby, including the Merger.

Section 3.04 Opinions of Financial Advisors. The Company has received the written opinions of FTN Midwest Securities Corporation (“FTN”) and FIG Partners, LLC (“FIG”), dated the date hereof, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the shareholders of the Company, signed copies of which have been delivered to Newco. The ESOP has received the written opinion of Mercer Capital that the transactions contemplated from a financial point of view by this Agreement are fair to the ESOP and its participants.

Section 3.05 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company, other than FTN, FIG and Mercer Capital.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF NEWCO

Newco hereby represents and warrants to the Company as follows:

Section 4.01 Organization. Newco is duly organized, validly existing and in good standing under the laws of the State of Alabama.

Section 4.02 Authority. Newco has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Exchange Agreement by Newco and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Newco, and in the case of the Merger Agreement, the shareholders of Newco, and no other corporate proceedings on the part of Newco are necessary to authorize the execution, delivery and performance of this Agreement and the Exchange Agreement by Newco or the consummation by Newco of the transactions contemplated hereby or thereby (other than the filing of the Articles of Merger as required by the ABCA). This Agreement and the Exchange Agreement have been duly and validly executed and delivered by Newco and, assuming the due authorization, execution and delivery by the other parties thereto, constitute valid and binding obligations of Newco, enforceable against Newco in accordance with their terms.

Section 4.03 Formation. Newco was formed specifically for the transactions contemplated by this Agreement and has conducted no operations and incurred no obligations other than in connection with the transactions contemplated by this Agreement.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of Newco.

ARTICLE V

COVENANTS AND OTHER AGREEMENTS

Section 5.01 All Reasonable Efforts. Subject to the terms and conditions hereof, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Merger and this Agreement, and to cooperate with each other in connection with the foregoing, including using all reasonable efforts to (a) obtain all necessary waivers, consents and approvals from other parties to material agreements, leases and other contracts, provided that the Company shall not be required to make any payments or provide any economic benefits to third parties prior to the Effective Time in order to obtain any waivers, consents or approvals from any third parties hereunder, (b) obtain all necessary consents, approvals and authorizations, and provide all notices as are required to be obtained under any federal, state or foreign law or regulation or by any Governmental Entity, (c) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (d) effect any necessary registrations and filings and submissions of information requested by governmental authorities, and (e) fulfill all conditions to this Agreement.

ARTICLE VI

CONDITIONS

Section 6.01 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of Newco and the Company to consummate the Merger are subject to the satisfaction or waiver (by mutual written consent of the Company and Newco) on or prior to the Closing Date of each of the following conditions:

(a) Shareholder Approval. The Company shall have (i) obtained the Company Shareholder Approval, and (ii) the approval of a Majority of the Minority, provided the approval of a Majority of the Minority may not be waived by any party.

(b) Regulatory Approvals. All necessary notices and applications to, and consents and approvals by, Governmental Entities shall have been delivered and obtained, as applicable, by the Company and the ESOP and any statutory waiting periods applicable to the Merger have been terminated or shall have expired without adverse action.

(c) No Order. No court of competent jurisdiction or United States federal or state Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement.

(d) Maximum Shareholders. Upon the Effective Time, the Surviving Corporation shall have less than 260 shareholders of record (without taking into account any enumeration or combination of shareholders for Subchapter S purposes), all of whom shall be Eligible Shareholders under Subchapter S, and the Surviving Corporation shall have less than 90 shareholders for Subchapter S purposes, when taking into account members of a family treated as one shareholder under Subchapter S, Sections 1361(b) and (c) of the Code.

(e) Dissenting Shareholders. Shareholders of the Company have not filed notices of their intent to dissent with respect to 5% or more of the outstanding shares of Company Stock.

(f) Maximum Excluded Shares or Dissenting Shares. Not more than 950,000 shares of Company Stock shall be (i) required to be purchased for Cash Consideration hereunder or (ii) Dissenting Shares.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.01 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether prior to or after receipt of the Company Shareholder Approval by mutual written consent of Newco and the Company.

Section 7.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, except as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, and there shall be no liability on the part of Newco or the Company to the other party, or to their respective shareholders or creditors.

Section 7.03 Amendment. This Agreement may not be amended and no waiver, consent or approval by or on behalf of the Company may be granted except where permissible hereunder pursuant to an instrument in writing signed by or on behalf of the Company following approval of such action by the Board of Directors and signed by Newco; provided, however, that following the Company Shareholder Approval at the Company Shareholders Meeting, if applicable, no amendment may be made without the further approval of the shareholders of the Company that would: (a) decrease the Merger Consideration; or (b) change any other terms and conditions in this Agreement if any of the changes would, individually or in the aggregate, adversely affect the shareholders of the Company.

Section 7.04 Extension and Waiver. At any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval at the Company Shareholders Meeting, if applicable:

(a) The Company may (a) extend the time for the performance of any of the obligations or other acts of Newco, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered by Newco pursuant hereto, or (c) waive compliance by Newco with any of the agreements or with any conditions to the Company’s obligations, other than as provided in Section 6.01(a).

(b) Newco may (a) extend the time for the performance of any of the obligations or other acts of the Company, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered by the Company pursuant hereto, or (c) waive compliance by the Company with any of the agreements or with any conditions to Newco’s obligations, other than as provided in Section 6.01(a).

(c) Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 7.01 hereof, as the case may be, except that the agreements set forth in Section 8.02 hereof shall survive termination and this Section 8.01 shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance after the Effective Time.

Section 8.02 Fees and Expenses. Whether or not the Merger is consummated, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 8.03 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by telecopy or telex, overnight courier service or by registered or certified mail (postage prepaid, return receipt requested), to the respective parties at the following addresses or at such addresses as shall be specified by the parties by like notice:

(a)	If to the Company:

Altrust Financial Services, Inc.

811 Second Avenue, S.W.

Cullman, Alabama 35055-4222

Attn: J. Robin Cummings

with a copy to:

Jones Day

1420 Peachtree Street, N.E.

Suite 800

Atlanta, Georgia 30309-3053

Attn: Ralph F. MacDonald, III

(b)	If to Newco:

Holly Pond Corp.

811 Second Avenue, S.W.

Cullman, Alabama 35055-4222

Attn: Lionel Powell

Section 8.04 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama and applicable federal banking laws.

Section 8.05 Entire Agreement; Assignment. This Agreement (together with the exhibits and schedules hereto contain the entire understanding and agreement between the parties with respect to the Merger and the transactions contemplated hereby and supersedes all prior agreements and undertakings, written or oral, among the parties, or any of them, with respect to these matters. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 8.06 Severability. Any term or provision of this Agreement that is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any terms or provisions of this Agreement in any other jurisdiction so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 8.07 Headings, etc. Headings and section references are used for reference purposes only and do not affect the meaning or interpretation of this Agreement.

Section 8.08 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, legal representatives and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, whether as a third party beneficiary or otherwise, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 8.09 Remedies. The parties hereto agree that irreparable harm would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms hereof in addition to any other remedies to which they are entitled at law or in equity.

Section 8.10 Definitions. As used in this Agreement:

“ABCA” means the Alabama Business Corporations Act.

“Board of Directors” means the Board of Directors of the Company.

“Certificate(s)” means certificate(s) representing an Excluded Share immediately prior to the Effective Time that shall cease to have any rights with respect thereto, except the right to receiver Cash Consideration to be paid in consideration therefore upon surrender of such certificate(s) in accordance with the procedure proscribed in this Agreement.

“Company Material Adverse Effect” means any event, change or development having an effect that individually or in the aggregate is or would reasonably be expected to be materially adverse to the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole or would materially impair its ability to perform its obligations under this Agreement;

“Company Shareholder Approval” means the Statutory Shareholder Approval and the approval of a Majority of the Minority.

“Company Stock” means all outstanding shares of common stock issued by Company as of immediately prior to the Effective Time, including restricted common stock and options to purchase Company common stock.

“Eligible Shares” means all shares of Company Stock held by Eligible Shareholders.

“Eligible Shareholders” means those Persons, at any date of determination, eligible to be holders of common stock of the Surviving Corporation consistent with Subchapter S of the Code, who (i) individually hold more than 6,400 shares of Company Stock or are executive officers or directors of the Company or (ii) is a family member of a Person who holds more than 6,400 shares of Company Stock (provided such Person and such family members are considered as one shareholder for purposes of Subchapter S), and as to any determination as of the Effective Time, who have executed and delivered to the Company the Shareholder Agreement and delivered certificates prior to the Effective Time that have not been revoked or withdrawn and who are not entitled to or required to receive the Cash Consideration. Holders of Dissenting Shares shall not be Eligible Shareholders unless they effectively withdraw their claims for dissent and appraisal. Individual Retirement Accounts will not be Eligible Shareholders.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“ESOP” means the employee stock ownership plan that is sponsored by Company.

“Excluded Shares” means Shares of Company Stock held by Persons who are not Eligible Shareholders, other than Dissenting Shares.

“Government Entity” means any governmental entities that have authority to monitor and regulate Company activities and the Merger contemplated in this Agreement.

“Law” (and with the correlative meaning “Laws”) means rule, regulation, statutes, orders, ordinance, guideline, code, or other legally enforceable requirement, including but not limited to common law, state and federal laws or securities laws and laws of foreign jurisdictions.

“Majority of the Minority” means a majority of votes entitled to be cast with respect to all Excluded Shares as of the date of the Shareholders’ Meeting (or any other time reasonably determined by the Company at or prior to the Shareholders’ Meeting) including the record date for the Shareholders’ Meeting, but excluding shares of Company Stock held by Eligible Shareholders and Dissenting Shares.

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal, applicable to the Company or any Company Subsidiary.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Statutory Shareholder Approval” means the affirmative vote for approval of this Agreement and the Merger by two-thirds of all votes entitled to be cast by holders of Company Stock.

“Subchapter S Consent” means a consent form that will be mailed to all Company shareholders prior to Shareholders’ Meeting.

“Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

Section 8.11 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.11.

Section 8.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

[Signatures on the following page]

The parties are signing this Agreement as of the date first written above.

ALTRUST FINANCIAL SERVICES, INC.

By:	/s/ J. Robin Cummings
Name:	J. Robin Cummings
Title:	President

HOLLY POND CORP.

By:	/s/ J. Robin Cummings
Name:	J. Robin Cummings
Title:	President

Schedules and Exhibits:

Schedule 1.08:	Restricted Share and Option Grants

Exhibit 1:	Excerpts from Article 13 of the Alabama Business Corporation Act Relating to Dissenters’ Rights

ANNEX B

FORM OF SHAREHOLDERS’ AGREEMENT

This SHAREHOLDERS’ AGREEMENT (this “Agreement”), is dated ______, 2007 and is made by and among ALTRUST FINANCIAL SERVICES, INC., an Alabama corporation (“Altrust”), and the shareholders of Altrust signatories hereto (each, a “Shareholder”).

The board of directors of Altrust (the “Board”) believes it is in the best interest of Altrust and its shareholders to be taxed under Subchapter S for federal income tax purposes. Accordingly, the Board has authorized and approved a plan of reorganization pursuant to which Altrust will elect to be taxed as an S-corporation, and has submitted the reorganization plan to the shareholders for their approval at a special meeting of shareholders.

In order for Altrust to qualify as an S-corporation, each of Altrust’s shareholders must be eligible to be a shareholder of an S-corporation (an “S-eligible Shareholder”), and Altrust may have no more than 100 shareholders (although members of a family can be treated as one shareholder). In order to ensure that all of Altrust’s shareholders are eligible to be shareholders in an S-corporation and to ensure Altrust has no more than 100 shareholders (counting members of a family as one shareholder), and in order to prevent the inadvertent termination of Altrust’s S-corporation status, all shareholders of Altrust eligible in the reorganization to continue as Altrust shareholders after the reorganization are, and all future shareholders of Altrust will be, required to sign this agreement and agree to be bound by its terms.

Therefore, the parties agree as follows:

PLEASE SEE SECTION 6 FOR IMPORTANT REPRESENTATIONS AND WARRANTIES.

1. Transfer Restrictions.

(a) General Restriction. No Shareholder may sell, assign, transfer, pledge, donate, give, bequeath, hypothecate, mortgage, encumber, or otherwise dispose of any Shares, whether voluntarily, involuntarily or by operation of law (collectively, a “Disposition”) except as expressly provided in this Agreement. Any attempted Disposition of Shares that is not in accordance with the terms of this Agreement shall be void automatically and will not be reflected in Altrust’s records. All Shares held by the Shareholders are subject to purchase by Altrust pursuant to this Agreement.

(b) Permitted Transfer. A Shareholder may make a Permitted Transfer of all or any portion of such Shareholder’s Shares, provided that the Disposition satisfies all of the Transfer Conditions set forth in Section 1(c). A “Permitted Transfer” means any Disposition of Shares (i) to one or more Family Members each of whom is an S-eligible shareholder, (ii) to another Shareholder, or (iii) that is approved by the affirmative vote of two-thirds of the directors of Altrust then holding office. In no event shall any Disposition be permitted where Altrust would have more than (i) the maximum number of shareholders permitted by Subchapter S or (ii) the maximum number of shareholders that would permit Altrust to avoid registration and reporting under federal securities laws, including the Securities Exchange Act of 1934, as amended, and the Securities and Exchange Commission rules thereunder.

(c) Transfer Conditions. Any Permitted Transfer by a Shareholder must satisfy all of the following conditions (the “Transfer Conditions”):

(i) the prospective transferee of the Shares must satisfy, to Altrust’s satisfaction, all of the then-existing ownership requirements with respect to the stock of an S-corporation (and Altrust may require an opinion of legal counsel, at its sole discretion and in a form and from a law firm satisfactory to Altrust, including if the transferor is a trust claiming to be a Qualifying Trust);

(ii) the number of shareholders of Altrust must not increase as a result of the Disposition, unless the increase in the number of shareholders is approved by the affirmative vote of at least two-thirds of the directors of Altrust then holding office and the increase does not cause the number of shareholders of Altrust to be greater than the number of permitted shareholders set forth in Code § 1361(b)(1)(A) or to be more than the number of shareholders that would permit Altrust to avoid registration and reporting under the federal securities laws;

(iii) the number of shares beneficially owned by the prospective transferee (as determined pursuant to Rule 13d-3 of the Securities Exchange Act of 1934) must not exceed 5% of the outstanding shares of Altrust’s common stock (or such greater percentage as approved by the affirmative vote of at least two-thirds of the directors of Altrust then holding office); and

(iv) the transferring Shareholder (or the transferring Shareholder’s Representative) (as defined in Section 4(a)) must have obtained the written agreement of the proposed transferee (satisfactory in form and substance to Altrust), including, without limitation, any pledgee, that such transferee will be bound by, and the Shares proposed to be transferred will be subject to, this Agreement (as then in effect).

2. Sale of Shares. A Shareholder who receives a Qualified Offer to purchase the Shareholder’s Shares, may sell or otherwise transfer such Shares if the Shareholder complies with this Section 2. If, however, the transfer proposed pursuant to a Qualified Offer would be a Permitted Transfer, then the Transfer Conditions above must be satisfied instead of the requirements set forth in this Section 2.

(a) Notice of Proposed Sale. A Shareholder who receives a Qualified Offer, and who wishes to sell such Shares, must promptly send a written notice to Altrust (the “Notice”), and shall offer and shall be deemed to have offered to sell such Shares (the “Offered Shares”) to Altrust instead of the person making the Qualified Offer. The Notice must include the identity of the person making the Qualified Offer (including the identity of any beneficial owner or owners on whose behalf the Qualified Offer is being made), the terms of the Qualified Offer, and the price offered by the person making the Qualified Offer for the Offered Shares. The Shareholder shall be bound to the terms of the Qualified Offer as stated in the Notice, and shall keep Altrust informed of any material changes in the Qualified Offer. The Shareholder shall also promptly provide Altrust with any other information regarding the Qualified Offer if such information is reasonably requested by Altrust.

(b) Purchase Option. Altrust shall have 30 days from its receipt of the Notice in which to elect to purchase all of the Offered Shares.

(c) Price. The purchase price for the Offered Shares to be paid by Altrust shall be the price contained in the Notice.

(d) Terms of Purchase. The price shall be paid by Altrust on substantially the same terms as the terms contained in the Notice.

(e) Closing. The closing of the purchase and sale contemplated by this Section 2 shall occur at Altrust’s principal executive offices no later than 10:00 A.M. Central Time on the 60th day immediately following the expiration of the option period provided in Section 2(b).

(f) Waiver. Unless Altrust agrees to purchase all of the Offered Shares, Altrust shall endorse upon the certificate or certificates evidencing the Offered Shares the specific waiver by Altrust of the proposed sale, so as to permit the transfer of such Shares to the proposed purchaser pursuant to the terms of the Qualified Offer. Any transfer shall be made only in strict accordance with the terms stated in the Qualified Offer and the terms of this Agreement. If the Shareholder shall fail to complete the sale within 60 days following Altrust’s waiver, the waiver for such sale shall lapse and Altrust shall again be permitted to exercise an option to purchase the shares in accordance with this Section 2.

(g) Transfer Conditions Applicable. The sale must satisfy all of the Transfer Conditions. Any person acquiring the Offered Shares shall take the Offered Shares bound by and subject to, all of the terms, conditions, and options of this Agreement and shall be required to execute and deliver a counterpart of this Agreement (as then in effect) prior to the receipt by such person of any certificates representing the Offered Shares.

3. Pledge of Shares. A Shareholder may pledge his or her Shares to a lender (the “Lender”) as collateral (the “Collateral Shares”) to secure repayment of a loan if the Shareholder complies with this Section 3.

(a) Notice of Default. In the event the Shareholder defaults and the Lender is entitled and intends to foreclose or take title to the Collateral Shares and sell the Collateral Shares in order to secure payment of the debt, the Lender must promptly send a written notice to Altrust (the “Lender’s Notice”) (with a copy to the Shareholder) and shall offer and shall be deemed to have offered, to sell all of the Collateral Shares to Altrust. The Lender’s Notice must include the number of Collateral Shares offered, the identity of the proposed purchaser, the terms of the sale and the price at which the Lender is offering the Collateral Shares to the proposed purchaser. The Lender shall also promptly provide Altrust with any other information regarding the proposed sale if such information is reasonably requested by Altrust.

(b) Purchase Option. Altrust shall have 30 days from its receipt of the Lender’s Notice in which to elect to purchase all of the Collateral Shares.

(c) Price. The purchase price per Share for the Collateral Shares shall be the price contained in the Lender’s Notice, but in no event shall it be more than the Fair Market Value Per Share as of the date the Lender’s Notice is delivered to Altrust.

(d) Terms of Purchase. The price shall be paid on substantially the same terms as the terms contained in the Lender’s Notice.

(e) Closing. The closing of the purchase and sale contemplated by this Section shall occur at the offices of Altrust no later than 10:00 A.M. Central Time on the 60th day immediately following the expiration of the option period provided for in Section 3(b).

(f) Waiver. Unless Altrust agrees to purchase all of the Collateral Shares, Altrust shall endorse upon the certificate or certificates evidencing the Collateral Shares the specific waiver by Altrust of the proposed sale, so as to permit the transfer of such Collateral Shares to the proposed purchaser pursuant to the terms of the Lender’s Notice. Any transfer shall be made only in strict accordance with the terms stated in the Lender’s Notice and the terms of this Agreement. If the Lender fails to complete the sale within 60 days following Altrust’s waiver, the waiver for such sale shall lapse, and the Collateral Shares shall be sold to Altrust or its designee.

(g) Transfer Conditions Applicable. The sale or transfer must satisfy all of the Transfer Conditions. Any person acquiring the Collateral Shares shall take the Collateral Shares subject to all of the terms, conditions, and options of this Agreement and shall be required to execute and deliver a counterpart of this Agreement (as then in effect) prior to completing the sale or other transfer and the delivery to any new holder of any certificates representing the Collateral Shares.

4. Death of Shareholder.

(a) Generally. Upon the death of a Shareholder, the deceased Shareholder’s estate, executor, personal representative or other successor in interest (the “Shareholder’s Representative”) must sell the deceased Shareholder’s Shares to Altrust, to the extent Altrust exercises its right to acquire the deceased Shareholder’s Shares under this Section 4. Any purchase or sale of Shares pursuant to this Section 4 shall be for the purchase price and upon the terms set forth below.

(b) Purchase Option.

(i) Upon the death of any Shareholder, Altrust may, for a period of 60 days from the date of Altrust’s actual knowledge of such Shareholder’s death, or, if longer, within 60 days of the appointment or qualification of executor or administrator of the deceased’s estate or the 30th day following the qualification of a guardian for the property of the deceased shareholder, exercise its option to purchase from the decedent’s Shareholder’s Representative all or any portion of such Shareholder’s Shares, but if Altrust elects to purchase less than all of such Shareholder’s Shares, the Shareholder’s Representative will be bound to sell, transfer or register the unsold portion of the Shares to Altrust.

(ii) Altrust shall not exercise this option if the Shares formerly held by the deceased Shareholder are to be devised, bequeathed, distributed or otherwise transferred to (A) an existing S-eligible Shareholder of Altrust, (B) one or more of the deceased Shareholder’s Family Members who are S-eligible shareholders, or (C) to any other person or entity that Altrust determines in its sole discretion would not jeopardize or preclude Altrust’s continued election to be taxed as an S-corporation.

(c) Failure to Exercise. If the Shares of the deceased Shareholder are not purchased as contemplated above, through no fault of the Shareholder’s Representative, such Representative or any beneficiary or heir of the deceased Shareholder succeeding in ownership of the Shares shall remain the owner of such Shares subject to this Agreement, provided, however, that such transferee agrees in writing (satisfactory in form and substance to Altrust), that such transferee will be bound by, and the Shares of such transferee will be subject to, this Agreement (as then in effect).

(d) PURCHASE PRICE. The purchase price per share to be paid for any Shares sold by a Shareholder’s Representative to Altrust pursuant to this Agreement shall be equal to the Fair Market Value Per Share.

(e) APPRAISAL RIGHTS. If the Shareholder’s Representative does not agree with the Fair Market Value Per Share as determined pursuant to Section 4(d), the Shareholder’s Representative and Altrust shall engage a qualified, independent appraiser (the “Appraiser”), mutually agreeable to both parties and experienced in appraising companies similar to Altrust, to determine the Fair Market Value Per Share. If an Appraiser cannot be mutually agreed upon, the Shareholder’s Representative and Altrust shall each appoint a separate qualified independent appraiser who shall then appoint a third appraiser, who shall be the Appraiser and shall determine the Fair Market Value Per Share, provided, that in such event the Shareholder’s Representative shall pay all costs of the appraisal. Altrust and the Shareholder’s Representative shall supply all information necessary to allow the Appraiser to perform the appraisal, and the Appraiser will be instructed to use its best efforts to complete the appraisal within 30 days after receiving all necessary information. The Fair Market Value Per Share as determined by the Appraiser will, absent fraud or duress, be final and binding upon all parties to the particular transaction, free of challenge or review in any court. Upon the completion of the appraisal, the Appraiser will provide Altrust and the other parties instituting the appraisal procedures a written determination Fair Market Value Per Share. All costs associated with such an appraisal will be borne equally by the Shareholder’s Representative and Altrust.

(f) Purchase Price Determination Date. For purposes hereof, the Fair Market Value Per Share shall be determined as of the date of the death of the Shareholder.

(g) Terms of Purchase. At Altrust’s election, Altrust may pay the purchase price at closing by the delivery of either cash, a cashiers’ check or an official check.

(h) Closing. The closing of each purchase and sale of Shares contemplated by this Section 4 must occur at the offices of Altrust no later than 10:00 A.M. Central Time on the latest to occur of:

(i) the 60th day following the qualification of the executor or administrator of the estate of the deceased Shareholder (if applicable under the circumstances);

(ii) the 30th day following the date of the qualification of a guardian for the property of the deceased Shareholder (if applicable under the circumstances); or

(iii) the 60th day following the date upon which Altrust timely exercises its right to purchase Shares pursuant to Section 4(b).

5. Management.

(a) The Board shall manage the business and affairs of Altrust in accordance with Altrust’s articles of incorporation and its bylaws; provided, however, the Board, and the officers of Altrust acting at the direction of the Board, shall refrain from taking any of the following actions:

(i) doing any act in contravention of this Agreement; or

(ii) issuing additional Shares or taking any other voluntary action such that Altrust loses its eligibility to be taxed in accordance with the provisions of Subchapter S of the Code.

(b) The Board intends, in its sole judgment and without any obligation hereunder or otherwise, subject to applicable laws and regulatory requirements, including available cash, liquidity, earnings and capital of Altrust and subsidiaries, limitations or approvals, and the Board is to cause Altrust to make annual or quarterly distributions that are equal, on an annualized basis, to the approximate amount that represents the tax liability attributable to Altrust’s annual taxable income, calculated using the highest individual income tax rate set forth in the Code and under Alabama law for that particular year. In determining the amount of the distribution, in addition to computing annualized taxable income based upon year-to-date income, the Board may take into account future anticipated events that might increase or reduce the final amount of taxable income for the entire taxable year.

(c) The Board shall, subject to applicable laws and regulatory requirements, limitations or approvals, cause Altrust to exercise the option granted pursuant to Section 4 of this Agreement to purchase the Shares held by a Shareholder’s Representative if the Shares, upon Distribution by the Representative, would be owned by a person who would cause a termination of Altrust’s election to be taxed in accordance with the provisions of Subchapter S of the Code.

6. Representations and Warranties Regarding Subchapter S. Each Shareholder acknowledges and understands that (a) Altrust intends to file a Subchapter S Election to be effective as of January 1, 2008 or as soon as practicable thereafter, (b) such election will only be effective and valid if all of the Shareholders are eligible to own stock in an S-corporation, and (c) Altrust and the other Shareholders are therefore relying upon each Shareholder being qualified to own stock in an S-corporation. Therefore, each Shareholder hereby represents and warrants to Altrust and the other Shareholders that (i) such Shareholder owns 100% of both the legal title and all beneficial interest in such Shareholder’s shares of common stock in Altrust, (ii) Shareholder’s Shares are not owned in trust (other than a Qualifying Trust), in a partnership, limited liability company, corporation or other entity or otherwise held for the benefit of any other person; and (iii) such Shareholder is a U.S. citizen or U.S. resident. By signing this agreement, each Shareholder also expressly agrees and understands that if such Shareholder breaches this Agreement, including because one of the foregoing representations or warrantees is inaccurate, then the provisions set forth in Section 11(c) and (g) may apply.

7. Specific Enforcement. Each Shareholder expressly agrees that Altrust and the other Shareholders will be irreparably damaged if this Agreement is not specifically enforced. Upon a breach or threatened breach of the representations, warranties or covenants of this Agreement by any Shareholder, Altrust and the other Shareholders shall, in addition to all other remedies, be entitled to a temporary or permanent injunction, without showing any actual damage, or a decree for specific performance, in accordance with the provisions hereof.

8. Legend. Each certificate evidencing any of the Shares owned by any Shareholder shall bear a legend substantially as follows:

On the face of the certificate:

“TRANSFER OF THESE SHARES IS RESTRICTED IN ACCORDANCE WITH CONDITIONS PRINTED ON THE REVERSE OF THIS CERTIFICATE.”

On the reverse of the certificate:

“THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE OR FOREIGN SECURITIES LAWS, AND THE SALE, TRANSFER, ASSIGNMENT OR OTHER DISPOSITION IS RESTRICTED TO TRANSFERS DETERMINED BY ALTRUST TO BE PERMISSIBLE THEREUNDER. THE SHARES AND ALL INTERESTS THEREIN ARE SUBJECT TO AND TRANSFERABLE ONLY IN ACCORDANCE WITH THAT CERTAIN SHAREHOLDERS’ AGREEMENT BETWEEN ALTRUST FINANCIAL SERVICES, INC. (“ALTRUST”) AND ITS SHAREHOLDERS, DATED AS OF ______________ ____, 2007, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF ALTRUST. NO TRANSFER OR PLEDGE OF THE SHARES EVIDENCED HEREBY OR ANY INTEREST THEREIN MAY BE MADE EXCEPT IN ACCORDANCE WITH AND SUBJECT TO THE PROVISIONS OF SAID AGREEMENT. BY ACCEPTANCE OF THIS CERTIFICATE, ANY HOLDER, BENEFICIAL OWNER, TRANSFEREE OR PLEDGEE HEREOF AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SAID AGREEMENT.”

If a Shareholder has a certificate or should receive a certificate without the foregoing legend, such Shareholder shall promptly surrender such certificate to Altrust so that Altrust may affix the foregoing legend thereto.

9. Securities Laws. Each Shareholder understands and agrees that as of the effective date of the Agreement, Altrust does not file, and does not in the foreseeable future contemplate filing, periodic reports in accordance with the provisions of Section 13 or 15(d) of the Securities and Exchange Act of 1934, and also understands that Altrust has not agreed to register any of its securities in accordance with federal or state securities laws or to take any actions respecting the obtaining of an exemption from registration for such securities or any transaction with respect thereto, and Altrust is not obligated in any manner to take any action to facilitate sales or transfers of Shares.

10. Delivery of Certificates. On the closing date for any transfer of Shares as provided in this Agreement, certificates representing such Shares shall be delivered to Altrust with appropriate stock powers or endorsements duly executed in blank. If the stock certificate or certificates with appropriate stock powers or endorsements duly executed are not delivered contemporaneously with the tender of the purchase price, then Altrust is irrevocably constituted and appointed the attorney-in-fact with full power and authority to execute the necessary stock powers and to perform all other acts necessary and proper in order to transfer such stock certificate or certificates to Altrust or to other Shareholders in accordance with the provisions of this Agreement.

11. Subchapter S-Corporation Status. Notwithstanding the provisions of any other Section of this Agreement, the following provisions shall apply:

(a) Subchapter S Election. Each Shareholder acknowledges that Altrust will elect or has elected, and its Shareholders will consent or have consented, to have Altrust treated for federal income tax purposes as an S-corporation and that each Shareholder, as necessary, has delivered to Altrust a properly executed written consent to Altrust’s treatment as an S-corporation. (See Questionnaire and Election Form, attached.) Each Shareholder will deliver to Altrust, immediately upon Altrust’s request, such properly signed consents or other documents as, in the opinion of Altrust, may be necessary or useful in maintaining Altrust’s status as an S-corporation. Each Shareholder covenants that such Shareholder will not do anything to interfere with Altrust’s maintaining its status as an S-corporation.

(b) Revocation of Election. In the event that Altrust, by the affirmative vote of at least two-thirds of its directors then holding office, and the Shareholders, by the affirmative vote of at least two-thirds of the then-issued and outstanding Shares, decide to terminate the Subchapter S election, then each Shareholder will be provided a written notice of such decision. Within 60 days after the delivery of such notice, each Shareholder, if requested, will sign and deliver a consent to such revocation to the Secretary of Altrust in the form prescribed by the Internal Revenue Service or the State Department of Revenue, or both, as the case may be.

(c) Inability to Make or Inadvertent Termination of Subchapter S Election. Altrust and the Shareholders agree to use their best efforts to cause Altrust to make a valid Subchapter S election. IT IS UNDERSTOOD AND AGREED THAT ALL SHAREHOLDERS

MUST SIGN THIS AGREEMENT AND THE ELECTION FORM PRIOR TO DECEMBER 17, 2007 TO ELECT S-CORPORATION STATUS FOR 2008. ALTRUST HAS NO RESPONSIBILITY OR LIABILITY IF THAT IS NOT ACHIEVED. Moreover, in the event Altrust’s status as an S-corporation is terminated inadvertently and Altrust desires that the Subchapter S election be continued, Altrust and the Shareholders agree to use their best efforts to obtain a waiver or other relief, including under Code § 1362(f). Altrust and the Shareholders further agree to take such steps, and make such adjustments, as may be required by the Internal Revenue Service pursuant to Code §§ 1362(f)(3) and (4) and any applicable Treasury Regulations or other IRS rulings and procedures. If a Shareholder breaches the representations and warranties in Section 6, causes a terminating event to occur, or is the reason that Altrust cannot file a valid Subchapter S election, then such Shareholder shall be responsible for all damages to Altrust and its shareholders, plus it shall pay all reasonable expenses, including attorneys’ fees, to procure the waiver or other relief, including the legal, accounting and tax costs of taking such steps (including the costs and fees for obtaining a private letter ruling) and of making such adjustments as may be required.

(d) Trust Shareholders. Each Shareholder hereby agrees that if his, her or its Shares hereafter are or are to be hereafter held by a trust, such Shareholder shall, and/or shall cause the trustee of such trust to take all such necessary or appropriate action to qualify and maintain such trust as a Qualifying Trust, including, without limitation, distributing all of the income of such trust currently to the income beneficiary of such trust or qualifying and electing as an “electing small business trust” (as defined in Code § 1361(e)), and ensuring that such trust complies with the requirements of Subchapter S of the Code.

(e) Shares Owned by Husband and Wife. Each Shareholder hereby agrees that if his or her Shares are now or hereafter owned as husband and wife (whether held jointly or individually) and in the event that the individuals are no longer husband and wife, the Shares will by held by only one person, unless two-thirds of the directors of Altrust then holding office approve such Shares being held by two or more persons. The purpose of this section is to avoid increasing the number of Shareholders as a result of a change in marital status.

(f) State Tax Matters.

(i) Each Shareholder hereby agrees to take all such actions as may be required by any state in which Altrust does business to ensure recognition of Altrust’s status as an S-corporation status for state tax purposes to the extent permitted by applicable state law, including without limitation, the payment, where applicable, of state taxes on such Shareholder’s allocable share of Altrust’s income attributable to each such state.

(ii) In the event that Altrust elects or is required to make any payment on behalf of any Shareholder in an amount required to discharge any legal obligation of Altrust to withhold or make payment (a “Tax Payment”) to any governmental authority with respect to any federal, state, or local tax liability of such Shareholder arising as a result of the ownership of Shares by such Shareholder, then the Shareholder and Altrust agree that the amount of any such Tax Payment shall be treated as a non-interest bearing loan made by Altrust to such Shareholder, which amount shall be repaid by charging against and reducing the amount of any subsequent distribution made by Altrust with respect to the Shares held by such Shareholder. By way of example, but not limitation, in the event that Altrust elects to file a composite income tax return with the State of Alabama on behalf of Altrust’s non-resident Shareholders, in lieu of the filing of individual income tax returns with the State of Alabama by each of such non-resident Shareholders, and to pay any income tax due with such income tax return, then each such non-resident Shareholder’s proportionate share of such income tax paid by Altrust shall be regarded as a Tax Payment. If and to the extent the amount of Tax Payment exceeds the amount of distributions to which a Member is subsequently entitled, and all or a portion of the Tax Payment remains unpaid at the time of a subsequent disposition of Shares by the Shareholder, then the unpaid balance of the loan made by Altrust to such Shareholder that is the result of any such remaining unpaid Tax Payment shall be repaid to Altrust on demand and, in the event that such payment of such loan is not made within three business days of such demand, such former Shareholder shall be charged interest at an annual rate equal to the Prime Rate plus 2% for the period beginning three business days after such demand for payment ending on the date that repayment of the loan is made.

(g) Indemnity. Each Shareholder hereby agrees to indemnify and hold Altrust and each other Shareholder of Altrust harmless from and against all loss, liability, damage, cost and expense, including reasonable attorneys’ fees and any additional federal or state tax liability, actually incurred by Altrust or any other Shareholder, arising out of or in connection with any violation of this Agreement (including but not limited to a breach of a representation or warranty in Section 6) by such indemnifying Shareholder.

(h) Close of Taxable Year. In the event a Shareholder sells or otherwise transfers all of such Shareholder’s Shares on any date other than the date on which Altrust’s taxable year ends, to the extent permitted by law, Altrust may elect, pursuant to Code § 1377(a)(2), to treat its tax year as if it closes on the day of such Shareholder’s sale or transfer. In such event, Altrust’s applicable tax year shall be treated as two tax years for the allocation of income and loss items pursuant to Code § 1377(a)(1). Each Shareholder who owned Shares in Altrust during such taxable year agrees to consent to such an election. Altrust and the Shareholders agree to execute such documents and instruments, including an irrevocable power of attorney, and take such actions as may be required by the Internal Revenue Service or any State Department of Revenue having jurisdiction, or both, as the case may be, to effect this election. In connection with this election, the selling Shareholder’s basis in such Shareholder’s Shares shall be determined as of the date of the sale or transfer of the selling Shareholder’s Shares. Altrust shall bear the expense of carrying out the election, including the legal and accounting costs necessary to determine the basis of the selling Shareholder and to ascertain the applicable allocations attributable to the short taxable year.

12. Notices. All notices, requests, consents, and other communications required or permitted hereunder shall be in writing and shall be delivered in person or mailed by certified or registered mail, return receipt requested, addressed as follows (or at such other address for the parties as shall be specified by like notice):

(a) if to Altrust:

Altrust Financial Services, Inc.

811 2nd Avenue S.W.

Cullman, Alabama 35055-4222

Attention: J. Robin Cummings

(b) if to a Shareholder, to the Shareholder’s address as listed on the signature page hereto or such address, as the same has been changed, as shown on Altrust’s books and records.

13. Certain Defined Terms. As used in this Agreement, the following terms have the meanings set forth below:

(a) “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto, and references to specific Code sections shall include any successor thereto.

(b) “Fair Market Value Per Share” means, as of a particular valuation date, the price that a hypothetical willing buyer would pay a hypothetical willing seller for a Share, as determined reasonably and in good faith by the Board (or by the Appraiser pursuant to Section 4), and which, absent an extraordinary corporate event, shall be the latest valuation of the Shares prepared by an independent appraiser for purposes of the Company Employee Stock Ownership Plan (the “ESOP”). A Shareholder who is also a member of the Board of directors may not participate in the determination of the Fair Market Value Per Share for such Shareholder-director’s Shares.

(c) “Family Member” means a Shareholder’s spouse, lineal ancestors or descendants, brothers or sisters (or a Qualifying Trust for the benefit of only any one or more of such persons), and in accordance with the term “members of a family,” as defined in Code § 1361(c)(1)(B).

(d) “Qualified Offer” means a legally enforceable arms’ length written offer received by a Shareholder to purchase the Shareholder’s Shares from a person who is financially capable of carrying out the terms of the written offer and who satisfies all of the then existing ownership requirements with respect to the stock of a corporation that has in effect an election to be taxed in accordance with the provisions of Subchapter S of the Code, provided, however, that either (i) the number of Shareholders of Altrust does not increase as a result of any transfer of Shares if such offer were to be accepted, or (ii) the Board (by the affirmative vote of two-thirds of the directors then holding office) approves the transfer.

(e) “Qualifying Trust” means a trust permitted to own stock in a subchapter S-corporation, as set forth in Code § 1361(c)(2)(A) or Code § 1361(d)(3) (for which the election in Code § 1361(d)(2) is made), and that is not a “foreign trust” as defined in Code § 7701(a)(31)(B).

(f) “Shareholder” means each of the Shareholders listed on Schedule I, and, also, any person who receives or holds Shares of Altrust following execution of this Agreement.

(g) “Shares” means and includes (i) all shares of the common stock of Altrust now or hereafter owned by the Shareholders, (ii) all securities of Altrust that may be issued in exchange for or in respect of its common stock, and (iii) all securities of Altrust hereafter acquired that may be exercisable or exchangeable for or convertible into common stock.

14. Entire Agreement and Amendments. This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof. Except as otherwise provided in Section 22 below, neither this Agreement nor any provision hereof may be waived, modified, amended, or terminated except by a written agreement approved by Altrust, by the affirmative vote of at least two-thirds of its directors then holding office, and by the Shareholders of Altrust, by the affirmative vote of at least two-thirds of the then-issued and outstanding shares of Altrust. To the extent any term or other provision of any other indenture, agreement, or instrument by which any party hereto is bound conflicts with this Agreement, this Agreement shall have precedence over such conflicting term or provision.

15. Governing Law; Successors and Assigns. This Agreement shall be governed by the laws of Alabama without respect to conflicts of laws provisions thereof, and shall be binding upon the heirs, personal representatives, executors, administrators, and permitted successors and assigns of the parties.

16. Waivers. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

17. Severability. If any provision of this Agreement shall be held to be illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid, or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid, or unenforceable provision were not contained herein.

18. Captions. Captions and section headings are for convenience only and are not deemed to be part of this Agreement.

19. Effect of Other Laws and Agreements. The rights and obligations of the parties under this Agreement shall be subject to any restrictions on the purchase of Shares which may be imposed by the Alabama Business Corporation Act, federal or state laws regulations affecting financial institutions and their holding companies, and any agreement now or hereafter entered into between Altrust and any financial institution with respect to loans or other financial accommodations made to Altrust.

20. Further Assurances. Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

21. Effective Date of Agreement. This Agreement shall be effective as to each Shareholder as of the date this Agreement or as of the date any counterpart of this Agreement is executed by such Shareholder.

22. Termination. This Agreement shall remain in full force and effect until the earlier of (a) the effective date that a written agreement providing for termination of this Agreement is signed by Altrust (authorized by the affirmative vote of two-thirds of its directors then holding office) and by the holders of two-thirds of the then issued and outstanding Shares of Altrust, (b) the effective date of a registration statement filed by Altrust with the Securities and Exchange Commission with respect to a public offering of Altrust’s common Shares, (c) the effective date of dissolution of Altrust, either voluntarily or involuntarily, in accordance with Altrust’s articles of incorporation or bylaws, or (d) the effective date of the termination of the subchapter S election by Altrust pursuant to Section 11(b) hereof.

23. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

24. Enforcement. This Agreement has been negotiated, executed and delivered in the State of Alabama, and each party (a) submits to personal jurisdiction in the State of Alabama for the enforcement of this Agreement, and (b) waives any and all rights under the laws of any state to object to jurisdiction within the State of Alabama for the purposes of litigation to enforce this Agreement. Any disputes hereunder shall be brought solely in state or federal court in the Northern District of Alabama, and each party submits and consents to such jurisdiction and venue, and waives any claims that such jurisdiction or venue would be improper or inconvenient.

25. Enforcement Costs. Should a party be required to engage legal counsel to enforce or prevent the breach of any of the provisions of this Agreement, to institute any action or proceeding to enforce any such provision of this Agreement, to seek an injunction, to seek damages by reason of any alleged breach of any provisions, to seek a declaration of its rights or obligations, or to seek any other judicial or equitable remedy, then the prevailing party in such action shall be entitled to be reimbursed by the other party or parties for all costs and expenses incurred thereby, including, but not limited to, reasonable attorneys’ fees actually incurred.

26. SEPARATE COUNSEL. BY SIGNING THIS AGREEMENT, THE PARTIES ACKNOWLEDGE (A) THE AGREEMENT HAS BEEN PREPARED BY COUNSEL REPRESENTING ONLY ALTRUST AND NOT ANY SHAREHOLDERS, (B) THAT THEY HAVE HAD THE OPPORTUNITY TO OBTAIN SEPARATE LEGAL COUNSEL AND TAX ADVICE REGARDING THIS AGREEMENT, AND (C) THEY HAVE READ AND UNDERSTAND THIS AGREEMENT, AND ARE NOT RELYING ON ALTRUST. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY VIRTUE OF THE DRAFTER.

[ signature page to follow ]

The parties are signing this agreement effective provided herein.

ALTRUST FINANCIAL SERVICES, INC.

By:
J. Robin Cummings President and Chief Executive Officer

SIGNATURE PAGE OF SHAREHOLDER

[SH NAME]
Signature	Print Name	Date Signed

[# OF SHARES]	[SH ADDRESS #1]
Number of Shares Owned	Street Address

[SH ADDRESS #2]
	City, State	Zip

ANNEX C

FORM OF

ALTRUST FINANCIAL SERVICES, INC.

QUESTIONNAIRE AND ELECTION FORM

A.	INTRODUCTION AND PURPOSE

The purpose of this questionnaire and election form is to notify Altrust Financial Services, Inc. that you are eligible to be an S-corporation shareholder and wish to remain a shareholder of Altrust after the reorganization. In order to remain a shareholder of Altrust you must sign, date and return:

•	this Questionnaire and Election Form;

•	Schedule A to this Questionnaire, including IRS Form 2553;

•	Schedule B to this Questionnaire (if you wish to aggregate your shares with shares held by members of your family); and

•	the signature page to the enclosed shareholders’ agreement (the pink form).

If signing on behalf of a trust, also include:

•	an ESBT or QBST Election Form, if applicable (included in Schedule A); and

•	any trust agreements, which will be reviewed to determine whether, in the Altrust board of directors’ sole discretion, your trust is eligible to hold shares of an S-corporation.

You must return these signed and dated documents in the provided business reply envelope to the address below before 5:00 p.m. on December 17, 2007.

RETURN TO:

ALTRUST FINANCIAL SERVICES, INC.

ATTN: J. Robin Cummings

811 2nd Avenue S.W.

Cullman, Alabama 35055-4222

If you do not fully complete, execute and return all of the required forms, if you are not eligible to continue as a shareholder in Altrust after the reorganization, or if you do not elect to remain a shareholder of Altrust, you will be entitled only to receive $17.25 for each share of Altrust common stock you hold.

B.	ELIGIBILITY AND ELECTION

To be eligible to continue as a shareholder in Altrust after the reorganization, you must

•	be a citizen or resident of the United States;

•	be a natural person or a “Qualified Trust” (See Exhibit 1 for more information on Qualified Trusts); and

•

own more than 6,400 shares of Altrust common stock, individually or in the aggregate with your family members or a Qualified Trust (complete and return Schedule B if you wish to aggregate your shares with shares held by members of your family);

•	Corporations, partnerships, limited liability companies, non-qualifying trusts, and IRAs will not be eligible shareholders in Altrust after the reorganization.

Do you meet the above requirements and wish to remain a shareholder of Altrust?

☐ YES	☐ NO

If you checked YES, please complete Schedule A, Schedule B (if aggregating shares) and sign the signature page to the shareholders’ agreement (the pink form) and return them with this Questionnaire.

If you believe that your trust is a Qualified Trust, please attach the trust agreement for review and determination of eligibility by the Altrust board of directors in its sole discretion.

If you checked NO or are an ineligible shareholder, you will receive $17.25 for each share of Altrust common stock that you hold upon the effective date of the reorganization.

C.	SIGNATURES

I certify that the information provided in this Questionnaire and Election Form (and any attached schedules) is true and correct as of the date indicated below.

Signature	Signature (if shares are held jointly)

Print Name	Print Name (if shares are held jointly)

Title (if applicable)	**Do not include your Altrust stock certificates with this questionnaire and election form. You will receive instructions on how to submit your stock certificate(s) after the reorganization is completed.
Date

Number of Shares held of Record

SCHEDULE A

ALTRUST FINANCIAL SERVICES, INC.

TIN - 63-0923450

IRS ELECTION FORM 2553

Altrust shareholders who are eligible S-corporation shareholders and who wish to continue as shareholders in Altrust after the reorganization must complete, sign and return all of the following:

Part I	Form 2553	All prospective S-corporation shareholders must complete this form.

Part II (Trusts only)	ESBT Election	Prospective S-corporation shareholders that are Electing Small Business Trusts (ESBTs) must also complete this form.

Part III (Trusts only)	QSST Election	Prospective S-corporation shareholders that are Qualified Subchapter S Trusts (QSSTs) must also complete this form.

You may ignore the ESBT and QSST election forms if you are not signing on behalf of a trust.

ALTRUST FINANCIAL SERVICES, INC.

TIN - 63-0923450

FORM 2553, ELECTION BY A SMALL BUSINESS-CORPORATION

PART I

Taxpayer ID Number:

Number of shares owned

Date(s) acquired

Tax year ends

Shareholder’s Consent Statement. Under penalties of perjury, [I / we] declare that [I / we] consent to the election of the above-named corporation to be an S-corporation under section 1362(a) of the Internal Revenue Code and that [I / we] have examined this consent statement, including accompanying schedules and statements, and to the best of [my / our] knowledge and belief, it is true, correct, and complete. [I / We] understand [my / our] consent is binding and may not be withdrawn after the corporation has made a valid election.

(Sign and date below).

Shareholder Name	Date

Signature	Date

Joint Shareholder Name

Signature

PART II

ESBT ELECTION

(A)	IDENTIFICATION OF PARTIES

For TRUSTS that will be “Electing Small Business Trusts” (ESBTs) provide the following:

Trust’s name and address	Employer identification number

For BENEFICIARIES provide the following (FOR ADDITIONAL BENEFICIARIES, PLEASE ATTACH SEPARATE SHEET):

Beneficiary’s name and address	Social Security or Employer Identification Number	U.S. citizen or resident? ☐ Yes ☐ No

Beneficiary’s name and address	Social Security or Employer Identification Number	U.S. citizen or resident? ☐ Yes ☐ No

Beneficiary’s name and address	Social Security or Employer Identification Number	U.S. citizen or resident? ☐ Yes ☐ No

Beneficiary’s name and address	Social Security or Employer Identification Number	U.S. citizen or resident? ☐ Yes ☐ No

Beneficiary’s name and address	Social Security or Employer Identification Number	U.S. citizen or resident? ☐ Yes ☐ No

Beneficiary’s name and address	Social Security or Employer Identification Number	U.S. citizen or resident? ☐ Yes ☐ No

Beneficiary’s name and address	Social Security or Employer Identification Number	U.S. citizen or resident? ☐ Yes ☐ No

S-CORPORATIONS IN WHICH THE TRUST OWNS STOCK	Does this trust own any shares in another S-corporation ☐ No ☐ Yes (If yes, please attach a statement listing the name, address and Employer Identification Number of each other S-corporation.)

S-corporation’s name and address Altrust Financial Services, Inc. 811 2nd Avenue S.W. Cullman, Alabama 35055-4222	Employer identification number 63-0923450

(B)	THE STOCK IN ALTRUST FINANCIAL SERVICES, INC. WAS TRANSFERRED TO THIS TRUST ON THE FOLLOWING DATE(S):

(If this trust owns shares in other S-corporations, please list the date(s) on which such shares were transferred to this trust.)

S-corporation Altrust Financial Services, Inc.	Date

(C)	THIS ESBT ELECTION UNDER SECTION 1361(e)(3) IS EFFECTIVE JANUARY 1, 2008

(D)	THE UNDERSIGNED HEREBY MAKES THIS ESBT ELECTION UNDER CODE SECTION 1361(e)(3). UNDER PENALTIES OF PERJURY, I REPRESENT AND CERTIFY THAT THE TRUST MEETS THE DEFINITIONAL REQUIREMENTS OF AN ELECTING SMALL BUSINESS TRUST UNDER CODE SECTION 1361(e)(1), THAT ALL POTENTIAL CURRENT BENEFICIARIES OF THE TRUST MEET THE SHAREHOLDER REQUIREMENT OF CODE SECTION 1361(b)(1), AND THAT ALL OTHER INFORMATION PROVIDED ABOVE IS TRUE, CORRECT, AND COMPLETE.

Signature of Trustee (I certify that I have the authority to legally bind the trust)	Date

PART III

QSST ELECTION

ALTRUST FINANCIAL SERVICES, INC.

811 2nd Avenue S.W.

Cullman, Alabama 35055-4222

TIN - 63-0923450

PART III QUALIFIED SUBCHAPTER S TRUST (QSST) ELECTION UNDER SECTION 1361(d)(2)

Current income beneficiary’s name and address	Social Security number

Trust’s name and address	Employer identification number

Date(s) on which stock of the corporation was transferred to the trust (month, day, year):

Date on which the election is to become effective: January 1, 2008

In accordance with the requirements of section 1361(d)(3) and Treas. Reg. § 1.1361-1(j)(6)(ii)(E), the following information and representations about the trust are set forth below:

(1) Under the terms of the trust and applicable local law:

(i) During the life of the current income beneficiary, there will be only one income beneficiary of the trust (if husband and wife are beneficiaries, they are both U.S. citizens or residents, and will file joint returns);

(ii) Any corpus distributed during the life of the current income beneficiary may be distributed only to that beneficiary;

(iii) The current income beneficiary’s income interest in the trust will terminate on the earlier of the beneficiary’s death or upon termination of the trust; and

(iv) Upon the termination of the trust during the life of such income beneficiary, the trust will distribute all its assets to such beneficiary;

(2) The trust is required to distribute all of its income (within the meaning of section 643(b)) currently to one individual who is a U.S. citizen or resident, or the trustee will distribute all of the trust’s income currently (if not so required by the terms of the trust); and

(3) No distribution of income or corpus by the trust will be in satisfaction of the grantor’s legal obligation to support or maintain the income beneficiary.

In order for the trust named above to be a QSST and thus a qualifying shareholder of the S-corporation for which this Form 2553 is filed, I hereby make the election under section 1361(d)(2). Under penalties of perjury, I certify that the trust meets the definitional requirements of section 1361(d)(3) and that all other information provided in Part III is true, correct, and complete.

Signature of income beneficiary or signature and title of legal representative or other qualified person making the election	Date

SCHEDULE B

(TO BE COMPLETED BY PERSONS AGGREGATING SHARES)

A family will be treated as a single shareholder for purposes of the 100-shareholder S-corporation limitation. This includes husbands and wives (and their estates) and all members of a family, which includes lineal descendants within six generations of a common ancestor, as well as any spouses or former spouses of the common ancestor or lineal descendant. For example, if you are a shareholder, your husband is a shareholder, your parents are shareholders, your grandfather is a shareholder, and your own great-grandchildren, as well as all of their respective spouses are all shareholders, together you would still be considered a single shareholder. For these purposes adopted and certain foster children are treated the same as blood relatives. A shareholder’s ability to aggregate shares with those held be a family member, however, will be contingent upon the family member also electing to remain a shareholder in Altrust after the reorganization (in other words, if the family member elects to receive cash, the shareholder cannot aggregate shares with the family member).

I direct Altrust to combine the shares of Altrust common stock that I hold of record with those held of record by other shareholders, listed below, solely for the purpose of determining my eligibility to continue as a shareholder of Altrust after the reorganization.

Your name (as listed on your share certificate):

No. of Shares:

☐	I am the holder of 6,400 or fewer shares of Altrust common stock, or a member of my family holds more than 6,400 shares listed below on [RECORD DATE]. (Please list these members of your family below).

☐	I am eligible to be an S-corporation shareholder (see Questionnaire, Part B: Eligibility and Election.)

☐	My aggregation election will not result in an increase in the total number of Altrust shareholders (as calculated under the Internal Revenue Code § 1361(c)(1)). This means one of the following must be true:

•	I am aggregating shares with other members of my family, at least one of whom is the record holder of more than 6,400 shares of Altrust common stock.

•	I am the beneficiary of a Qualified Trust that is eligible and has elected to remain a shareholder in Altrust.

☐	I, and all of the shareholders listed below, have completed Schedule A and have signed the shareholders’ agreement.

You must check all of the above boxes to be eligible to aggregate your shares.

All aggregation elections are subject to review and approval by Altrust’s board of directors in its sole discretion, which reserves the right to request additional information to determine the permissibility of this aggregation election.

[Signature Page to Schedule B]

Signature:

Signature (if held jointly):

THIS SECTION TO BE COMPLETED BY PERSON(S) WITH WHOM SHARES ARE BEING AGGREGATED.

As the record holder of the shares listed below, I hereby consent to this aggregation election.

Shareholder’s name (as listed on your share certificate)	No. of Shares	Relationship to the Electing Shareholder (i.e., beneficiary of trust, spouse, mother, child, sibling, etc.)	Signature	Title (if signing in representative capacity):	For a qualified trust, list the number of beneficiaries

Exhibit 1

The following types of trusts are eligible subchapter S shareholders and are considered “Qualified Trusts.” If your trust does not meet the requirements set forth in one of the following categories, it may not remain a shareholder of Altrust after the reorganization.

If you believe that your trust qualifies to hold stock in an S-corporation, please attach its trust agreement to this form. Altrust will review the agreement to determine whether, in the Altrust board’s sole discretion, your trust is eligible to remain a shareholder in Altrust after the reorganization.

1. Grantor trusts. A trust which is treated for federal income tax purposes as owned entirely by an individual U.S. citizen or resident may own S-corporation stock. Such trusts are typically referred to as “grantor trusts.” A trust should be a grantor trust if the grantor includes all items of income and loss on his or her individual tax return. It is sometimes difficult, however, for even an expert to determine whether a trust is a grantor trust, so all of the trust terms should be carefully reviewed by a tax advisor.

2. ESBTs. An ESBT may own S-corporation stock. A trust that has only beneficiaries who or which are individual U.S. citizens or residents, an estate or certain charitable organizations may qualify as an ESBT if no interest in the trust was acquired by purchase and the trustee makes an election. Trusts which are exempt from taxation, charitable remainder trusts and QSSTs are not eligible to be ESBTs.

3. QSSTs. A QSST may own S-corporation stock. A QSST can be a separate trust or a separate share in a trust. A QSST must have only one current income beneficiary who is a U.S. citizen or resident. All income must be distributed currently to the income beneficiary, and if principal may be distributed during his or her life, it may only be distributed to him or her. The income beneficiary’s interest in the trust must terminate at the earlier of the income beneficiary’s death or the termination of the trust, and if the trust terminates during the life of the income beneficiary, all assets must be distributed to him or her. The income beneficiary must also make an election for the trust to be a QSST.

4. Voting trusts. A trust created primarily to exercise the vote of S-corporation stock and that meets certain requirements may own S-corporation stock.

ANNEX D

EXCERPTS FROM ARTICLE 13 OF THE ALABAMA BUSINESS CORPORATION ACT

RELATING TO DISSENTERS’ RIGHTS

Section 10-2B-13.01

Definitions.

(1) “Corporate action” means the filing of articles of merger or share exchange by the probate judge or Secretary of State, or other action giving legal effect to a transaction that is the subject of dissenters’ rights.

(2) “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Section 10-2B-13.02 and who exercises that right when and in the manner required by Sections 10-2B-13.20 through 10-2B-13.28.

(4) “Fair Value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans, or, if none, at a rate that is fair and equitable under all circumstances.

(6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(7) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(8) “Shareholder” means the record shareholder or the beneficial shareholder.

Section 10-2B-13.02

Right to dissent.

(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 10-2B-11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 10-2B-11.04;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Consummation of a sale or exchange by all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4) To the extent that the articles of incorporation of the corporation so provide, an amendment of the articles of incorporation that materially and adversely affects rights in respect to a dissenter’s shares because it:

(i) Alters or abolishes a preferential right of the shares;

(ii) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 10-2B-6.04; or

(5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for shares under this chapter may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(Acts 1994, No. 94-245, p. 343, §1.)

Section 10-2B-13.03

Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters’ rights as to fewer than all of the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he or she dissents and his or her other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on his or her behalf only if:

(1) He or she submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) He or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.

(Acts 1994, No. 94-245, p 343, §1.)

Section 10-2B-13.20

Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under Section 10-2B-13.02 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b) If corporate action creating dissenters’ rights under Section 10-2B-13.02 is taken without a vote of shareholders, the corporation shall (1) notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken; and (2) send them the dissenters’ notice described in Section 10-2B-13.22.

(Acts 1994, No. 94-245, p. 343, §1.)

Section 10-2B-13.21

Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under Section 10-2B-13.02 is submitted to a vote at a shareholder’s meeting, a shareholder who wishes to assert dissenters’ rights (1) must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment or his or her shares if the proposed action is effectuated; and (2) must not vote his or her shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his or her shares under this article.

(Acts 1994, No. 94-245, p. 343, §1.)

Section 10-2B-13.22

Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under Section 10-2B-13.02 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Section 10-2B-13.21.

(b) The dissenters’ notice must be sent no later than 10 days after the corporate action was taken, and must:

(1) State where the payment demand must be sent;

(2) Inform holders of shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Supply a form for demanding payment;

(4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is delivered; and

(5) Be accompanied by a copy of this article.

(Acts 1994, No. 94-245, p. 343, §1.)

Section 10-2B-13.23

Duty to demand payment.

(a) A shareholder sent a dissenters’ notice described in Section 10-2B-13.22 must demand payment in accordance with the terms of the dissenters’ notice.

(b) The shareholder who demands payment retains all other rights of a shareholder until those rights are canceled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment by the date set in the dissenters’ notice is not entitled to payment for his or her shares under this article.

(d) A shareholder who demands payment under subsection (a) may not thereafter withdraw that demand and accept the terms offered under the proposed corporate action unless the corporation shall consent thereto.

(Acts 1994, No. 94-245, p. 343, §1.)

Section 10-2B-13.24

Share restrictions.

(a) Within 20 days after making a formal payment demand, each shareholder demanding payment shall submit the certificate or certificates representing his or her shares to the corporation for (1) notation thereon by the corporation that such demand has been made and (2) return to the shareholder by the corporation.

(b) The failure to submit his or her shares for notation shall, at the option of the corporation, terminate the shareholders’ rights under this article unless a court of competent jurisdiction, for good and sufficient cause, shall otherwise direct.

(c) If shares represented by a certificate on which notation has been made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares.

(d) A transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

(Acts 1994, No. 94-245, p. 343, §1.)

Section 10-2B-13.25

Offer of payment.

(a) As soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with Section 10-2B-13.23 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b) The offer of payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of the offer, an income statement for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under Section 10-2B-13.28; and

(5) A copy of this article.

(c) Each dissenter who agrees to accept the corporation’s offer of payment in full satisfaction of his or her demand must surrender to the corporation the certificate or certificates representing his or her shares in accordance with terms of the dissenters’ notice. Upon receiving the certificate or certificates, the corporation shall pay each dissenter the fair value of his or her shares, plus accrued interest, as provided in subsection (a). Upon receiving payment, a dissenting shareholder ceases to have any interest in the shares.

(Acts 1994, No. 94-245, p. 343, §1.)

Section 10-2B-13.26

Failure to take corporate action.

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment, the corporation shall release the transfer restrictions imposed on shares.

(b) If, after releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Section 10-2B-13.22 and repeat the payment demand procedure.

(Acts 1994, No. 94-245, p. 343, §1.)

Section 10-2B-13.28

Procedure if shareholder dissatisfied with offer of payment.

(a) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, or reject the corporation’s offer under Section 10-2B-13.25 and demand payment of the fair value of his or her shares and interest due, if:

(1) The dissenter believes that the amount offered under Section 10-2B-13.25 is less than the fair value of his or her shares or that the interest due is incorrectly calculated;

(2) The corporation fails to make an offer under Section 10-2B-13.25 within 60 days after the date set for demanding payment; or

(3) The corporation, having failed to take the proposed action, does not release the transfer restrictions imposed on shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing under subsection (a) within 30 days after the corporation offered payment for his or her shares.

(Acts 1994, No. 94-245, p. 343, §1.)

Section 10-2B-13.30

Court action.

(a) If a demand for payment under Section 10-2B-13.28 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the circuit court of the county where the corporation’s principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided under the Alabama Rules of Civil Procedure.

(d) After service is completed, the corporation shall deposit with the clerk of the court an amount sufficient to pay unsettled claims of all dissenters party to the action in an amount per share equal to its prior estimate of fair value, plus accrued interest, under Section 10-2B-13.25.

(e) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(f) Each dissenter made a party to the proceeding is entitled to judgment for the amount the court finds to be the fair value of his or her shares, plus accrued interest. If the court’s determination as to the fair value of a dissenter’s shares, plus accrued interest, is higher than the amount estimated by the corporation and deposited with the clerk of the court pursuant to subsection (d), the corporation shall pay the excess to the dissenting shareholder. If the court’s determination as to fair value, plus accrued interest, of a dissenter’s shares is less than the amount estimated by the corporation and deposited with the clerk of the court pursuant to subsection (d), then the clerk shall return the balance of funds deposited, less any costs under Section 10-2B-13.31, to the corporation.

(g) Upon payment of the judgment, and surrender to the corporation of the certificate or certificates representing the appraised shares, a dissenting shareholder ceases to have any interest in the shares.

(Acts 1994, No. 94-245, p. 343, §1.)

Section 10-2B-13.31

Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under Section 10-2B-13.30 shall determine all costs of the proceeding, including compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 10-2B-13.28.

(b) The court may also assess the reasonable fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 10-2B-13.20 through 10-2B-13.28; or

(2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

(Acts 1994, No. 94-245, p. 343, §1.)

Section 10-2B-13.32

Status of shares after payment.

Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this chapter provided, may be held and disposed of by such corporation as in the case of other treasury shares, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange may otherwise provide.

(Acts 1994, No. 94-245, p. 343, §1.)

ANNEX E

OPINION OF FTN MIDWEST SECURITIES CORP.

October 16, 2007

Board of Directors

Altrust Financial Services, Inc.

811 Second Avenue, SW

Cullman, AL 35055-4222

Members of the Board of Directors:

Altrust Financial Services Inc. (Altrust) is contemplating a transaction whereby Altrust will repurchase approximately 700,000 common shares (Repurchase) at $17.25 per share for an aggregate consideration of $12 million (Repurchase Consideration) in a going private transaction. Subsequent to the Repurchase, Altrust plans to file to become an S-Corporation. The terms and conditions of the Repurchase are more fully set forth in the Agreement.

You have asked us whether, in our opinion, the Repurchase Consideration is fair to Altrust shareholders from a financial point of view.

FTN Midwest Securities Corp. (“FTN”) and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for corporate and other purposes. We have provided investment banking advisory services to Altrust. One of our affiliates, FTN Financial, has signed a letter of intent to underwrite $18 million of trust preferred securities for Altrust. We may provide investment banking services to Altrust in the future. In connection with the above-described services our affiliates have received, and we and our affiliates may receive in the future, compensation.

FTN is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities. In the ordinary course of these activities, FTN and its affiliates may provide such services to Altrust and its affiliates, may actively trade the debt and equity securities (or related derivative securities) of Altrust for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

In connection with this opinion, we have reviewed, among other things, Altrust’s business plan; 10K of Altrust for the year ended December 31, 2006; quarterly regulatory reports for Altrust; certain internal financial analyses and forecasts for Altrust prepared by its management (the “Forecasts”), including the pro forma financial impact of the Repurchase on Altrust.

We also have held discussions with members of the senior managements of Altrust and their respective representatives, including, without limitation, their legal advisors and others regarding the assessment of the strategic rationale for, and the potential benefits of, the Repurchase, including Altrust’s view with respect to the strategic importance of continuing to build its banking platform, and the past and current business operations, financial condition, earnings, cash flows, assets and future prospects of their company. In addition, we have reviewed, to the extent publicly available, the financial terms of certain recent business combinations in the banking industry specifically and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of Altrust that they are not aware of any facts that would make such information inaccurate or misleading and, with your consent, have not assumed any responsibility for independent verification of and have not independently verified any of such information. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Repurchase, as set forth in the Agreement, to be consummated. We have assumed, with your consent, that there are no legal issues with regard to Altrust that would affect our opinion. We relied on this assumption without undertaking any independent investigation or inquiry.

We further assumed, with your consent, that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Altrust and that such performance would be achieved. We express no opinion, however, with respect to the Forecasts or the assumptions upon which they are based. We have assumed in all respects material to our analysis that Altrust will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements and that the conditions precedent in the agreements are not waived.

We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Altrust or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. In particular, we have not reviewed individual credit files (including any contingent, derivative or off-balance-sheet assets and liabilities) of Altrust. Additionally, because we are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto, with your consent, we have assumed that such allowances for losses established, by Altrust are in the aggregate adequate to cover such losses.

In rendering our opinion, we have assumed, with your consent, that the Repurchase will be consummated on the terms described in the Agreement and that each Altrust shareholder has agreed to and/or will sell his/her Altrust Shares pursuant to the Agreement. We also have assumed that in the course of obtaining the necessary governmental, regulatory or other consents and approvals for the Acquisition, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Repurchase to Altrust or the ability to consummate the Repurchase. Our opinion is further predicated on the terms and assumptions noted in the presentation to the Board of Directors on October 5, 2007.

Our opinion does not address the underlying business decision of Altrust to engage in the Repurchase, nor are we expressing any opinion as to the value of any of Altrust’s securities (including, without limitation, its outstanding shares of common stock). Our advisory services and the opinion expressed herein are provided for the information and assistance of Altrust’s Board of Directors in connection with its consideration of the Repurchase.

This opinion may not be disclosed, communicated, reproduced, disseminated, quoted or referred to at any time (in whole or part), to any third party or in any manner of for any purpose whatsoever without our prior written consent. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It also should be understood that subsequent developments could materially affect this opinion and we do not have any obligation to update, revise, reaffirm or withdraw this opinion or otherwise comment on events occurring after the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Repurchase Consideration to be paid by Altrust pursuant to the Agreement is fair to Altrust shareholders from a financial point of view.

Regards,

FTN MIDWEST SECURITIES CORP

ANNEX F

OPINION OF FIG PARTNERS, LLC

[FIG PARTNERS, LLC LETTERHEAD]

October 17, 2007

Altrust Financial Services, Inc.

Board of Directors

811 Second Avenue, SW

Cullman, AL 35055

We understand that Altrust Financial Services, Inc., an Alabama corporation, and its wholly owned subsidiary, Peoples Bank of North Alabama, an Alabama banking corporation (collectively referred to as the “Company” or the “Bank”), and Holly Pond Corp., an Alabama corporation (“Newco”) are about to enter into an Agreement and Plan of Reorganization (the “Agreement”), pursuant to which on the Effective Date, subject to the terms and conditions of this Agreement, and in accordance with the ABCA, (i) Newco shall be merged with and into the Company and the separate corporate existence of Newco shall thereupon cease, (ii) the Company shall be the surviving corporation in the Merger (upon and after the Effective Time, the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Alabama. As set forth in Section 1.07 of the Agreement, each share of Company Stock that is an Excluded Share and that is issued and outstanding immediately prior to the Effective Time shall be converted into solely the right to receive the Cash Consideration, without interest. As of the Effective Time, Excluded Shares of Company Stock shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented an Excluded Share (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefore upon surrender of such Certificate in accordance with Section 2.02(b) of the Agreement, without interest. The forgoing shall be referred to herein as the Merger Consideration. In connection therewith, you have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the shareholders of the Company.

FIG specializes in providing investment banking and financial advisory services to commercial bank and thrift institutions, and bank and thrift holding companies. Our principals are experienced in the independent valuation of securities in connection with negotiated underwritings, subscription and community offerings, private placements, merger and acquisition transactions and recapitalizations.

During the course of our engagement we conducted an investigation of the Bank to assist in evaluating the proposed Transaction. In the course of that ongoing investigation, we reviewed and analyzed material bearing upon the financial and operating conditions of the Bank including the following: certain publicly available and non-public information concerning the Bank, the financial statements for the years ended December 31, 2006, 2005 and 2004 as well as financials for the first six months of 2007; financial projections prepared by the Bank and its

Altrust Financial Services, Inc.

Board of Directors

October 17, 2007

representatives; the trading characteristics and trading price of groups of publicly traded banks that we consider relevant; and financial and other publicly and non-publicly available information provided to us by our client. In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and them.

This valuation is based on historical and/or prospective financial information provided to us by our client and other third parties, including publicly available information regarding other financial institutions we deemed relevant in our consideration. Users of this valuation should be aware that business valuations may be based on future earnings potential that may or may not materialize. Therefore, the actual results achieved during the projection period may vary from any projections used, and the variations may be material.

We also took into account our assessment of general economic, market and financial conditions and our experience in other transaction, as well as our knowledge of the banking industry and our general experience in securities valuations.

In rendering our opinion, FIG developed a number of select publicly traded peer groups for the Company. The first peer group includes all publicly traded community banks in Alabama, Mississippi, Tennessee, and Georgia (excluding the Atlanta MSA) with total assets between $250 million and $750 million. While the Bank is publicly traded the average volume of shares traded is significantly below peer levels and therefore the pricing of the stock does not reflect the fair market value of the Bank Common Stock. This analysis establishes a value that the Bank common stock could receive in the marketplace if its trading characteristics more closely mirrored those of these more liquid institutions. The medians of this peer group’s trading multiples were a price-to-book value ratio of 159.2%, a price-to-tangible book value ratio of 143.6%, a price-to-last twelve months (LTM) earnings multiple of 13.9x and an implied premium-to-core deposits ratio of 7.09%.

The second peer group includes community banks that are of comparable asset size to the Bank, being publicly traded Nationwide with total assets between $300 million and $600 million with a return on average assets of 1.00% and nonperforming assets to total loans ratio of over 1.00%. The medians of this peer group’s trading multiples were a price-to-book value ratio of 157.7%, a price-to-tangible book value ratio of 161.5%, a price-to-LTM earnings multiple of 12.2x and an implied premium-to-core deposits ratio of 8.88%.

Additionally, FIG estimated the present value of the Company on a standalone basis by assuming a range of discount rates from 11% to 13% and utilizing the forecasted earnings of the pro forma company provided for 2007 through 2012. In arriving at the value of the Bank, FIG assumed a growth into perpetuity of 3.0%. This terminal value was then discounted, along with yearly cash flows for 2007 through and including 2011, to arrive at the present value for the Bank. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of the Bank common stock.

Altrust Financial Services, Inc.

Board of Directors

October 17, 2007

FIG also developed three comparable transaction peer groups to review the pricing multiples paid in mergers and/or acquisitions of similar community banks and thrifts that are of comparable asset size to the Bank. The first group consisted of transactions, announced since January 1, 2000; involving community banks located in Alabama with assets less than $1 billion. The medians of this peer group’s acquisition multiples were a price-to-tangible book value ratio of 174.6%, a price-to-last twelve months earnings of 18.9 times, a price-to-assets ratio of 17.3%, and a premium-to-core deposits ratio of 11.8%.

The second comparable transaction group includes transactions, announced since January 1, 2004; involving community banks located in the Alabama, Arkansas, Georgia (excluding the Atlanta MSA), Missouri, Mississippi and Tennessee (excluding the Nashville MSA) with assets between $300 million and $1 billion. The medians of this peer group’s acquisition multiples was a price-to-tangible book value ratio of 263.2%, a price-to-last twelve months earnings of 18.3 times, a price-to-assets ratio of 19.3%, and a premium-to-core deposits ratio of 18.2%.

The third comparable transaction group includes transactions, announced since January 1, 2006; involving community banks located Nationwide with assets between $300 million and $1 billion and a return on average assets greater than 1.00% and non-performing assets-to-assets greater than 0.50%. The medians of this peer group’s acquisition multiples was a price-to-tangible book value ratio of 290.9%, a price-to-last twelve months earnings of 17.5 times, a price-to-assets ratio of 23.5%, and a premium-to-core deposits ratio of 24.5%.

Additionally, FIG estimated the present value of the Company by assuming a range of discount rates from 11% to 13% and utilizing the forecasted earnings of the pro forma company provided for 2007 through 2012. In arriving at the value of the Bank, FIG assumed two separate terminal acquisition values, one based on a price-to-earnings multiple and the other on a price-to-book multiple. This terminal value was then discounted, along with yearly cash flows for 2007 through and including 2011, to arrive at the present value for the Bank.

The results of the preceding analyses were weighted in the following way: the two publicly traded peer groups, the stand-alone DCF, and the two take-out DCF valuations were each given 15% weights, while the three comparable transaction groups were weighted at 8.33% each.

Furthermore, the results were then analyzed on the basis of both a control premium valuation and a non-control, or minority, valuation. The difference between the two being a thirty percent (30%) historical control premium being added to the comparable peer analysis and stand-alone discounted cash flow analysis in the case of the control premium valuation; and subtracted from the comparable transaction analysis results and the terminal discounted cash flow analyses in the case of the minority valuation. The resulting values for the Bank common stock were $13.29 for a minority interest and $18.18 for a control premium valuation. This compares to the Cash Consideration of $17.25, which is marginally above the midpoint of this value range of $15.74

Based on our investigation and the analysis that accompanies this valuation letter, and weighting all the results of the aforementioned analyses, it is our opinion that Merger Consideration as defined herein and in the Agreement is fair from a financial point of view to the shareholders of the Company.

Altrust Financial Services, Inc.

Board of Directors

October 17, 2007

Our opinion is based solely upon the information available to us and the economic, market and other circumstances as they exist as of the date hereof and as they relate to September 30, 2007. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof.

In rendering this opinion, FIG does not make any representation, warranty or guarantee that third parties, including, but not limited to, federal and state regulatory authorities or taxing authorities, or by judicial or administrative process, might not disagree with the estimate of the value for Bank of Walker County’s common stock as set forth herein or reach a different conclusion and that, in such an event, your reliance hereon could have adverse consequences.

This letter is solely for the information of our Client and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in each case in accordance with our prior written consent.

Respectfully submitted,

FIG PARTNERS LLC

ANNEX G

OPINION OF MERCER CAPITAL MANAGEMENT, INC.

[MERCER CAPITAL MANAGEMENT, INC. LETTERHEAD]

October 22, 2007

Trustee of the Altrust Financial Services, Inc.

Employee Stock Ownership Plan

c/o Mr. Lionel Powell

Chief Financial Officer

Altrust Financial Services, Inc.

811 2nd Avenue S.W.

Cullman, AL 35055

Dear Trustee

Mercer Capital Management, Inc. (“Mercer Capital”) has been retained by the Trustee of the Altrust Financial Services, Inc. Employee Stock Ownership Plan (the “ESOP”) to render an opinion (the “Fairness Opinion”) as to the fairness, from a financial point of view, to the ESOP of the proposed “going-private” transaction and S-corporation election (the “Reorganization”). We have not been asked to opine as to, and our opinion does not in any manner address, Altrust Financial Services, Inc.’s (“Altrust” or the “Company”) business decision to proceed with the “going-private” transaction and the S-corporation election. Our advisory services, as defined in the engagement letter between Mercer Capital and the Trustee of the ESOP, relate only to the provision of the requested Fairness Opinion and supporting documentation.

Mercer Capital, as part of its investment banking and general valuation businesses, is engaged to assist financial institutions and businesses in merging with and acquiring other entities and to value businesses and their securities in connection with mergers and acquisitions, private placements, corporate reorganizations, employee stock ownership plans, income and estate tax matters, and other corporate financial planning and advisory activities.

OVERVIEW OF THE TRANSACTION

Under the draft Agreement and Plan of Reorganization (the “Agreement”) by and between Holly Pond Corp. and Altrust Financial Services, Inc., dated as of October 17, 2007, the following will occur. The following summary of the Agreement is qualified in its entirety by reference to the Agreement.

Under the Agreement, the following shall occur at the Effective Time (as defined in the Agreement):

•	Holly Pond Corp., an Alabama Corporation (“Newco”), will be merged with and into the Company, and the separate corporate existence of the Newco will cease.

•	The Company shall be the surviving corporation in the Merger (upon and after the Effective Time, the “Surviving Corporation”).

•	The separate corporate existence of the Company will continue unaffected by the Merger.

•

Each share of Company Stock (as defined in the Agreement) that is an Excluded Share that is issued and outstanding immediately prior to the Effective Time will be converted solely into the right to receive $17.25 per share (the “Cash Consideration”), without interest. “Excluded Shares” are defined as shares held by Persons who are not Eligible Shareholders, other than Dissenting Shares (as defined in the Agreement). “Eligible Shareholders” are those holders of the Surviving Corporation consistent with Subchapter S of the Code who (i) individually hold more than 6,400 shares of the Company’s stock or (ii) is a family member of a person who holds more than 6,400 shares of Company Stock (provided such Person (as defined in the Agreement) and such family members are considered as one shareholder for purposes of Subchapter S).

•

All shares of Company Stock that are Eligible Shares (as defined in the Agreement) and that are held by Eligible Shareholders at the Effective Time will remain issued and outstanding shares of the Company’s common stock, provided these shares meet the requirements outlined in the Agreement, including executing and delivering the Shareholder Agreement to the Company prior to the Effective Time together with the Subchapter S Consent.

MATERIALS EXAMINED AND DUE DILIGENCE PERFORMED

In conjunction with the preparation of the Fairness Opinion, representatives of Mercer Capital visited with Altrust management in Cullman, Alabama and had further discussions with members of Altrust’s management team by telephone. Further, Mercer Capital had discussions with Altrust’s legal counsel regarding the proposed transaction. These discussions provided important perspective to our understanding of the information reviewed and analyzed in preparation of this opinion of fairness.

Mercer Capital obtained and reviewed information from the following sources to prepare this opinion:

1.	Successive drafts of the Agreement and Plan of Reorganization, including the draft Agreement as of October 17, 2007;

2.	Form 10-Q for Altrust Financial Services, Inc. for the quarterly period ended June 30, 2007;

3.	Call Report for Peoples Bank of North Alabama for the period ended June 30, 2007;

4.	Form FR Y-9SP for Altrust Financial Services, Inc. dated June 30, 2007;

5.	Internal financial information for the Company prepared by management for the period ended August 31, 2007;

6.	Successive drafts of Altrust’s 2007 Business Plan, including the Plan as of October 16, 2007. This plan included supplementary financial reports, which contain pro forma financial projections for Altrust, including the financial effects of the transaction;

7.	Pro forma projections prepared by management regarding the effect of the Reorganization upon the ESOP and its participants;

8.	Indenture related to the trust preferred securities issued by Altrust dated September 20, 2007;

9.	Documentation concerning stock transactions in 2007;

10.	Documentation concerning outstanding stock options;

11.	Minutes and other presentation materials from certain meetings of Altrust’s Board of Directors;

12.	Financial data and public market and bank acquisition pricing information supplied by SNL Financial, LC;

13.	Proxy materials, Securities and Exchange Commission filings, and public market pricing information supplied by SNL Financial, LC related to other “going private” transactions; and,

14.	Certain other materials provided by management or otherwise obtained by Mercer Capital deemed relevant to prepare this opinion.

In all cases, we relied upon the referenced information without independent verification. This opinion is, therefore, dependent upon the information provided. A material change in critical information relied upon in this opinion and the underlying analysis performed would necessitate a reassessment to determine the effect, if any, upon our opinion. We have not examined the loan portfolio or the adequacy of the loan loss reserve of Altrust. Direct examination is beyond the scope of this engagement.

We have furthermore assumed that the financial projections used in our analysis reflect a reasonable assessment of Altrust’s future operating and financial performance. Mercer Capital does not express any opinion as to the assumptions underlying such forecasts, nor do we represent or warrant that the projections will be achieved. Finally, we have assumed that the expense savings projected by Altrust are reasonably achievable.

OVERVIEW OF THE ANALYSIS

In reaching Mercer’s opinion, Mercer considered the following factors, which are not necessarily meant to be exhaustive:

1.	A review of successive drafts of the Agreement and Plan of Reorganization, including the Agreement as of October 17, 2007;

2.	A review of the pro forma effects of the Reorganization on Altrust, including a calculation of the pro forma shares outstanding and pro forma capital ratios for Altrust following the Reorganization;

3.	A review of the pro forma effects of the Reorganization on the ESOP including the effect of the Reorganization on the ESOP’s percentage ownership of Altrust and the opportunities and risks of the Reorganization for the ESOP;

4.	An “as is” valuation analysis of Altrust, which compared the price offered ($17.25 per share) to ineligible shareholders to values indicated by valuation methods used to evaluate “going private” transactions. Mercer conducted an analysis of recent “going private” transactions, comparable publicly traded companies, comparable change of control transactions, and a discounted cash flow analysis;

5.	A pro forma valuation analysis of Altrust’s stock from the ESOP’s perspective, which compares Altrust’s value per share following the transaction to the value per share prior to the transaction. The pro forma valuation analysis includes consideration of the impact on Altrust’s stock from the ESOP’s perspective if Altrust embarks on a strategy of chartering a de novo bank (as outlined in successive drafts of the Altrust’s 2007 Business Plan); and,

6.	An analysis of certain benefits to the ESOP from the proposed Subchapter S election.

OPINION OF FAIRNESS

Consistent with Mercer Capital’s engagement letter with you, Mercer is providing this Fairness Opinion in connection with the Reorganization and will receive a fee for such services, which is not contingent upon the conclusion of our analysis. Prior to Mercer’s engagement to provide this fairness opinion on behalf of the ESOP, Mercer has performed appraisals for the ESOP since 1985. These appraisals were generally performed on an annual basis for ESOP administration purposes with interim updates in certain years.

Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based upon such matters as we considered relevant, it is our opinion as of the date hereof that the consideration to be paid by Altrust in the Reorganization is fair, from a financial point of view, to the ESOP.

Our opinion does not constitute a recommendation with respect to how any shareholder should vote on the proposed transaction. Mercer Capital has not expressed an opinion as to the price at which any security of Altrust may trade in the future. The opinion is necessarily based upon economic, market, financial, and other conditions as they exist, and the information made available to us, as of the date of this letter.

Sincerely,

MERCER CAPITAL

/s/ Kenneth W. Patton
Kenneth W. Patton, ASA
President

/s/ Andrew K. Gibbs
Andrew K. Gibbs, CFA, CPA
Vice President

ANNEX H

INFORMATION ABOUT THE DIRECTORS AND OFFICERS OF ALTRUST

The following information sets forth the names, ages and titles of the directors and executive officers of Altrust, their present principal occupation and their business experience during the past five years. During the last five years, none of our executive officers or directors has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All of the directors and executive officers listed below are U.S. citizens. The business address of each director or officer listed below is c/o Altrust Financial Services, Inc., 811 2nd Avenue S.W., Cullman, Alabama 35055-4222; (256) 737-7000.

C. Alan Walker, J. Robin Cummings and N. Jasper Estes also serve as the directors and executive officers of Holly Pond Corp.

Directors

J. Robin Cummings, age [60], currently serves as the President, Chief Executive Officer (“CEO”) and a director of Altrust. He also serves as President, CEO and a director of Peoples Bank. Mr. Cummings has served as President and CEO of Peoples Bank for almost 20 years. Mr. Cummings has served as a director of Peoples Bank since 1984 and has served as a director of the Altrust since its inception in 1985.

G. Whit Drake, age [42], serves as a director of both Altrust and Peoples Bank. He is an attorney with Drake & Shaw in Birmingham, Alabama. [Since when?] Prior to joining Drake & Shaw, Mr. Drake was an attorney with Lanny S. Vines & Associates in Birmingham, Alabama. [For how long?] Mr. Drake is the son of Mr. Thomas Drake, a member of the Board of Directors of Peoples Bank.

N. Jasper Estes, age [71], serves as a director and as Secretary of the boards of both Altrust and Peoples Bank. Mr. Estes has been retired since 1996. Prior to his retirement, he served as the general manager for Meadow Gold Dairies in Huntsville, Alabama, a position which required Mr. Estes to oversee operations and sales in excess of $75 million a year.

Cecil Alan Walker, age [50], serves as a director of both Altrust and Peoples Bank. He is a partner of Walker Brothers, Ltd., a limited partnership located in Baileyton, Alabama. Mr. Walker gained management and supervision experience from his positions as President of Walker Brothers, Ltd., which he has held since 1998, and as operating manager for Shoreline Properties, which he has held since March 1998. Mr. Alan Walker is the brother of Mr. Terry Walker and Mr. Tim Walker, both of whom are directors of Altrust and Peoples Bank.

Terry Neal Walker, age [42], serves as a director of both Altrust and Peoples Bank. He has been a partner of Walker Brothers, Ltd. since 1998. Mr. Terry Walker is the brother of Mr. Alan Walker and Mr. Tim Walker, both of whom are directors of Altrust and Peoples Bank.

Timothy Dudley Walker, age [46], serves as a director of both Altrust and Peoples Bank. He has been a partner of Walker Brothers, Ltd. since 1998. Mr. Tim Walker is the brother of Mr. Terry Walker and Mr. Alan Walker, both of whom are directors of Altrust and Peoples Bank.

Brian C. Witcher, age [43], serves as a director of both Altrust and Peoples Bank. He owns and operates South Park Auto Sales, Inc., a used automobile dealership located in Cullman, Alabama.

Executive Officers

James Robin Cummings, age [60], currently serves as the President, CEO and a director of Altrust. He also serves as President, CEO and a director of Peoples Bank. Mr. Cummings has served as President and CEO of Peoples Bank for almost 20 years. Mr. Cummings has served as a director of Peoples Bank since 1984 and has served as a director of Altrust since its inception in 1985.

H-1

John Edwin Whitley, age [49], currently serves as the Executive Vice President of Peoples Bank, a position he has held since March 2004. From May 2003 through March of 2004, Mr. Whitley served as Vice President of Intercept, Inc. and from September 1994 through November 2002, he served as Executive Vice President of Heritage Bank.

Kenneth Howard Weldon, age [55], an attorney, currently serves as Executive Vice President of Peoples Bank and Altrust and acts as in-house counsel for Peoples Bank, positions he has held since 1996.

Morris Steven Stanford, age [44], currently serves as Executive Vice President—Commercial Lending of Peoples Bank. Prior to joining Peoples Bank in September 2002, Mr. Stanford served as Vice President of Commercial Loans for Regions Bank, a position he held for six years.

Lionel James Powell, age [54], is currently the Chief Financial Officer and Executive Vice President of Peoples Bank, a position he has held since August 2002. Mr. Powell also serves as the Chief Financial Officer and Treasurer of Altrust. Prior to joining Peoples Bank, Mr. Powell served as Controller and Chief Financial Officer of Elk River, Inc., a multinational manufacturer in the fall protection industry, from February 2001 to July 2002. Prior to joining Elk River, Inc., Mr. Powell served as Controller for R.E. Garrison Trucking, Inc. from November 1997 to January 2001.

Raymond O’Neal Lindsey, age [70], currently serves as an Executive Vice President of Peoples Bank, a position he has held since 2002. Prior to this, Mr. Lindsey served as an Executive Vice President at 1st Commercial Bank in Cullman, Alabama, where he served since 1993. Mr. Lindsey has over 35 years of experience in banking and finance.

Candace Nail Hooten, age [53], is an Executive Vice President in charge of consumer lending and loan operations for Peoples Bank. Ms. Hooten returned to Peoples Bank in October of 2001. From January through October of 2001 Ms. Hooten was the Office Manager of Clyde Hooten & Son Construction Company. Ms. Hooten was previously employed with Peoples Bank, where she was one of the original founding employees at Peoples Bank’s inception. Ms. Hooten has over 30 years of banking experience.

Debra Brown Goble, age [45], currently serves as the Executive Vice President of Peoples Bank, a position she has held since February 9, 2004, when she was rehired from Community Bank. From July 31, 2001 to February 9, 2004, Ms. Goble held various operational and accounting positions with Community Bancshares in Blountsville, Alabama. Prior to this Ms. Goble had been an employee with Peoples Bank.

H-2

Preliminary Form of Proxy

ALTRUST FINANCIAL SERVICES, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR

THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON [            , 2007]

The undersigned hereby appoints the Board of Directors of Altrust Financial Services (“Altrust”) and each of them, with power of substitution, to vote the shares of common stock of Altrust that the undersigned is entitled to vote at the special meeting of shareholders to be held at                     ,                     , Alabama, on                     ,                          , 2007, at [8:00 a.m] local time, and any adjournment thereof, as follows:

(1)	Proposal to approve the Agreement and Plan of Reorganization, dated November 13, 2007, by and between Altrust and Holly Pond Corp., an Alabama corporation, as may be amended from time to time.

☐  FOR                    ☐  AGAINST                    ☐  ABSTAIN

(2)	Proposal to approve an adjournment of the special meeting, if necessary, in order to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the Agreement and Plan of Reorganization.

☐  FOR                    ☐  AGAINST                    ☐  ABSTAIN

Discretionary authority is hereby conferred as to all other maters that may properly come before this special meeting.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted for the proposals (1) and (2). The proxies may vote in their discretion as to other matters which may properly come before the special meeting.

NOTE: Signatures should correspond exactly with the name or names appearing on the stock certificate(s). If shares are registered in more than one name, all holders must sign. A corporation should sign in its full corporate name by a duly authorized officer, stating his or her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving full title as such. If a partnership, please sign in the partnership name by an authorized person.

Date:	, 2007

Name(s) of Shareholder(s)

Signature(s) of Shareholder(s)

Title (if signing representative capacity)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY, USING THE ENCLOSED

ENVELOPE. NO POSTAGE NECESSARY.

PLEASE INDICATE BELOW WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

☐        YES                    ☐        NO

PLEASE RETURN PROXY AS SOON AS POSSIBLE